Exhibit 99.1
COGENT Realty Advisors, LLC
Valuation, Consultation, Due Diligence
Appraisal of
The Sterling
1815 JFK Boulevard
Philadelphia, Pennsylvania

February 22, 2010
Mr. Derek McCandless
Con Cap Equities, Inc.
4582 S. Ulster Street, Suite 1100
Denver, CO 80237

Re:	Appraisal of The Sterling 1815 JFK Boulevard Philadelphia, Pennsylvania 19103
Dear Mr. McCandless:
Cogent Realty Advisors, LLC (“CRA”) has completed an appraisal of the above-referenced property as requested by our November 30, 2009 engagement letter. The purpose of this assignment is to estimate the Market Value of the Leased Fee Interest in the subject property as of December 31, 2009. The property was last inspected by the appraiser on December 15, 2010, and this appraisal was prepared given market conditions prevalent at that time. The report has been prepared for Con Cap Equities, Inc., the property’s ownership entity, for client’s use in asset evaluation and financial reporting purposes.
Situated as noted above, the subject property consists of a 0.891-acre site improved with a mixed-use high-rise development including 535 apartment units comprising 517,490 square feet, 22,874 square feet of street-level retail space and 93,676 square feet of multi-tenant office space. Originally developed in 1961, the subject property contains a total of 634,040 square feet of rentable area on 30 floors. Additional site improvements include a 125-space below-grade parking garage, roof-top swimming pool, on-site property management and fitness center. Located in the City Center District of Philadelphia, the subject property is conveniently located and proximate to public transportation, shopping, restaurants, entertainment venues and the downtown employment district. The development, locally known as The Sterling, is classified as a Class A residential development by local market standards. The property is operating at stabilized occupancy and is in average physical condition. The subject property is more fully described, legally and physically, within the attached report.
Based on the analysis contained in the attached report, the Market Value of the Leased Fee Interest in the subject property, as of December 31, 2009, is:
NINETY-THREE MILLION NINE HUNDRED THOUSAND DOLLARS
($93,900,000)
The market value is subject to the extraordinary assumption that no material changes in the physical condition of the property or overall market conditions will occur between the date of inspection and effective date of value.
The attached report, in its entirety, including all assumptions and limiting conditions, which is an integral part of, and inseparable from, this transmittal letter, contains the data, information, analyses and calculations upon which the value conclusion indicated herein are based. The report was prepared in
COGENT Realty Advisors, LLC
Commercial Real Estate Valuation, Consultation, Due Diligence
5307 E. Mockingbird Lane, Suite 1050, Dallas, Texas 75206
Tel: 214.363.3373 Fax: 214.369.4388

Mr. Derek McCandless Con Cap Equities, Inc.	February 22, 2010 Page 2
compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.
It has been a pleasure to be of service to you. Please do not hesitate to call Steven J. Goldberg at (214) 363-3373 with any questions you may have regarding our assumptions, observations or conclusions.
Respectfully submitted,
COGENT REALTY ADVISORS, LLC

By:	Steven J. Goldberg, MAI, CCIM	By:	Robert T. Don
	Managing Partner		Senior Appraiser

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INTRODUCTION
Title Page
Letter of Transmittal
Table of Contents	i
Certificate of Appraisal	ii
Basic Assumptions and Limiting Conditions	iii
Subject Property Photographs	v
Maps	vi

PREMISES OF THE APPRAISAL
Summary of Salient Facts and Conclusions	1
Premises of the Appraisal	3
Sales History	3
Purpose and Scope of the Appraisal	3
Definition of Value	4
Property Rights Appraised	4
Intended Use and User of the Appraisal and Reporting	4
Exposure Period	4

PRESENTATION OF DATA
Regional and Area Analysis	6
Neighborhood Analysis	14
Site Analysis	22
Improvement Analysis	24
Zoning Analysis	28
Real Estate Assessment and Taxes	29

MARKET ANALYSIS
Apartment Market Analysis	31
Commercial Market Analysis	39
Apartment Market Rent Analysis	43
Commercial Market Rent Analysis	55

ANALYSIS OF DATA AND CONCLUSIONS
Highest and Best Use	61
Valuation Process	63
Income Capitalization Approach	65
Sales Comparison Approach	88
Reconciliation and Final Value Conclusion	96

ADDENDA
Additional Subject Property Photographs
Improved Sales Photographs
Argus Supporting Information
Appraiser Qualifications
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CERTIFICATE OF APPRAISAL
We, Steven J. Goldberg, MAI, CCIM and Robert T. Don, certify that to the best of our knowledge and belief:
The statements of fact contained in this appraisal are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and my personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject property of this appraisal, and have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation, the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
No one other than the undersigned assisted in the preparation of this appraisal.
Robert T. Don made a personal inspection of the property that is the subject of this appraisal on December 15, 2009. Steven Goldberg, MAI did not inspect the subject property.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
We have the knowledge and experience necessary to perform this appraisal assignment and have extensive experience in the appraisal of similar properties.
As of the date of this appraisal, Steven J. Goldberg, MAI has completed the requirements under the continuing education program of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review its duly authorized representatives.
Steven J. Goldberg, MAI, CCIM has received a Temporary Authority to Practice Permit from the Commonwealth of Pennsylvania for the purpose of appraising the subject property (Temporary License #002397).
Robert T. Don has received a Temporary Authority to Practice Permit from the Commonwealth of Pennsylvania for the purpose of appraising the subject property (Temporary License #002398).
COGENT REALTY ADVISORS, LLC

By:	Steven J. Goldberg, MAI, CCIM	By:	Robert T. Don
	Managing Partner		Senior Appraiser
COGENT Realty Advisors, LLC

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BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This appraisal report is subject to the following assumptions and limiting conditions:
1.	No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

2.	The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3.	Responsible ownership and competent property management are assumed.

4.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5.	All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6.	It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.

9.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12.	Unless otherwise stated, possession of this report, or a copy thereof, does not carry with it the right of publication.

13.	The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

14.	Unless otherwise stated, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.
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15.	Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser’s inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, he did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

17.	Former personal property items such as kitchen and bathroom appliances are now either permanently affixed to the real estate or are implicitly part of the real estate in that tenants expect the use of such items in exchange for rent and never gain any of the rights of ownership. Furthermore, the intention of the owners is not to remove the articles which are required under the implied or express Warranty of Habitability. The accounting for the short-lived nature of such items is reflected in a reserves for replacement expense category.
EXTRAORDINARY ASSUMPTIONS
1.	The analysis assumes that no material changes in the subject’s physical condition or overall market conditions will occur between the date of inspection and effective date of value.
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SUBJECT PROPERTY PHOTOGRAPHS
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REGIONAL MAP
NEIGHBORHOOD MAP
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SUMMARY OF SALIENT FACTS AND CONCLUSIONS
Date of Value	December 31, 2009
Date of Inspection	December 15, 2009
Property Name	The Sterling
Property Address	1815 JFK Boulevard Philadelphia, Pennsylvania 19103
Property Location	City Center District of Philadelphia, just south of I-676, north of Market Street, west of the Delaware River, and east of the Schuylkill River in the central sector of the City of Philadelphia. The subject neighborhood is a mature urbanized area. The area is developed with high-intensity uses including high-rise commercial and residential buildings, government services, museums, shopping centers and entertainment venues.
Tax Identification	881035000 (Philadelphia Board of Revision of Taxes)
Purpose and Use	Estimate the Market Value of the Leased Fee Interest in the subject property as of December 31, 2009, free and clear of financing. The report has been prepared for Con Cap Equities, Inc., the property’s ownership entity, for client’s use in asset evaluation and financial reporting purposes.
Site Size	Rectangular shaped site that contains a total of 0.891 acres (38,808 square feet).
Zoning	“C-5” (Commercial District) — City of Philadelphia
Improvements	A mixed-use, high-rise development including 535 apartment units comprising 517,490 square feet, 22,874 square feet of street-level retail space and 93,676 square feet of multi-tenant office space. The subject was developed in 1961 and contains 634,040 square feet of rentable area on 30 floors. Additional site improvements include a 125-space below-grade parking garage, roof-top swimming pool, on-site property management and fitness center. The property is operating at stabilized occupancy and is in average physical condition.
2009 Assessed Value	$30,528,300 (Market Value Assessment) $9,769,056 (Assessed Value)
Highest and Best Use
As If Vacant	Eventual development with a high-intensity mixed-use.
As Improved	Continued use of the existing improvements.
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VALUATION INDICATIONS

Residential Component
Income Capitalization	$83,600,000
Discounted Cash Flow	$83,600,000
Projection period	10 Years
Terminal Cap Rate	7.5%
Discount Rate	9.0%
Value per Unit	$156,262
Value per Sq Ft	$161.59
Direct Capitalization	$82,100,000
Stabilized NOI	$5,747,248
Cap Rate	7.0%
Value per Unit	$153,458
Value per Sq Ft	$158.70

Sales Comparison	$82,900,000
Value per Unit	$155,000
Value per Sq Ft	$160.24

Cost Approach	N/A

Commercial Component
Income Capitalization	$10,300,000
Discounted Cash Flow	$10,300,000
Projection period	10 Years
Terminal Cap Rate	9.0%
Discount Rate	9.5%
Value per Sq Ft	$89.14
Direct Capitalization	$10,100,000
Stabilized NOI	$1,064,853
Cap Rate	8.5%
Value per Sq Ft	$87.41

Sales Comparison	$11,000,000
Value per Sq Ft	$95.00

Cost Approach	N/A
APPRAISED VALUE — (OVERALL PROPERTY — RESIDENTIAL AND COMMERCIAL)

Income Capitalization	$93,900,000
Sales Comparison	$93,900,000
Cost Approach	N/A
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PREMISES OF THE APPRAISAL
Identification	The subject property consists of the land and improvements located at 1815 JFK Boulevard within the City Center District of the city of Philadelphia, Pennsylvania. The City of Philadelphia Board of Revision Taxes identifies the property by Tax Account Number 881035000. The property consists of a 0.891-acre site improved with mixed-use high-rise building comprised of residential, retail and office uses. It is locally known as The Sterling.
Sales History of the Subject Property	According to public tax records, ownership of the subject property is vested in CCIP Sterling LP (Carlton House Associates). The current owner acquired title to the property through a deed transfer recorded on December 13, 1995. We are not aware of any arms length transfers of ownership within the three-year period prior to the effective date of value. It is our understanding that the subject property is not being listed for sale and we are not aware of any contracts of sale pending as of the date this report was prepared.
Purpose and Scope of the Appraisal	The purpose of the appraisal is to estimate the market value of the subject property as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.
According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In our appraisal of the subject property, we have:
1. Inspected the subject property and its environs.
2. Reviewed demographic and other socioeconomic trends pertaining to the city and region.
3. Examined regional apartment, office and retail market conditions, with special emphasis on the subject property’s submarket.
4. Investigated lease and sale transactions involving comparable properties in the influencing market.

5.   Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

6. Utilized appropriate appraisal methodology to derive estimates of value.
7. Reconciled the estimates of value into a single value conclusion.
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Definition of Market Value	Market Value is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fourth Edition, Chicago, Illinois, Appraisal Institute, 2002, as:
The most probable price which a specified interest in real property is likely to bring under all of the following conditions:
1. Consummation of a sale occurs as of a specified date.
2. An open and competitive market exists for the property interest appraised.
3. The buyer and seller are each acting prudently and knowledgably.
4. The price is not affected by undue stimulus.
5. The buyer and seller are typically motivated.
6. Both parties are acting in what they consider their best interest.
7. Marketing efforts were adequate and a reasonable time was allowed for exposure in the open market.
8. Payment was made in cash, in U.S. dollars or in terms of financial arrangements comparable thereto.
9. The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.
Property Rights Appraised	Leased Fee Estate. A Leased Fee Estate is defined in The Dictionary of Real Estate Appraisal, Fourth Edition, Chicago, Illinois, Appraisal Institute, 2002, as:
An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of the lessor (the leased fee owner) and the lessee (leaseholder) are specified by contract terms contained within the lease.
Intended Use and Intended User	The intended user of this report is the property owner. It is understood that this appraisal will be utilized by the intended user as an aid in asset management and evaluation and financial reporting. All others reading or relying on this appraisal report are considered unintended users of this appraisal. The appraisal cannot be used for any other reason than that stated above. Should anyone other than the client read or rely on this report, no fiduciary obligation is owed by the appraisers to that party. The appraisers are not responsible for unauthorized use of this report.
This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-contained Report format as set forth under Standards Rule 2-2 of the USPAP.
Exposure Period	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to
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achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, as:
• The time a property remains on the market.

•    The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however marketing times have increased over the past year. Conventional sources of capital are limited in the current economic environment. Mortgage underwriting has become more conservative over the past year and a greater level of equity is now required to obtain financing. This factor has caused overall capitalization rates and investment yields to increase over the recent past and has impacted sales activity for most types of commercial real estate.
We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject property would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the Korpacz Real Estate Investor Survey Third Quarter 2009, which indicates that marketing times for apartment properties in the national market range from 3 to 18 months. The average marketing time equates to 9.11 months, up from 6.00 months reported one year ago. This marketing period is supported by data in the local market. Office properties in the Philadelphia market exhibit average marketing times range from 3 to 9 months. The average marketing time equates to 6.60 months, down from 6.92 months reported one year ago. This marketing period is also supported by data in the local market.
We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most significance as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months has occurred.
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REGIONAL AND AREA ANALYSIS
Introduction	Real estate values reflect the influence of four primary forces that motivate human activity; social trends, economic conditions, governmental policies and environmental factors. The purpose of the city data synopsis is to describe and analyze the area within which the interactions of the four major forces influence properties similar to the subject. This section will further analyze past trends for insight into possible future trends affecting the value of real estate.
MSA	The subject property is located in the City of Philadelphia. The Philadelphia Primary Metropolitan Statistical Area (PMSA) is comprised of nine counties: Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in southeast Pennsylvania and Burlington, Camden, Gloucester and Salem Counties in southern New Jersey. The region borders both sides of the Delaware River in Pennsylvania and New Jersey and comprises 3,776 square miles. The metropolitan area is part of the Delaware Valley, which extends north to Trenton, New Jersey and south to Wilmington, Delaware. The region contains the nation’s sixth largest city, Philadelphia, with a population of just over 1.4 million. It is centrally located within the nation’s northeast corridor — 100 miles south of New York City and 133 miles north of Washington, D.C.
REGIONAL CONTEXT OF PHILADELPHIA, PA

Transportation	Philadelphia’s transportation network is one of the more comprehensive in the nation and includes modes of transportation by land, air and water. More than 2,500 miles of federal and state highways run through the metropolitan area, making it accessible from any direction. The most significant addition to the freeway system is the 21.5-mile Mid-County Expressway, commonly known as the “Blue Route,” which was
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completed in 1992 after 25 years of construction. The expressway serves as a beltway through Philadelphia’s western suburbs and provides travelers with a connection between Interstate 95 at Chester, southwest of the City and Interstate 76, also known as the Pennsylvania Turnpike, at Plymouth Meeting northwest of the City. Major interstates that run through and around downtown Philadelphia include I-95, I-76 and I-676.
The region’s rail and public transit infrastructure is comprised of several different systems. Philadelphia’s Amtrak station is the second busiest and handles more than 3.5 million passengers annually, with hourly trains to New York and Washington, D.C. The City Transit Division of the Southeastern Pennsylvania Transportation Authority (SEPTA) serves the City of Philadelphia with a system of 84 subway, light rail, trackless trolley and bus routes providing nearly 554,000 passenger trips per day. The Regional Rail Division of SEPTA serves all five suburban Philadelphia counties with seven commuter rail lines providing nearly 79,000 passenger trips per day. SEPTA’s Suburban Operations Division serves the western and northern suburbs with a system of 41 inter-urban trolley, light rail and bus routes providing nearly 44,000 passenger trips per day.
The Port Authority Transit Corporation (PATCO) Hi-Speed line serves commuters in the New Jersey suburbs of Philadelphia. PATCO trains run 24 hours a day from nine stations in New Jersey to four stations in Philadelphia and handles over 40,000 passengers per day.
Philadelphia International Airport (PHL) is the area’s principal gateway. The airport handles approximately 500,000 aircraft departures and landings and more than 20 million passengers per year. Approximately 26 scheduled passenger carriers and non-scheduled charters serve over 100 domestic and international destinations daily. In addition, eight all-cargo airlines handle nearly 590,000 tons of cargo annually. The airport currently consists of five terminals and four runways but recently underwent a major capital improvement program to expand its facilities. The expansion included the construction of a new 5,000 foot, $221 million commuter runway, a $75 million 190,000 square-foot regional terminal accommodating commuter and turbo-prop aircraft, and a new $325 million, 785,000 square-foot international terminal with 12 wide-body international gates that opened approximately three years ago.
The Port of Philadelphia and Camden, located at the head of the Delaware Bay, is one of the nation’s major deepwater seaports and is the second busiest port on the North Atlantic coast for total volume. The port handles more than one-quarter of the entire North Atlantic District’s annual tonnage and is the fourth largest in the U.S. for handling imported goods. Over 60 million metric tons of cargo moves through the port annually and over 3,000 ships load and offload at the port each year. The port is strategically located at the center of the Northeast Corridor, the nation’s largest and richest marketplace, and is directly accessible by rail and truck to more major cities than any other port in the nation.
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Regional Economy	The Metropolitan Philadelphia area’s central location, diverse industry base, proven corporate commitment and talented labor pool has made it a leading economic center for many years. In fact, professional and business services, and wholesale trade sectors have higher employment concentrations in Philadelphia than in the national economy. Philadelphia boasts a large, highly skilled and educated workforce that comprises one of the most wide-ranging economies in the nation. Today, the Philadelphia area has a strong presence in the field of healthcare, pharmaceuticals, and biotechnology, as well as oil and chemicals, telecommunications, computer technology, food manufacturing and finance. The presence of leading educational institutions in the area has also made Philadelphia a top communications and technology center. The education and healthcare sector, which is largely recession proof, is the leading employment sector in both size and growth in Greater Philadelphia.
The presence of numerous surrounding colleges and universities has also aided the city’s development into one of the top life-sciences centers in the nation along with Boston and San Francisco. The fastest growing sectors of the Philadelphia economy are the biomedical and pharmaceutical industries. Furthermore, biotechnology attracts a large share of venture capital investments into the City of Philadelphia. Capitalizing on Greater Philadelphia’s history as both a chemical and research center, 14 major pharmaceutical firms and nearly 100 biotech firms are located in the area, making it the second largest pharmaceutical center in the nation.
Key economic considerations that drive the Region’s economy include the following: 4th largest metro region in the US and 2nd largest in the East Coast; 5th largest in personal income; 4th largest total employment; and 4th largest media market; Offers one of the lowest rents among northeastern MSA’s with an average Class A office rent of $26 PSF; Life Sciences is the #1 economic engine driving the Greater Philadelphia region with more than 400 locally based life sciences companies. There were over 3,400 life science degrees awarded in Greater Philadelphia in 2005/06. The City of Philadelphia serves as the headquarters for such Fortune 500 firms as Comcast Corp., Cigna Corp., Sunoco Inc., Aramark Corp., Rohm and Haas and Jones Apparel Group. The area’s industrial and manufacturing base is diversified with more than 90% of all industries as defined by the SIC of the U.S. Labor Department. Manufacturing specialties include chemicals, printing, publishing, medical, pharmaceutical, and transportation equipment. Among the region’s largest manufacturing firms are: Boeing Helicopter, Campbell Soup, CertainTeed, DuPont, Sun Company, Rohm and Haas, GlaxoSmithKline, and Unisys.
The region is home to one of the highest concentrations of institutions of higher learning in the U.S., with over 90 colleges and universities and 290,000 students. Even in this recessionary environment, this sector continues to grow as it is less correlated to the general economy.
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The cost of living in the Greater Philadelphia region is 11% less than Washington D.C., 9% less than Boston and 73% lower than New York City according to the Center City Development Corporation.
Greater Philadelphia is home to six medical schools. One in five U.S. physicians has received training in a Greater Philadelphia medical school or hospital. Scheie Eye Institute, Children’s Hospital of Philadelphia, The Hospital of the University of Pennsylvania, and Thomas Jefferson University are consistently ranked amongst the nation’s top hospitals by the U.S. News & World Report. The recent introduction of the gaming industry to Philadelphia has attracted an influx of potential capital.
Finance and manufacturing are tied for the region’s fifth largest sector, with 7.9% of the area’s jobs. While the financial sector is struggling nationally, Philadelphia is less dependent on financial firms than other large financial centers such as New York, Boston and Charlotte.
The area’s industrial and manufacturing base continues to weaken. However, the possibility exists for stabilizing the industrial base of the City which is the many ports along the Delaware River in Pennsylvania, New Jersey, and Delaware. In total, the Ports create the fourth largest seaport in the U.S. for imported goods. They also comprise what is the busiest freshwater port in the world, handling the largest volume of international tonnage on the East Coast – in excess of 70 million metric tons of waterborne cargo. The Ports primarily concentrate on refined oil products, chemicals foodstuffs and steel, and form one of the largest concentrations of port-related jobs in the world. Nonetheless, according to the Philadelphia Federal Reserve’s section of the Beige Book, which was released December 3, 2008, local manufacturers are reporting a drop of shipments and new orders, especially those that make construction-related materials.
Population	Population trends affect employment, retail spending, housing, bank deposits, and many other essential demand parameters analyzed in determining real estate productivity. Population growth, stability, or decline is a strong indicator of real estate viability within an area. The following population and employment data represents historic trends of the counties that comprise the Philadelphia MSA and City of Philadelphia.
POPULATION

	Philadelphia MSA		City of Philadelphia
Year	Population	% Change	Population	% Change

1999	5,665,200		1,520,100
2004	5,777,400	2.0%	1,468,800	-3.4%
2005	5,972,800	0.3%	1,460,300	-0.6%
2006	5,810,800	0.3%	1,453,200	-0.5%
2007	5,828,000	0.3%	1,449,600	-0.2%
2008	5,825,600	0.0%	1,432,200	-1.2%
2009	5,824,900	0.0%	1,416,800	-1.1%
2014 Projection	5,830,500		1,354,700
2019 Projection	5,846,400		1,307,000
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The population of the City of Philadelphia decreased at a compounded annual rate of — 0.72% from 2004 to 2009. For the same time period, the Philadelphia MSA grew at a compounded annual rate of approximately 0.16%. Over the last ten years the City of Philadelphia’s average annual compound change was -0.70%, compared to 0.28% for the Philadelphia MSA.
Looking ahead, while the City of Philadelphia is declining, the Philadelphia MSA is anticipated to experience continued growth. For the period 2009 to 2019, the population of the City of Philadelphia is expected to decrease by an average annual compound rate of -0.80%, while the Philadelphia MSA is expected to increase by an average annual compound rate 0.04%, respectively. For the next five years, the population of the City of Philadelphia should grow slower than the ten year average.
There are many communities in Philadelphia and the region where declining population has not resulted in declining property values. In fact, in some cases the values have risen at a greater rate than areas where population had been increasing. Areas where the gentrification process has been most active have shown rising property values even in light of declining population.
Employment	From 2004 to 2009, the City of Philadelphia’s employment declined at an average annual compound rate of -1.06% compared to the annual compound growth rate of 0.61% for the Philadelphia MSA. These figures indicate that the City of Philadelphia lagged the Philadelphia MSA in employment growth over the last five years. Looking back ten years, the City of Philadelphia’s employment fell at an average annual compound rate of — 0.76%, compared to the Philadelphia MSA’s growth rate of 0.70%.
Pursuant to NPA Data, a national source for economic data, over the next five and ten years the City of Philadelphia employment growth will likely continue to lag the Philadelphia MSA growth rate. From 2009 to 2014, the City of Philadelphia should decrease by a — 1.18% average annual growth rate, while the long term projection, 2009 to 2019, is for a — 1.14% decrease. For the same periods, employment in the Philadelphia MSA is expected to grow at average annual compound rates of 0.54% and 0.45%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, the City of Philadelphia has lagged the Philadelphia MSA’s growth rate, suggesting that the City of Philadelphia’s relative position is the same as is has been in the past.
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HISTORICAL EMPLOYMENT TRENDS

	Philadelphia MSA		City of Philadelphia
Year	Employment	% Change	Employment	% Change

1999	3,205,300		769,600
2004	3,334,600	4.0%	752,500	-2.5%
2005	3,396,000	1.8%	758,900	0.8%
2006	3,451,100	1.6%	763,400	0.6%
2007	3,467,000	0.5%	750,500	-1.7%
2008	3,447,500	-0.6%	730,000	-2.7%
2009	3,436,800	-0.3%	713,300	-2.3%
2014 Projection	3,530,100		672,300
2019 Projection	3,594,300		636,300

The following table depicts current employment of the Philadelphia area by sector, including projection for the year 2014.
EMPLOYMENT BY SECTOR — PHILADELPHIA MSA

Sector	2009	Proj. 2014	% Change

Construction	166,900	174,200	0.9%
FIRE	360,200	376,300	0.9%
Government	373,500	384,300	0.4%
Manufacturing	222,500	201,000	-2.0%
Mining and Other	6,900	7,000	0.2%
Retail Trade	369,800	379,600	0.5%
Services	1,613,300	1,673,800	0.7%
Transportation Information, Utilities	176,800	177,400	0.1%
Wholesale Trade	147,100	156,600	1.3%

Total Nonfarm	3,437,000	3,530,200	0.5%

In 2009, the largest employment sectors in the Philadelphia MSA were: Services (47%), followed by Government (11%), Retail Trade (11%) and FIRE (11%). Over the past five years, employment within the City of Philadelphia has declined across the board. For the Philadelphia MSA, the largest meaningful gains in employment over the past five years occurred within the FIRE and Services sectors with annual average compound growth rates of 1.59% and 1.16%, respectively. Five year projections for the Philadelphia MSA show has Wholesale Trade related employment leading all other sectors with FIRE second.
The following table is a summary of the largest employers in the Philadelphia area.
TOP TEN AREA EMPLOYERS

Name	Employees

University of Pennsylvania	22,265
Jefferson Health Systems	12,529
University of Pennsylvania Health Services	10,625
Aramark Corporation	9,532
Independence Blue Cross	9,500
Comcast	9,301
Children’s Hospital of Philadelphia	9,044
Thomas Jefferson University Hospitals	8,192
Temple University	7,804
Temple University Health Systems	7,500

Unemployment	The job losses are piling up in the area, but not as fast as in the rest of the country. U.S. employers cut 4,022,000 jobs since January 2009, putting the current national unemployment rate at 9.7%. During the same time frame the Philadelphia region reported a total job loss of 72,232 with a
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current unemployment rate of 8.7%. The state of Pennsylvania has a current unemployment rate of 8.9%. The following table is a summary of the unemployment rate trend for the Philadelphia MSA compared to the US and State of Pennsylvania.
UNEMPLOYMENT TRENDS

	City of Philadelphia	Philadelphia MSA	State of Pennsylvania	United States

YE 2004	7.30%	5.10%	5.30%	5.40%
YE 2005	6.70%	4.80%	4.70%	4.90%
YE 2006	6.20%	4.50%	4.30%	4.40%
YE 2007	6.00%	4.30%	4.60%	5.00%
YE 2008	7.20%	5.40%	6.40%	7.40%
YE 2009	10.60%	8.70%	8.90%	10.00%

Income	Personal income is a significant factor in determining the real estate demand in a given market. From 2004 to 2009, the City of Philadelphia’s income grew at an average annual compound rate of 0.99%, compared to the Philadelphia MSA’s average annual compound growth rate of 1.43%. The two market areas displayed a similar pattern in per capita income growth over the last ten years. The City of Philadelphia’s average annual compound growth rate was 1.55% as compared to 1.74% for the Philadelphia MSA. Projections for the next five and ten year periods reflect growth rates for the City of Philadelphia that are less than the anticipated gains for the Philadelphia MSA. For the two time frames, 2009 to 2014 and 2009 to 2019, the City of Philadelphia is anticipated to experience 2.31% and 1.76% average annual growth rates, respectively, compared to the projected growth rates for the Philadelphia MSA of 2.80% and 2.21%.
INCOME PER CAPITA TRENDS

	Philadelphia MSA		City of Philadelphia
Year	$ Per Capita	% Change	$ Per Capita	% Change

1999	$32,574		$24,451
2004	$36,049	10.7%	$27,162	11.1%
2005	$36,728	1.9%	$27,693	2.0%
2006	$37,813	3.0%	$28,493	2.9%
2007	$38,792	2.6%	$28,935	1.6%
2008	$38,929	0.4%	$28,856	-0.3%
2009	$38,706	-0.6%	$28,528	-1.1%
2014 Projection	$44,429		$31,971
2019 Projection	$48,140		$33,968

Cultural Influences	Metro Philadelphia is also well noted for the depth and quality of its culture and entertainment. The city is the birthplace of American democracy and home to two of the country’s greatest symbols of freedom: Independence Hall and the Liberty Bell. These two tourist attractions are part of the Independence National Historical Park in “America’s Most Historic Square Mile.” Independence National Historic Park also includes the National Constitution Center and Gateway Visitors Center. The fine arts are also an integral part of Greater Philadelphia’s culture. The Philadelphia Orchestra, Pennsylvania Ballet, Philadelphia Museum of Art, Barnes Foundation, and Philadelphia Opera Company are among the institutions that bring world-class art and entertainment to the region. There are seven major performing arts venues along the Avenue of the Arts.
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Philadelphia is one of the few American metropolitan areas with professional teams in the four major professional sports venues. It is home to the Eagles, 76ers, Phillies, and Flyers. In addition, the Dad Vail Regatta, the Penn Relays, and the Army-Navy Game are held in the City. Philadelphia is consistently rated one of the most livable cities in the United States compared to other major cities given its combination and accessibility to multiple sports venues and low cost of living compared to other major cities. Also, it was ranked number one best walking cities in the US. Bicycling Magazine ranked the city second best cycling cities in the US.

Conclusion	Overall, the economic outlook for the Philadelphia Region is positive. While the city overall scores negative on population and job growth, the surrounding areas of the different assets which are part of this analysis are desirable vibrant areas, as will be discussed in greater detail later in this report. Moreover, total population and job growth for the region is projected to increase slightly. The region offers a safe and comfortable lifestyle while providing some of the best cultural, historical and entertainment opportunities on the East Coast. Furthermore, Philadelphians enjoy all of the amenities of a world-class city at a fraction of the cost of living of other major East Coast cities.

Framed within the limitations imposed by the current global recessionary cycle and the liquidity constraints facing commercial real estate, the expected growth of the region over the long run should provide an economic base that supports demand for real estate in the City of Philadelphia. Although population and employment statistics for the City overall are negative, the observed trends and development activity in the immediate area of the subject, as will be discussed in the following section, are positive. Overall these conditions should stimulate increases in general property values over the long run.
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NEIGHBORHOOD ANALYSIS

The Appraisal of Real Estate defines a neighborhood as “a group of complimentary land uses”. A neighborhood should be distinguished from a district, which is defined as “a type of neighborhood that is characterized by homogenous land use”. A neighborhood will contain land uses complimentary to one another. For example, predominantly residential neighborhoods typically contain some commercial properties that provide services for local residents. The boundaries of a neighborhood can be physical such as a lake, stream or major highway or they may be less easily discernible such as changes in prevailing land use or occupant characteristics.

Location	The subject neighborhood is situated within the City Center district of Philadelphia. Center City has 39.7 million square feet of office space housing more than 50% of CBD employees, making the office market the largest employment sector downtown. Served by a multi-modal regional transit system and accessible from two interstate highways, downtown employers enjoy easy access to a highly-skilled regional workforce.

The Center City district is bounded by South Street to the south, the Delaware River to the east, the Schuylkill River to the west and either Vine Street or Spring Garden Street to the north. The Center City district, which has special powers of taxation, uses a complicated, irregularly shaped boundary that includes much of this area but also extends beyond it.

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Land uses	Center City is a dynamic “24-hour” market, one of only a few in the United States. Comprising retail, office, residential and many other forms of institutional and commercial development, Center City has a diverse and balanced economic base containing multiple levels of demand generators ranging from office-related employment to retail, cultural, entertainment, and residential. The center core of the CBD is considered to be City Hall, which is located at Penn Square at the intersection of Market and Broad Streets. Center City Philadelphia is the focal point of the Greater Philadelphia Metropolitan Area for business, government and cultural activities. Center City Philadelphia offers a complimentary blend of historic architecture, some of the most regarded in the United States, residential communities featuring single family attached and multi-family rental and condominium development and modern office buildings.

The district is in the middle of the nation’s Northeast Corridor and at the center of a nine-county region of more than 5 million residents. The CBD employers benefit from the dense concentration of thousands of professional and business-service firms. About 70% of these employees take public transportation to work. It has a highly-skilled, well-educated private-sector workforce of about 235,000. Sixty-two percent of downtown residents have at least a college degree and nearly a third of Center city’s growing population is between ages 24 and 35.

The City Center district has proximity to major colleges and universities and provides employers access to the latest research of colleges and steady stream of recent graduates. Employees are afforded excellent numerous opportunities for continuing education.

Half of the employment in the district are employed in information, business, professional and financial services firms; followed by educational and health services, and retail, leisure and hospitality. A small number (about 6% of the workforce) are employed in manufacturing, construction, transportation and utilities.

The district has 39.5 million square feet of Class A and Class B office space in close proximity to various complementary retail uses and also within short distance of public transportation and various parking facilities. Is home to nearly 9,000 businesses—the highest concentration of firms in the Philadelphia region, with a high percentage of businesses in financial, insurance, real estate, engineering and legal services.

The City Center district boasts extraordinary amenities; including a wide array of arts and culture institutions, historic public markets, shops, restaurants and outdoor cafes adds to the extraordinary amenities.

Access	Center City has extraordinary competitive advantages in transportation, real estate and labor costs, access to skilled labor, world-class amenities and an affordable cost of living. At the center of the northeast corridor, midway between Boston and Washington, D.C., Philadelphia is the second busiest stop on AMTRAK’s high speed line. It is also at the
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center of a multi-modal regional transportation system, with an expanding international airport two hours flying time from 50% of the American population and with non-stop flights to 80 domestic and 40 international destinations, including most major European cities. With more than 2.2 million workers in the 11-county region, Center City Philadelphia has access to a diverse and talented workforce. For professional services firms, Philadelphia’s labor costs and office rents are also among the lowest in the Northeast.

Center City has linkage with the Philadelphia region by two interstate highways, seven regional rail lines, a high speed rail line to New Jersey, two subways, 41 local and four regional bus lines and 150 miles of bicycled lanes.

Regional linkages to Center City include I-76, I-95 and I-676 (Vine Street Expressway). I-676 links I-95 with the Schuylkill Expressway (I- 76) for efficient vehicular access to the suburban communities surrounding Philadelphia including those located in both Southeastern Pennsylvania and Southern New Jersey via the Benjamin Franklin Bridge, also located in Center City. For the most part, streets are laid out in a grid pattern with named streets extending in an east/west direction and numbered streets traveling north/south. Primary access to the immediate subject area is provided by Market Street, Chestnut Street, Walnut Street, JFK Boulevard, as well as Broad Street and several numbered one-way, north and south bound streets.

An estimated 70% of downtown workers use public transportation to get to work and 8% walk to work. About 50% of Center City residents walk to work, more than any other major American city. Over 50% of Center City office workers cite “convenient commute” as the best feature of working downtown. Across all Center City neighborhoods, residents repeatedly cite the convenience to shopping and dining and the proximity to work as prime factors for choosing to live downtown.

Education and Healthcare	Higher education and healthcare institutions comprise the second largest sector of Center City employment, accounting for 21% of all downtown jobs. Center City’s largest private employer, Thomas Jefferson University, provided 8,192 jobs and last May its Medical College announced the receipt of a five-year, $11.6 million grant from the National Heart, Lung and Blood Institute. In 2007, the last year for which data was available, these institutions attracted $101 million in research grants from the National Institutes of Health. They significantly impact their surrounding communities, attracting not only employees, but students and faculty who live in nearby housing and patronize adjacent retail and restaurants.

In 2008, downtown institutions educated over 28,000 students and served 54,000 patients, who in turn draw visitors who make substantial transportation and retail expenditures when downtown. Overall, Center City medical facilities recorded their eighth straight year of net patient revenue gains, totaling $1.84 billion in 2007.
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Philadelphia health care institutions continue to expand, generating thousands of construction jobs. After a $70 million renovation in 2008, the University of Pennsylvania reopened the former Graduate Hospital as Penn Medicine at Rittenhouse, a complex consisting of a 38-bed long-term acute-care facility and a 58-bed inpatient rehabilitation facility. Community College of Philadelphia, with a total enrollment of more than 13,000, is the largest institution of higher education in Center City, while Curtis Institute of Music, the smallest with just 162 students, maintains an internationally renowned reputation for excellence.

Collectively, Center City colleges and universities attracted almost 30,000 students downtown in the fall of 2008, while more than 70,000 students attend nearby institutions in University City and North Philadelphia, often living and shopping in Center City. The number of institutions and the enrollment in elementary and high schools in Center City continued to grow. Early kindergarten enrollment in four Center City schools — Bache-Martin, McCall, Meredith and Greenfield — drew nearly 50% from families within their immediate neighborhood, a strong indicator not only of the increasing number of school age children in Center City, but also that parents are choosing public schools in record numbers. Innovation and expansion also characterize Center City’s independent schools, which draw close to 70% of their students from downtown and continue to experience strong downtown demand for kindergarten. Friends Select recently installed one of Philadelphia’s first green roofs while St. Joseph’s Preparatory School and The Philadelphia School are in the midst of renovation and expansion campaigns.

Tourism/Hospitality	In 1995, Philadelphia seriously entered the hospitality business with the opening of the 440,000 square foot Pennsylvania Convention Center, not at the margins, but in the center of downtown, within easy walking distance of hotels, restaurants and other attractions. This public investment prompted a 50% increase in the number of downtown hotel rooms and has been followed by investment in new attractions in the historic district.

Through an expanded hotel tax, marketing for conventions, trade shows and domestic and international tourism has significantly increased, yielding huge dividends for all the businesses and employees that benefit from expenditures by out-of-town guests. Today, Center City’s 10,450 hotel rooms comprise 25% of the region’s supply but generate 41% of all room revenue. Average daily room rates downtown have risen by 47% since 1996, reaching $172.55 in 2008. Given the slowing of the economy and the absence of a blockbuster exhibition like 2007’s King Tut at The Franklin Institute, occupancy rates dropped slightly from 73.6% in 2007 to 71% in 2008, but were still significantly above rates in the last recession. The 392,000 square foot expansion of the Pennsylvania Convention Center is well underway and will soon provide the largest contiguous meeting space in the Northeast.

To accommodate increased activity, additional hotels are planned for downtown. From the new boutique Hotel Palomar property, to a large,
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full-service property directly north of the Convention Center, Center City Philadelphia has 20 new hotels in various stages of construction, pre-planning and planning.

Given the difficulties associated with financing in this environment, new hotel supply is likely to be added more slowly than anticipated over the next five years, making market absorption easier and keeping existing hotel occupancy rates from dropping substantially. Bookings for conventions of over 10,000 attendees are projected to expand, jumping from five major conventions totaling 56,000 attendees in 2008 to eight in 2009 generating an estimated 100,200 attendees.

Gate shows at the Convention Center, such as the Flower Show, Auto Show and Home Show, brought an additional 556,000 visitors to downtown Philadelphia in 2008. Group meetings and conventions account for the largest share of hotel room revenues generated, with business travel second and tourism third. But the number of tourists to the Philadelphia region increased in 2007, the latest year for which data is available.

The 29.3 million domestic tourists visiting the region in 2007 for day and overnight trips were joined by 550,000 overseas visitors, the highest number ever. While 10.6 million leisure visitors to the region stayed overnight in 2007, an additional 12.8 million were day-trippers, drawn by the ease of reaching a destination within a five-hour drive of one quarter of the U.S. population. Top tourist attractions continue to be historical sites, including Independence Visitor Center, which topped the list of destinations at 2.76 million visitors, an increase of nearly 400,000 over 2007. Visitation to the Liberty Bell Center showed a healthy increase as well, with 2.27 million visitors, almost 240,000 more than in 2007. Set soon to get a major $18 million make-over, Franklin Court, the bicentennial-era underground museum honoring Benjamin Franklin, drew close to 270,000 visitors in 2008.

Arts and Culture	The number of arts and cultural institutions in Center City continue to expand; currently at 355, up 43% since 1996. Even without major blockbuster shows, the Franklin Institute, the National Constitution Center and the Philadelphia Museum of Art each attracted over 750,000 visitors in 2008, while the Kimmel Center drew 1 million patrons. Shows and exhibits with broad popular appeal topped the attendance list in 2008 with the National Constitution Center drawing 200,000 visitors to the Baseball As America event, while the Kimmel Center attracted 320,000 to its series of Broadway plays.

At the same time, a broad range of small and medium-sized organizations and institutions animate nearly every neighborhood in Center City with strong clusters in Old City, around Rittenhouse Square and in emerging areas north of Vine Street. But the strongest concentration of arts and entertainment related employment remains along the Avenue of the Arts. More than 50 of these groups, including the Opera Company of Philadelphia, the Franklin Institute, and
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Rosenbach Museum & Library received a total of $1.1 million from the Philadelphia Cultural Fund, created by an annual appropriation from the City of Philadelphia to support general operations of cultural groups citywide. Support was also generated by Mayor Nutter who fulfilled his campaign pledge to create an Office of Arts, Culture and the Creative Economy to improve access to arts, arts education and cultural opportunities as well as leverage the role of arts and culture in economic development.

Livability	In nearly every North American city, the prime drivers of the downtown housing market have been young professionals and empty nesters. A 2006 survey of 3,000 Center City households confirmed that 40% were ages 25-34, while 22% were over 55, percentages that mirrored the 2000 Census. But among the 27% of downtown residents who were between ages 35 and 54, 22% responded that they had school-age children living at home.

Center City’s walk ability, the intimate scale of many of its residential communities, its diversity and cosmopolitan lifestyle with proximity to art schools, museums and other cultural institutions has become increasingly attractive to young families raising children. On average, since 2000, nearly 1,900 children have been born each year to Center City parents, for a cumulative total of 15,159 infants born between 2000 and 2007.

While not every family with children has remained downtown, 3.2% of Center City’s population is now under age five. Center City has seen a corresponding jump in the number of preschool and day care centers, now totaling 31, many with waiting lists. More than ever, Center City public schools are attracting early kindergarten enrollment from families within their immediate neighborhood and independent schools are drawing upwards of 70% of their enrollment from downtown communities. All three of Center City’s independent schools are also in various stages of planned expansion.

While outdoor cafes, bars, health-clubs and dog walks are primary draws for young professionals, clean, safe and attractive parks and playgrounds are essential for young families, as is the expansion of affordable, quality school choice. Amenities for children have clearly improved in Center City as eight public playgrounds totaling nearly 18 acres offer soccer and baseball fields, basketball and tennis courts, swimming pools and miniature golf. After school activities and sports leagues for children are growing in popularity. A secure bicycle trail along the Schuylkill River will soon be joined by one along the Delaware.

Dating back to the mid-17th century, Philadelphia has had a long standing tradition of embracing parks and open spaces. With an average of 7.7 acres of parkland for each 1,000 residents, Philadelphia currently ranks 3rd (behind Washington, DC, and Boston) when compared with other metropolitan areas. Many of the region’s important park land and open space areas are located within the City Center district. These include an
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array of facilities from expansive linear greenways along the Delaware and Schuylkill Rivers, Ben Franklin Parkway to small public squares and vest-pocket parkland.

Construction and Infrastructure	During the last five years, the area has been growing, and many new residential properties have been redeveloped and/or renovated. The conversion of obsolete commercial office space within older Class B and C office buildings, as well as loft-style industrial buildings, into modern multi-family luxury apartments, student housing and hotels has been ongoing since the mid to late 1990’s.

Construction of Comcast Corporation’s world headquarters Comcast Center, a $495 million, 57-story; 1.2 million square foot office tower is completed. The building is located between 17th and 18th streets on JFK Boulevard and is the tallest building in the city. Also, another major new office building, the Cira Center, was built in the past few years just outside of Center City at 30th Street Station. This project is currently 100% leased. Brandywine Realty Trust, developer and owner, is now planning a second tower known as Cira Centre South which is proposed to be 42 stories and approximately 500,000 square feet. The building is expected to include a hotel, condominiums, apartments and lobby retail space but its status is questionable at the current time.

Another major area of construction and development has been in the area of residential. The Symphony House is a recently completed $125 million, 37-story mixed use complex rising along Philadelphia’s Avenue of the Arts. Located at Pine and South, it comprises 167 units and is the home for the Philadelphia Theatre Company with 350 to 400 seats in addition to 35,000 square feet of retail space and a 400 vehicle parking garage. Also recently completed is the Murano, a $165 million, 42-story, 302-unit condominium tower at 21st and Market Streets. The Residences at Ritz Carlton, a $250 million, a 44-story condominium tower attached to the existing Ritz Carlton Hotel was recently completed and owners have begun to move-in. This property contains 280 units and was developed by the Arden Group.

There are also major high rise condominium projects under construction at this time which include: 10 Rittenhouse located near the corner of 18th and Walnut Streets and facing Rittenhouse Square will offer condominium units and ground level retail, the first to be developed on Rittenhouse Square for over 20 years. 1706 Rittenhouse located at 17th and Rittenhouse Square Street is under construction. The building is planned to be 31 stories and include 29 units — one per floor. Construction is expected to be completed by Spring 2010.

Girard Square is a strategic city-block that could see dramatic changes over the long run. Recently acquired via a $90 million pre-funded, 75-year ground lease agreement with Girard Estate to develop the block bounded by Chestnut and Market Streets and 11th and 12th Streets. This
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site sits across the Pennsylvania Convention Center and is a gateway to Market Street East.

As previously discussed, the Pennsylvania Convention Center will undergo a publicly funded $700 million expansion adding 376,000 square of exhibition space to the current 624,000 square feet. The project will be the largest capital project in Pennsylvania history and, once completed, will have the largest contiguous space in the Northeast.

In total there has been an estimated $12.3 billion in new private development invested in the City Center area since 2007. These included residential, office, hospitality, healthcare, entertainment, and academic projects.

Conclusion	In summary, the subject neighborhood is an established and desirable area that offers a broad range of services and good access to other parts of the city. Road infrastructure throughout the subject neighborhood is in the process of being upgraded and considered good. The neighborhood is adequately serviced by public utilities and community facilities. The neighborhood is designed to serve the needs of local residents and businesses. There appears to be no detrimental influences upon the neighborhood, which would inhibit the income-producing capabilities of the subject property. The long-term prospects for the neighborhood and the subject property are positive.
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SITE ANALYSIS

Location	The northwest corner of John F. Kennedy Boulevard and N. 18th Street, City of Philadelphia, Philadelphia County, Pennsylvania. The location is approximately 0.25 miles south of Vine Street Expressway (I-676) and 0.50 miles east of the Schuylkill River. The subject neighborhood is considered to be the City Center district, a highly urbanized area that incorporates downtown Philadelphia, and many of the region’s most important developments. The physical address of the property is 1815 JFK Boulevard, City of Philadelphia, Philadelphia County, Pennsylvania.

Site Area	Total land area equates to 0.891 acres, or 38,808 square feet.

Street Frontage	The subject site is an entire city block fronting along the north side of John F. Kennedy Boulevard (400 linear feet), the west side of N. 18th Street (80 linear feet), east side of N. 19th Street (80 linear feet) and south side of Cuthbert Street (400 linear feet). The street frontage is urban with concrete walkways and curbing, and crosswalk controls at intersections.

Topography	The site is slightly sloping; however, is on grade with the bounding streets.

Shape	The parcel is rectangular in shape. The size, shape, and configuration of the subject property provide a functional layout, which is typical of the urbanized area of the neighborhood.

Excess/Surplus Land	There is no excess or surplus land.

Utilities	All customary municipal services and utility hookups are provided.

Soil Information	No adverse conditions were readily apparent.

Flood Information	The subject property is situated in Flood Zone “X”, which is an area outside of the 500-year flood plain and protected by levee from 100-year flood events. FEMA Map 4207570183G, dated January 17, 2007.

Easements and Encroachments	No title report or survey showing the location of easements was provided in connection with this assignment. Thus, it is not possible to make a definitive conclusion regarding any potential impacts on value of the location of any such easements or encroachments. Visual observations of the site revealed no adverse easements or encroachments. It appears as though the site is encumbered by utility and access easements typical of a developed site. It is specifically assumed that any easements, restrictions or encroachments that might appear against the title would have no adverse impact on marketability or value.

Environmental	No readily observable adverse environmental site conditions were noted. No environmental reports were provided for review.
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Accessibility/Visibility	Pedestrian sidewalks serve the periphery of the subject property. Primary pedestrian ingress and egress to the property is via the John F. Kennedy Boulevard. Vehicular access to the parking garage and service area is from a curb cut along the south side of Cuthbert Street. Accessibility of the site is good. The buildings are at street grade and visible to passing traffic.

Improvements	A 30-story mixed use high rise development with apartments, office, and retail uses. Additional improvements include on-site management office, roof-top swimming pool, and below-grade parking garage.

Surrounding Uses	North Side: Parking Lot
South Side: High-rise Office
East Side: High-rise Office
West Side: High-rise Residential

Conclusions	The site attributes are well suited for the existing development and use.
AERIAL PHOTOGRAPH OF SUBJECT SITE
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IMPROVEMENT ANALYSIS

Year Built/Renovated	The facility was completed in 1961 and renovated in 1998. Ongoing maintenance and repairs have kept the property in average physical condition.

Layout & Configuration	The development is a 30-story high-rise mixed-use project consisting of 535 apartment units comprising 517,490 square feet, 22,874 square feet of street-level retail space and 93,676 square feet of multi-tenant office space. The total rentable area of the facility is 634,040 square feet. Additional site improvements include a 125-space below-grade parking garage, roof-top swimming pool, on-site property management and fitness center.

Leasable Area/Unit Mix	The residential portion comprises the predominate use of the subject property. It consists of 535 apartment units containing 517,490 square feet. The following chart summarizes the unit mix and sizes of the various floor plans that comprise the residential component at the subject property.
APARTMENT UNIT MIX AND FLOOR AREAS

Unit Type	Floor Plan	Mix	Size (SF)	Total Area

Studio	EA10	1	390	390
Studio	EB10	10	410	4,100
Studio	EC10	20	430	8,600
Studio	ED10	125	460	57,500
Studio	EE10	5	520	2,600
Studio	EF10	2	640	1,280
1BR/1BA	1A10	17	550	9,350
1BR/1BA	1B10	28	800	22,400
1BR/1BA	1C10	33	870	28,710
1BR/1BA	1D10	88	950	83,600
1BR/1BA	1E10	16	970	15,520
1BR/1BA	1F10	3	1,000	3,000
2BR/2BA	2A20	33	1,200	39,600
2BR/2BA	2B20	13	1,290	16,770
2BR/2BA	2C20	2	1,350	2,700
2BR/2BA	2D20	71	1,420	100,820
2BR/2BA	2E20	3	1,590	4,770
2BR/2BA	2F20	28	1,790	50,120
3BR/2BA	3A20	11	1,550	17,050
3BR/2BA	3B20	11	1,650	18,150
3BR/2BA	3C20	7	1,900	13,300
3BR/2BA	3G20	5	2,060	10,300
3BR/2BA	3D20	1	2,140	2,140
3BR/2BA	3E20	1	2,370	2,370
4BR/2BA	4A30	1	2,350	2,350

Totals/Average		535	967	517,490

Source: Client provided rent roll data and floor plans; compiled by CRA

Floor Plans	As indicated, the property offers a variety of studio, one, two, three and four-bedroom floor plans, which is typical of the market. Each floor plan provides a living room off a small entry foyer and dining and kitchen area. Washer and dryer appliances are provided in each unit. Other features include carpeted flooring, central heating/cooling, cable TV connections, walk-in closets (select units) and balcony (select units).

Commercial Area	As previously noted The Sterling includes office and retail uses. The office component consists of 92,676 square feet of rentable area located on floors 2 thru 4. The office area is accessible a separate lobby and elevators that
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serve the commercial portion of the subject property. Office space is considered to be Class B by local standards.

The retail component consists of 22,874 square feet of rentable area located on the ground floor. The retail area is typical retail storefronts located along the John F. Kennedy Boulevard street frontage.

EXTERIOR

Structure	The foundations consist of reinforced concrete piers with perimeter foundation. Structural framing is structural concrete and steel.

Floors	The floors are constructed of poured in-place reinforced concrete. The ceiling height clearance ranges between 8 to 10 feet.

Walls	Exterior walls of the building consist of concrete and masonry.

Windows	Individual unit windows are double pane glass set in aluminum frames. Entry doors are metal clad set in metal frames.

Roof	The building roof is flat with built-up cover over steel and concrete decking.

INTERIOR FINISHES

Walls and Ceilings	Textured and painted drywall.

Flooring	Wall-to-wall carpeting throughout except for vinyl tile at the bathrooms, kitchens and entry foyers.

Kitchens	Typical appliance package consisting of a frost-free refrigerator/freezer, full-size electric range with oven and over-cabinet exhaust fan, dishwasher, and garbage disposal. Cabinets are painted wood.

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs have a ceramic tile wainscoting.

Amenities	Controlled entry/access to residential and commercial area. Washer/dryer appliances, cable TV connections, walk-in closets (select units), balcony area (select units). Garage parking in building available.

MECHANICAL SYSTEMS

HVAC	Air and heat is provided by central gas fired boilers with closed loop system chillers. Residential tenants pay their pro-rata share of heating and cooling costs. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment and commercial space has a separate panel and is individually metered.

Plumbing	Assumed to meet current code requirements. The building (residential and commercial component) is served by a central gas-fired water heater system. Water and sewer charges are billed to residential tenants separately by the property based on a RUBS billing system.
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Fire Protection	No sprinkler system is present on the property. Fire and smoke detection system consists of individual detection in each apartment unit.

Security	The property has controlled access entry with 24-hour lobby concierge.

Elevators	A bank of four elevators serve the residential component of the subject building (floors 5 through 29) while a separate bank of three elevators serve the office component of the property.

ANCILLARY AREAS

Storage Spaces	No additional storage lockers are provided.

Loading Facilities	Tenant moving occurs from the service area located along the Cuthbert Street frontage.

Landscaping	Landscaping is minimal.

Parking	Parking is available within the parking garage located below the building. Contracts rates are approximately $275 per month. Public transportation (bus and subway service) is proximate to the subject property. In addition, there are a number of nearby surface parking lots offering contract parking.

Recreational Amenities	An Olympic-sized roof top swimming pool and 24-hour fitness center. Amenities are similar to competitive properties.

FF&E

Personal Property	The subject property has office furnishings and equipment for the leasing/ management staff at the on-site management office, as well as furniture and various chairs and tables for the pool deck, as well as fitness center equipment. Kitchen appliances are also part of personal property. The
FF&E are similar to competitive properties.

CONDITION/MAINTENANCE

Exterior	Average condition. Overall maintenance appears adequate.

Roof	Average condition. On-site management reported no roof leaks.

Interiors	Average condition. Overall maintenance appears adequate.

Common Area Amenities	Average condition. Overall maintenance appears adequate.

Sidewalks & Paving	Average condition. Overall maintenance appears adequate.

Landscaping	Average condition. Overall maintenance appears adequate.

Environmental Conditions	No readily observable adverse conditions were noted during the site visit.

ELEMENTS OF DEPRECIATION

Based on our field inspection, we note that some elements of depreciation are present at the subject property.
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Physical Deterioration	The overall physical condition is average with adequate maintenance levels. Physical deterioration is primarily limited to general aging and normal wear and tear. No material elements of deferred maintenance were noted during the appraiser’s inspection of the property. Carpet and mechanical equipment in the individual units are updated and/or replaced on an as-needed basis. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 60 years. The actual average age of the property is estimated at 49 years. As a result of on-going maintenance, the effective age is estimated to be slightly less than the actual age of the improvements. The effective age is estimated at 35 to 45 years.

Capital Improvements	Several capital improvements are planned in the near term; including re-locating the management/leasing office into a vacant retail space and upgrades to the building fire and smoke detection system.

Functional Obsolescence	The subject property represents standard design, systems and floor plans consistent with traditional garden style apartment complexes. The property has operated at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy and market acceptance. Considering these factors, no adjustment for functional obsolescence is required.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the subject property and is usually incurable. No site-specific external obsolescence was noted. Most, if not all of the adjacent properties and nearby uses benefit the subject property.

Conclusions	The subject improvements have adequate functional utility, conform well to the general character of the neighborhood and are generally similar to competitors.
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ZONING ANALYSIS

District	The subject site is under the City of Philadelphia zoning jurisdiction and is in the “C-5” Commercial District. This is a high density urban zoning district.

Uses	The purpose of this district is to allow for types of uses that are commonly found in and compatible with, a high-density business core. Allowable uses include multi-family dwellings, government building and uses, office, retail, parking garages, public and nonprofit institutions of an educational, religious or cultural type excluding corrective institutions and hospitals and public utility uses. Mixed uses are encouraged and public spaces are an integral requirement of this zoning designation.

Bulk Restrictions	For properties located along the John F. Kennedy Boulevard, there are no maximum height or minimum setback requirements. The maximum floor area for the subject site is 1,500 percent. There is no minimum lot size or maximum lot coverage requirements. However, other requirements of the “C-5” District (public space, parking, connector space, etc.) can greatly impact the utility of a site.

Parking Requirements	Parking requirements under the “C-5” District depend on uses and mix. Currently the subject property offers 125 on-site parking spaces for the 634,040 square feet of rentable area (residential, retail and office components). This equates to a parking ratio of 5.2 spaces per 1,000 square feet of rentable area. This ratio appears to be reasonable for high density central-core developments. However, management indicated that most residents do not own automobiles and therefore demand for on-site parking is minimal from subject residents.

Compliance	The Philadelphia zoning requirements are extremely complex and it is recommended that a local zoning expert/attorney be hired to determine the compliance of the existing improvements with local zoning requirements.

It is our opinion that due to the age of the improvements, factored against the changes in local zoning which have occurred since the original construction date of the subject property, the current improvements represent a non-conforming use of the site.
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REAL ESTATE ASSESSMENTS AND TAXES

Assessor’s Identification	The subject property is identified by the Philadelphia Board of Revision of Taxes as Account Number 881035000.

Overview	Real property taxes are based on multiplying the “Taxable Value”, which is 32% of the “Fair Market Value” (FMV) as determined by the Philadelphia Board of Revision Taxes, by the Tax Rate, which is determined by municipal budgets. Real property taxes include amounts for the city, county and school as well as other municipal districts.

The tax year is based on a calendar year, payable in advance. The FMV is supposed to reflect total property value as of January 1 of each year. The Tax Rate is typically determined after the assessments have been finalized prior to billing in August. Payment is due without penalty by March 31.

The assessor can use all three of the standard appraisal methods to establish an equitable FMV, and the amount is not automatically changed due to a sale. Citywide revaluations are required at least every four years; however, the assessor has the authority to re-evaluate property annually. According to the assessor, a property’s sale price does not directly impact the assessment during the subsequent revaluations but is included in the general market pricing trend.

The subject property is under the taxing jurisdiction of the City of Philadelphia and Philadelphia School District. In addition, the subject property is within the Center City District, a special taxing authority.

Assessments	The subject’s 2009 market value is $30,528,300, no change from the prior year (2008) assessment. At the 32% equalization rate the subject property has a taxable value of $9,769,056.

Comparable Assessments	Similar properties within the subject property’s immediate vicinity were surveyed to ascertain the reasonableness of the subject property’s current assessed value. Considering the age of the subject property, in comparison to the tax comparables, the subject property’s assessment appears to be reasonable. The properties are included in the subject’s tax group by the assessor due to similarities in taxing district, building age and size.
TAX COMPARABLES

Property	YOC	Assessed Value	Total Units	Per Unit Assessment

Subject Property	1961/1998	$30,528,300	535	$57,062
Museum Towers	1989/2008	$14,550,000	228	$63,816
1835 Arch Street	1924/2001	$25,155,500	191	$131,704
1500 Locust	1973/2008	$39,251,500	610	$64,347

Source: Philadelphia Board of Revision of Taxes, compiled by CRA

Property Tax Abatement	To our knowledge, the subject property does not participate in any property tax abatement programs.

Tax Rate	Tax rates have remained relatively stable over the past several years as valuations have increased modestly. The 2009 total tax rate applicable for all taxing authorities with jurisdiction over the subject property
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(including the Center City District) equates to $89.9839026 per $1,000 of assessed value.

Real Estate Tax Projection	Near term increases in reassessments are not expected and tax rates are expected to remain relatively stable. The total tax expense is anticipated to increase at a rate below the average inflation rate

Tax Calculation	The subject’s real estate tax liability is calculated at $879,100 rounded, as follows.

Taxable Value x Tax Rate/$1000 = Tax Liability

$9,709,056 x $89.98390326/$1000 = $879,058

Projecting for minor inflationary growth a first year tax expense of $880,812 is estimated for the subject property. Based on historical allocation of these expenses we have utilized the following expense estimates for the residential and commercial components of the subject property.

Residential @ 85% of total tax expense = $748,700
Commercial @ 15% of total tax expense = $132,100
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APARTMENT MARKET ANALYSIS

Introduction	The following apartment market analysis is designed to provide the reader an understanding of the metropolitan Philadelphia apartment market and the local submarket within which the subject property competes. The most recent source of data available to the appraisers was the “Philadelphia Apartment Research Market Update — Fourth Quarter 2009”, prepared by Marcus & Millichap Real Estate Investment Services. In addition, we utilized data contained within several additional reports including “Center City Residential Development: 2009” prepared by the Central Philadelphia Development Corporation, and “Philadelphia Residential Market Study Report” prepared for AIMCO by Integra Realty Resources (September 2009).

Philadelphia Overview	The Philadelphia apartment market is expected to continue to face challenges operationally through year end 2009, although a decline in construction activity and deceleration in job cuts may help slow vacancy increases in quarters ahead. Metro-wide multi-family rental stock has expanded by just 0.6% since the beginning of 2009, and there are only about 1,100 units under way. Additionally, just 2,800 units are in the planning pipeline, a 50% decline from early 2009. Along with a limited pace of deliveries through 2010, the rate of job losses in the metro also continues to slow. Fewer than 1,600 positions were lost in August 2009, representing the smallest number of cuts since layoffs started in September 2008. Increased expansion and hiring announcements lend support to an eventual economic recovery. A new Wal-Mart, for example, will open in Warminster this fall, creating 350 jobs. In the meantime, however, owners can expect an increase to vacancy in the fourth quarter 2009 due to softer near-term employment-generated demand, which will likely translate to additional concessions as owners compete for tenants.

Investor interest will likely gain momentum in 2010 as signs of a recovery become clearer. While transaction velocity is down nearly 30% since the beginning of 2009 compared to the same period in 2008, sales activity has picked up slightly over the past few months. Cap rates, meanwhile, continue to trend higher, with Class A assets averaging in the high 6% to low 7% range and Class B properties trading in the high 7% to low 8% range. Initial yields for each class are up about 25 to 50 basis points during the past year. Rising yields and expectations for sturdier operations may begin to draw experienced local investors back into the market over the next year. Buyers interest in that time will likely center on well-located, stabilized assets in high-demand areas such as University City and Center City, as well as along the Main Line. The following are key challenges currently facing the Philadelphia apartment market.

Employment: Total employment in the metro area is expected to decrease by 2.8%, or 80,000 jobs in 2009, as cuts in the manufacturing and trade, transportation and utilities sectors persist. In 2008, 46,100 jobs were removed from the market. Local employers cut nearly 7,000 jobs
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in the third quarter 2009. Since the start of the year, total employment has decreased by 60,000 positions, compared with the removal of 8,000 workers from payrolls during the corresponding period in 2008. The trade, transportation and utilities sector has reduced payrolls by the greatest absolute amount year to date, declining 2.3% with the loss of 12,000 jobs. A significant number of the jobs lost are related to the retail segment, which has been effected by declining consumer sales. The unemployment rate in Philadelphia was 8.5% as of July 2009, up from 6.7% in December. Unemployment should stabilize during the fourth quarter as the job market steadies.

Housing and Demographics: Permits for an estimated 1,100 units of multi-family housing were issued during the 12 months ending in the third quarter 2009, a decline of 53% from the preceding year. Developers have pulled permits for approximately 4,700 single-family units over the last year, down 23%. Builders continue to scale back projects in response to the sluggish housing market. The median price of an existing single-family home in the Philadelphia metro was estimated at $190,000 in the third quarter 2009, a 16% decrease from one year earlier. Demand for single-family housing has slowed in response to tighter financing requirements and falling prices. Despite the drop in the median price, the debt service on a median-priced home exceeds the average Class B/C asking rent by about $193 per month. One year ago, the cost of a mortgage on a median price Philadelphia metro home exceeded Class B/C asking rent payments by more than $500 per month, illustrating the increasing affordability of single-family homes. Renters in lower-tier units will find for-sale space more affordable as the year progresses, but homeownership will likely remain out of reach due to more conservative financing requirement

Construction: Apartment completions have declined in the past twelve months to 1,200 units, expanding rental stock by 0.2%. In the preceding 12-month period, 1,600 units were added. There are approximately 1,200 units under construction in the market, all of which have scheduled delivery dates in 2010. The pipeline of planned projects totals approximately 3,000 units, down from 5,000 units one year ago. Job losses, rising vacancy and difficulty obtaining construction financing are limiting development activity. A year after builders delivered 1,300 apartment units, 500 units will be added to the Philadelphia market in 2009. Completions will expand rental inventory 0.3%, compared with supply growth of 0.7% in 2008.

Vacancy: Despite a significant slowdown in construction activity in 2009, softer renter demand due to job losses will push vacancy higher. By year end 2009, vacancy is forecast to reach 6.5%, up from 5.7% at the close of 2008. Softer employment-generated demand has driven up vacancy over the last 12 months, despite limited construction activity. During that time, the average apartment vacancy rate has climbed 110 basis points to 6.2%. In the market’s Class A complexes, vacancy has held steady at 7.1% since the beginning of 2009. The rate has increased 110 basis points year over year, however, due to staff reductions among
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companies in the professional and business services sector. Estimated third quarter vacancy of 5.5% at Class B/C properties marks a 40 basis point rise from the end of 2008. Vacancy in lower-tier units has been steadier than in Class A apartments due to greater demand for more affordable housing options.

Rents: During the 12 months ending in the third quarter 2009, asking rents fell 0.8% to $1,018 per month, and effective rents dropped 1.8% to $971 per month. Asking rents are expected to decline 1.1% to $1,012 per month, while effective rents are projected to fall 2.4% to $960 per month by year-end 2009. In 2008, asking and effective rents rose 3.7% and 3.5%, respectively.

In the market’s Class A segment, asking rents declined 0.9% through the first three quarters of 2009 to $1,216 per month, 1.2% less than one year earlier. Class B/C asking rents were $836 per month in the third quarter 2009, a decrease of 0.4% year to date and 0.8% year over year. Concessions have expanded in response to rising vacancy. Concessions were 4.7% of asking rents in the third quarter, up from 3.8% of asking rents in the same quarter in 2008.

Sales Trends: Over the past trailing 12 months through 3rd quarter 2009, transaction velocity has declined 15%, compared with a 16% drop in the previous year. The median price of properties sold during the last year was $62,500 per unit, a decrease of 7% from the preceding 12-month period, when the median price fell 5%. In the past year, cap rates have averaged in the high 6% to low 7% range for Class A properties and Class B properties have averaged in the high 7% to low 8% range and above. Cap rates have risen about 50 basis points year over year. Sales activity is expected to remain subdued in the near term due to investors’ expectations for rising vacancy and increasing concessions. Cap rates will likely continue to trend higher in 2010, potentially drawing more buyers back into the market.

Capital Markets: Compared to other core property sectors, apartments have fared best due to the availability of financing through government-sponsored enterprises (GSEs) Fannie Mae and Freddie Mac. Recent modifications to GSE guidelines will impact lender decisions, however, as borrower requirements include more substantial apartment ownership experience. Loan-to-value requirements range from 55% to 75%. Portfolio lenders are issuing loans at all-in rates of 6.00% to 6.75% for a five-year term and 6.9% to 8.0% for a 10-year term. Rates among agency lenders are roughly 150 basis points to 175 basis points lower.

The government recently assumed full control of Fannie Mae and Freddie Mac, which may boost confidence in the GSEs, putting downward pressure on rates, but it also creates several near-term uncertainties. Delinquencies will rise further as a wave of maturities approaches; however, at-risk borrowers may find lenders amenable to loan extensions and modifications.
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Outlook	Operational performance in the Philadelphia apartment market is expected to remain soft in the near term, although limited development activity and a projected resumption of job growth point to long-term stability. Despite the uptick in completions later in the year, stock will increase by a meager 0.5%. Further, the new units that are scheduled to come online are located in areas of higher renter demand, including the Lower Merion and Central Chester County submarkets. Consequently, the deliveries should not significantly affect vacancy.

On the demand side, easing job cuts through midyear 2010 will be followed by limited hiring, helping to steady apartment demand. Employment will continue to strengthen over the long term as more companies expand and begin to rehire. Fisker Automotive, for instance, recently agreed to purchase the shuttered General Motors plant in Wilmington. The firm will create 2,000 factory jobs and 3,000 vendor positions by 2014.

Investment activity may pick up in 2010 as the pricing disconnect between buyer and seller continues to narrow. Owners who are seeking exit strategies might consider listing assets, as rising expenses and property taxes, along with minimal rent gains, will likely suppress near-term income growth. Investors, meanwhile, may increasingly realize that the bottom of the market was nearly reached last year, highlighted by historically low interest rates, increasing cap rates and struggling NOIs.

Cap rates currently average in the 8% range and appear to be stabilizing, although softer fundamentals may apply downward pressure on pricing in the near term. Over the long term, Philadelphia will remain a stable market for apartment investment due to expectations for steady employment and a slowdown in supply additions.

Supply/Demand	The following table is a summary of the supply and demand trends for multifamily housing indicators in the Philadelphia area.
PHILADELPHIA APARTMENT MARKET TRENDS

	Inventory	Completions		Net Absorption	Effective Rent
Year	(Units)	(Units)	Vacancy %	(Units)	Per Unit	% Change

YE 2000	191,545	927	1.6%	2,737	$780	5.5%
YE 2001	193,230	1,685	2.5%	(43)	$803	2.9%
YE 2002	194,443	1,413	3.3%	(502)	$819	2.0%
YE 2003	194,850	591	3.8%	(465)	$845	3.2%
YE 2004	195,972	2,392	4.0%	582	$869	2.8%
YE 2005	196,957	2,738	4.4%	123	$890	2.4%
YE 2006	197,890	2,091	4.5%	746	$922	3.6%
YE 2007	198,111	643	4.2%	909	$964	4.6%
YE 2008	199,434	1,323	5.7%	(1,572)	$984	2.1%
YE 2009	199,885	531	6.3%	(702)	$973	-1.1%
2010 Proj.	200,602	717	6.6%	89	$973	0.0%
2011 Proj.	201,484	882	6.3%	1,371	$984	1.1%
2012 Proj.	202,289	805	6.2%	1,072	$1,001	1.7%
2013 Proj.	203,252	963	6.2%	918	$1,025	2.3%

The Philadelphia multifamily market contains an overall inventory of about 199,510 units. Overall inventory has increased at a 0.5% annual compound rate since 2000. Inventory is projected to increase by 0.38%
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annually over the next five years. The market has generally weakened since 2007. The overall vacancy rate is estimated to be 6.0% as of the current time, which represents an increase from a low mark of 4.2% reported in 2007. Absorption has been negative over the past year as the multifamily market has felt the effects of the increasing unemployment rates and difficult economic conditions. Vacancy rates for multifamily properties tend react quickly to unemployment rates. Typically, in recessionary economic cycles, renters will attempt to minimize housing costs by moving in with family members or moving in with roommates. These actions cause vacancy rates to increase. Accordingly, there has been negative absorption of 1,872 units during 2008 and an additional 457 units during the first half of 2009. Absorption is projected to continue on a negative path through the remainder of 2009. However, as the economy begins to stabilize and grow again, absorption is expected to return to positive levels in 2010.

The effective rental rate is $980 per unit, which represents a slight decrease from a high mark of $984 per unit in 2008. Rental rates are expected to be stagnant through 2010 before regaining momentum in 2011.

City Center Submarket	The subject is a Class A property located in the Center City multifamily submarket. Key supply and demand indicators for all classes of properties in this submarket are displayed in the table below, followed by separate tables showing Class A properties and Class B/C properties.
CITY CENTER SUBMARKET APARTMENT MARKET TRENDS

	Inventory	Completions		Net Absorption	Effective Rent
Year	(Units)	(Units)	Vacancy %	(Units)	Per Unit	% Change

YE 2000	15,450	148	1.0%	239	$1,213	11.7%
YE 2001	15,981	531	2.9%	222	$1,197	-1.3%
YE 2002	16,572	791	5.8%	93	$1,240	3.6%
YE 2003	16,767	195	5.6%	217	$1,293	4.3%
YE 2004	15,960	463	6.0%	(826)	$1,358	5.0%
YE 2005	15,312	265	4.6%	(394)	$1,396	2.8%
YE 2006	15,261	874	4.4%	(18)	$1,451	3.9%
YE 2007	15,261	0	5.0%	(92)	$1,520	4.8%
YE 2008	15,261	0	5.2%	(31)	$1,558	2.5%
YE 2009	15,417	156	6.0%	28	$1,549	-0.6%
2010 Proj.	15,417	0	6.5%	(80)	$1,549	0.0%
2011 Proj.	15,492	75	6.7%	34	$1,564	1.0%
2012 Proj.	15,492	0	7.4%	(99)	$1,586	1.4%
2013 Proj.	15,492	0	7.4%	0	$1,622	2.3%
CITY CENTER SUBMARKET — CLASS A APARTMENT MARKET TRENDS

	Inventory	Completions		Net Absorption	Effective Rent
Year	(Units)	(Units)	Vacancy %	(Units)	Per Unit	% Change

YE 2000	8,712	148	0.9%	175	$1,490	10.5%
YE 2001	9,243	531	2.5%	374	$1,524	2.3%
YE 2002	9,780	737	7.6%	27	$1,550	1.7%
YE 2003	9,975	195	6.3%	307	$1,596	3.0%
YE 2004	9,568	463	6.9%	(434)	$1,693	6.1%
YE 2005	8,965	265	4.7%	(368)	$1,729	2.1%
YE 2006	9,315	874	4.5%	352	$1,785	3.2%
YE 2007	9,315	0	6.0%	(135)	$1,875	5.0%
YE 2008	9,315	0	5.9%	5	$1,913	2.0%
2009 (2 Qtr.)	9,471	156	6.9%	54	$1,921
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CITY CENTER SUBMARKET — CLASS B/C APARTMENT MARKET TRENDS

	Inventory	Completions		Net Absorption	Effective Rent
Year	(Units)	(Units)	Vacancy %	(Units)	Per Unit	% Change

YE 2000	6,738	0	1.2%	64	$873	13.5%
YE 2001	6,738	0	3.4%	(152)	$931	6.6%
YE 2002	6,792	54	3.2%	66	$982	5.5%
YE 2003	6,792	0	4.5%	(90)	$998	1.6%
YE 2004	6,392	0	4.7%	(391)	$1,001	0.3%
YE 2005	6,347	0	4.4%	(26)	$1,029	2.8%
YE 2006	5,946	0	4.2%	(371)	$1,056	2.6%
YE 2007	5,946	0	3.5%	43	$1,095	3.7%
YE 2008	5,946	0	4.1%	(36)	$1,133	3.5%
2009 (2 Qtr.)	5,946	0	4.1%	2	$1,162

The Center City submarket contains an overall inventory of 15,417 units, of which 9,471 units or 61% are Class A units. The inventory levels of the overall market and submarket have decreased over the past 8 years due to the large number of condominium conversions which occurred in the early and mid 2000’s. However, the condominium market has cooled off dramatically, which has limited the number of conversions in recent years. In addition, it is unlikely there will be any new construction of multifamily properties in the near future which would directly compete with the subject and comparable properties in the immediate area. Therefore, submarket inventory levels should remain relatively stable over the near future. The Class A properties generally have been renovated or built within the past ten years. The balance of the submarket is comprised of Class B/C properties which are typically older properties which have not been renovated in a number of years.

Within the Center City submarket, there has been very little new apartment construction over the last few years. The vast majority of new residential supply stems from the Condominium market, which could in turn present shadow vacancy in the near term future. However, it should be noted that there has been some new construction of rental housing over the past few years. In 2004, the St. James apartments were completed. This 45-story luxury high-rise building contains 304 units. The Edgewater Apartments and Townhomes were completed in 2006 and contain 290 rental units. Finally, Domus was completed in 2007 and also contains 290 rental units. All three are Class A buildings and all have been received favorably by the market.

Two properties within Center City will add supply to the submarket. The first property is located at 777 South Broad Street. 777 South Broad is planned to contain 146 apartment units consisting of one bedroom and two bedroom unit types along with ground floor retail. The property is currently under construction and scheduled to open in early 2010. However, the property will not be directly competitive with the subject property due to its location. Next, a developer recently converted a vacant building at 15th and Locust Streets to 28 residential units with ground floor retail. The unit mix consists of one bedroom and two bedroom unit types. The units contain high-end luxury finishes and will unlikely directly compete with the subject property.
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The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 37

It is unlikely that projects in the planning stage will proceed without commitments for construction financing. There has been talk of various apartment rental properties proposed within the Center City limits. However, most, if not all, of these properties are either on hold or have been cancelled due to the difficult credit markets and challenging economy in today’s market. Considering the difficult economic climate and the tight credit markets for new construction, the impact of these planned projects on the current market is marginal.

Overall submarket vacancy (all classes of properties combined) is estimated at 5.8% as of 2009, which represents a modest increase from a low mark of 4.4% in 2006. Vacancy is expected to increase over the upcoming five year period in the overall submarket. Class A vacancy is higher at 6.9% and also has been moving upward since its low point of 4.5% in 2006. Class B/C vacancy is lower at 4.1% and also has been moving upward since its low point of 3.5% in 2007.

The average effective rent for the overall submarket is $1,558 per unit, which represents an increase from the low mark of $1,197 per unit in 2001. Effective rents have increased an average of 3.6% per year since that time. Effective rental rates are expected to be relatively stagnant through 2010 before growing again in 2011. The Class A asking rental rate is higher at $1,921 per unit and also has been moving upward since its low point of $1,490 per unit in 2000. Class A asking rents have increased an average of 3.0% per year since that time. The Class B/C asking rental rate is lower at $1,162 per unit and also has been moving upward since its low point of $873 per unit in 2000. Class B/C asking rents have increased an average of 3.4% per year since that time.

Condominium Influence	The subject property will likely continue to face competition from the various condominium projects located in the influencing market. However, it is impossible to quantify the affect the unsold condominium inventory will have on the subject property. There remains a renewed interest in urban living and specifically demand for condominium units in Philadelphia fueled in part by changing demographics and relatively low interest rates. The following is a summary of condominium developments within the City Center District.
CITY CENTER
CONDOMINIUM OVERVIEW

	Units	Share

Total Units	2,950	100.0%
Sold	1,924	65.2%
Under Contract	150	5.1%
Rented	108	3.7%
Vacant/Available	709	24.0%

Between 2003 and October 2009, 65% of the 2,950 new units developed during this period have been sold, 5% are under contract and 4% have been rented, leaving an unsold inventory of 709 units.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 38

The average number of new and converted condo units that came onto the market within the CCD boundaries each year from 2003 to 2008 was 227 units, putting the current vacant supply at 2.5 years worth of inventory. 72.6% of the unsold units (515) are concentrated in just a handful of buildings that came late to the market. Many had willing buyers who were unable to close either because they could not sell an existing home or they tried to close at precisely the time that jumbo mortgages became more expensive and very difficult to obtain.

Most importantly, this new inventory of 2,950 condominium units added in the last six years, represents just 15% of the total supply of owner occupied units within the CCD. Condos in existing buildings in and adjacent to the CCD are continuing to sell, but more slowly and at prices 20% to 30% below the market peak, or roughly at 2005 prices.

Conclusion	The Philadelphia apartment market has realized a great deal of new construction in the face of decreased demand resulting from weakness in the local economy. Most of the new units in the delivery pipeline were planned and started prior to the recession that has taken a grip on the economy. As a result of the level of new construction and continued weakness in the economy, the level of new supply is anticipated to exceed demand. This will likely lead to weakness in the operating performance of area apartment properties.

The subject’s submarket operates at a slightly higher level of occupancy and rent than the overall Philadelphia area. With proximity to the core business area of the region, apartments in the City Center submarket are in a greater level of demand than the typical apartment in the Philadelphia area. As no substantial increases in inventory is anticipated for the subject submarket, demand is anticipated to be tied to overall economic conditions and moderate declines in occupancy are anticipated. As occupancy levels are expected to decline slightly, concessions will continue to be offered in an effort to bolster occupancy at area apartments. Market conditions in the subject’s submarket are not anticipated to show improvement until overall economic conditions begin to improve and job growth resumes.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 39

COMMERCIAL MARKET ANALYSIS

Office Market Overview	The Philadelphia office market is comprised of approximately 144.4 million square feet of space and the subject City Center submarket comprises approximately 30% of the inventory.

The following table is a summary of average vacancy and rental rates for the submarkets that comprise the metropolitan Philadelphia office market. It should be noted that the data includes Class A, B, and C office buildings. The subject property is located in the City Center submarket which ranks 2nd in lowest vacancy and 4th in highest effective rents.
PHILADELPHIA OFFICE MARKET SUMMARY

	Vacancy	Prior Year	Effective	Change From
Submarket	Rate	Vacancy	Rent/SF	Prior Year

West Philadelphia	7.4%	6.8%	$24.18	-2.9%
Center City	9.3%	8.3%	$20.85	-3.1%
NE Philadelphia	9.5%	9.0%	$17.97	4.2%
Lower Merion	10.8%	9.4%	$24.50	-1.7%
N. Montgomery	12.6%	13.5%	$16.23	-6.9%
Delaware County	13.2%	12.4%	$21.70	-0.2%
Exton/Malvern/N. Chester	13.3%	12.8%	$17.88	-4.3%
S. Chester	13.8%	12.2%	$20.67	-2.7%
Camden/Gloucester	14.7%	14.0%	$17.12	-2.9%
Burlington	16.6%	16.0%	$16.53	-8.4%
King of Prussia	17.1%	17.2%	$19.13	-1.9%
Jenkintown	18.7%	15.2%	$16.94	-3.7%
Bucks County	20.8%	16.6%	$18.91	-0.2%
Blue Bell/Plymouth	21.9%	20.7%	$19.01	-2.1%
Horsham	24.1%	21.5%	$15.94	-7.4%

Rents: In 2009, asking rents have gained 0.4% to $24.13 per square foot. Effective rents have fallen 3.4% this year to $19.64 per square foot, including a 0.5% decrease in the third quarter, as owners are ramping up concessions to limit vacancy rises. In the Center City submarket, asking rents pushed up 0.3% year to date to $25.78 per square foot in the third quarter, while effective rents dropped 3.5% to $20.94 per square foot. Further concession increases are expected as owners look to keep vacancy in the area below 10%. In 2010, metro-wide asking rents are expected to fall, while effective rents are projected to recede as well. Owners will continue to increase concessions over the next few quarters in an effort to counter rising vacancy rates.

Vacancy: Ongoing additions to office inventory, along with soft tenant demand, raised the market wide vacancy rate 140 basis points in the third quarter to 13.2%. In the Class A property segment, negative net absorption of 820,000 square feet has been posted over the last 12 months, lifting the vacancy rate 130 basis points to 12.5%. Year to date, 440,000 square feet of top-tier space has been returned to the market. The vacancy rate in Class B/C properties rose 100 basis points in the third quarter 2009 to 13.8% on negative net absorption of 160,000 square feet. Year over year, lower-tier vacancy has climbed 140 basis points. Vacancy is forecast to reach 13.7% at year end 2009, a 160 basis point increase from 2008, when the average rate rose 80 basis points.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 40

Construction: The inventory of competitive for-lease office space in Philadelphia expanded by just 0.3%, or about 400,000 square feet, during the 12 months ending third quarter 2009. In the previous year, approximately 2.6 million square feet was added. Nearly 250,000 square feet of office space is under way in the local market, and another 18 million square feet is planned. The Bucks County submarket is estimated to have received more than one-third of the stock. After additions of about 250,000 square feet of condo space last year, for sale office completions has slowed considerably. Almost 500,000 square feet of new office space is expected to come online in the Philadelphia market in 2009, after approximately 1.7 million square feet was delivered in 2008.

Sales: Transaction velocity in Philadelphia has declined 30% during the past 12 months. Since the beginning of the year, velocity has dropped nearly 60% from the corresponding period in 2008. Activity remains subdued as a result of investors’ expectations for weaker near-term fundamentals. Office properties have sold for a median price of $133 per square foot over the last year, a decrease of 8%. Buyers underwriting for higher vacancy rates and greater concessions are pushing down prices. Cap rates for properties sold over the past 12 months averaged in the high 7% to high 8% range, up about 75 basis points to 100 basis points. Sales activity is expected to increase modestly in 2010 as more distressed assets reach the market. Through year-end 2009, however, a persistent expectations gap will continue to restrain velocity.

Conclusion: In Philadelphia, office property conditions are expected to stabilize through the second half of 2009, supported by a slowdown in both office-using employment losses and supply additions. These trends will be most apparent in Center City, the metro’s largest submarket, softening the drop in tenant demand. Additionally, nearly half of the 400,000 square feet of negative net absorption expected in Center City this year is forecast to be recorded during the last few months of the year. As such, vacancy is forecast to settle in the low to mid 9% range by year end, still one of the lowest rates in the metro. Close-in locations, including Center City, are expected to continue to perform better than the overall market due to negligible supply-side threats and steady demand. The West Philadelphia and Northeast Philadelphia submarkets, for instance, also will post only modest increases in vacancy during the second half, keeping the average rates in each of these areas below 10% and allowing the annual decline in effective rents to stay under 4%.

Transaction activity in the local office market is expected to remain light through year end due to investors’ expectations for softer near-term operations and a persistent buyer/seller expectations gap. Velocity has slowed by about 50% over the last two quarters compared to the same period in 2008, with activity now near levels last recorded in the second half of 2001 and early 2002. Cap rates continue to push higher as investors account for greater perceived risk. Initial yields currently average in the mid to high 8% range, up about 100 basis points year over year. Over the next few quarters, investors are expected to target top-tier properties with strong leases in place in an attempt to mitigate short-term
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 41

risk. Owners seeking to exit the market should consider selling, as current market conditions will likely warrant pricing discounts in the near term, given projections for moderating revenues.

Retail Market Overview	In 2009, accelerating job losses, combined with ongoing inventory growth, pushed the retail vacancy rate in Philadelphia to the highest level in more than six years. Staff reductions within the professional and business services sector in particular continue to weigh on overall employment. Retail sales are expected to decline as a result, contributing to negative net absorption of more than 5 million square of retail space.

On the supply side, projects started during the most recent period of economic stability now are coming online, which will increase local retail stock by an estimated 0.5%. The added competition from both new space and vacant, product is pushing owners to expand concessions, which are expected to account for 11% of asking rents, an increase of 140 basis points from the end of 2008 and the highest rate ever offered within the metro.

Current market-wide asking rents of $19.69 per square foot are 2.2% lower than asking rents in the second quarter of 2008 and are down 3.9% year to date. In the first two quarters of 2008, asking rents rose 1%. Effective rents were $17.61 per square foot in the second quarter of 2009, a decline of 3.3% year over year and 2.6% year to date. Concessions remain high peaking at 9% of asking rents in some submarkets. Increases to vacancy and minimal effective rent growth have caused metro-wide revenues to decrease 5.5% during the last year. Weak retail space demand will continue to suppress rents.

City Center Retail	Despite a national recession, Center City Philadelphia’s retail market has shown remarkable resiliency. In the 12-month period ending August 2009, 92 new restaurant and food related businesses opened downtown along with 187 other new retail businesses. While difficulties in securing financing have delayed many projects, local entrepreneurs and several national chains have continued to add to the supply of retail establishments downtown, using such internal resources as funding from friends and family, cash-flow from operations at other locations and traditional commercial loans. Despite the most severe national recession in recent memory and declining sales in some sectors, retail vacancy inched up by only one-half of 1% in the last year.

The diversification of the downtown has provided multiple sources of retail demand both during the day and evening hours, with 200,000 office workers occupying 35 million square feet of commercial space and a strong convention and tourism industry filling 10,000 hotel rooms. Center City’s emergence as the third largest residential downtown in the United States, with an extraordinary concentration of well-educated and professionally employed residents, has created an entirely new source of demand for household goods, personal and professional services, as well as food and dining. Finally, Center City’s core strength as a dense, compact and walk able downtown provides an high concentration of
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 42

retail demand. The following tables summarize retail demand by segment for the City Center area. The data is based on a radius study with the center point being City Hall (JFK Boulevard at Broad Street). The subject property is included within the one-half mile radius data.
RETAIL DEMAND BY SEGMENT

	Quarter-Mile Radius	Half-Mile Radius	One-Mile Radius

Worker Market
Office SF	11,506,247	25,643,563	36,270,370
Office Workers	51,202	114,113	161,402
Non-Office Workers	15,776	35,160	49,730
Total Office Workers	66,978	149,273	221,132

Residential Market
Owners	6,610	18,107	49,369
Renters	4,872	14,080	33,300
Total Population	11,482	32,187	82,669

Visitor Market
Hotel Rooms	32,223	7,316	8,111
Visitors	415,542	943,254	1,005,725

Dollars of Demand for Shoppers Goods
Office Workers	$54,479,000	$121,416,000	$171,732,000
Non-Office Workers	$8,345,000	$18,599,000	$26,307,000
Residents	$22,045,000	$61,799,000	$158,724,000
Overnight Visitors	$65,683,000	$126,396,000	$1,347,467,000
Total	$150,552,000	$328,210,000	$491,530,000

Despite a difficult economy, retail within the City Center area has fared well compared to other submarkets of Philadelphia. Among the residents of the district, is a steadily increasing population of highly educated individuals with overall household incomes that generate significant consumer spending. In the core of the downtown, over 40% of residents walk to work, while in the next ring out, residents commute primarily by public transit. Few Center City households thus have more than one car, and many have no car, eliminating a large annual expense that can be devoted to other expenditures, making the residents of Center City an even more attractive market than a casual glimpse of demographic indicators may suggest. Driving the local retail market is a Center City population of 159,300 residents or 82,7000 households, having an average age of 39.9 years. This highly educated population has an average household income of $74,317 and an annual aggregate income of $4.9 billion. Adding in the purchasing power of nearly 90,000 students who attend college in or adjacent to Center City, makes the area attractive for a variety of retail services.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 43
APARTMENT MARKET RENT ANALYSIS

Subject Property Leasing	A December 2009 Rent Roll was provided for the subject. The current asking rents are summarized in the following table.
SUBJECT CURRENT ASKING RENT SUMMARY

Unit	Floor			Total		Asking Rent	Asking Rent
Type	Plan	Mix	Size (SF)	Area	Occupancy	Per Unit	Per SF

Studio	EA10	1	390	390	0%	$1,139	$2.921
Studio	EB10	10	410	4,100	100%	$929	$2.266
Studio	EC10	20	430	8,600	95%	$899	$2.091
Studio	ED10	125	460	57,500	99%	$979 to $1,024	$2.213 to $2.226
Studio	EE10	5	520	2,600	100%	$999	$1.921
Studio	EF10	2	640	1,280	100%	$1,699 to $1,719	$2.655 to $2.686
1BR/1BA	1A10	17	550	9,350	88%	$1,372 to $1,437	$2.495 to $2.613
1BR/1BA	1B10	28	800	22,400	93%	$1,372 to $1,522	$1.715 to $1.903
1BR/1BA	1C10	33	870	28,710	100%	$1,579 to $1,594	$1.815 to $1.832
1BR/1BA	1D10	88	950	83,600	91%	$1,499 to $1,579	$1.578 to $1.662
1BR/1BA	1E10	16	970	15,520	94%	$1,579 to $1,629	$1.628 to $1.679
1BR/1BA	1F10	3	1,000	3,000	100%	$1,604 to $1,614	$1.604 to $1.614
2BR/2BA	2A20	33	1,200	39,600	94%	$1,799 to $1,809	$1.499 to $1.508
2BR/2BA	2B20	13	1,290	16,770	100%	$1,849 to $1,874	$1.433 to $1.453
2BR/2BA	2C20	2	1,350	2,700	100%	$1,934	$1.433
2BR/2BA	2D20	71	1,420	100,820	94%	$1,949 to $2,014	$1.373 to $1.418
2BR/2BA	2E20	3	1,590	4,770	100%	$2,234 to $2,299	$1.405 to $1.446
2BR/2BA	2F20	28	1,790	50,120	93%	$2,179 to $2,289	$1.217 to $1.279
3BR/2BA	3A20	11	1,550	17,050	91%	$2,408 to $2,458	$1.554 to $1.586
3BR/2BA	3B20	11	1,650	18,150	91%	$2,459 to $2,469	$1.490 to $1.496
3BR/2BA	3C20	7	1,900	13,300	86%	$2,624 to $2,644	$1.381 to $1.392
3BR/2BA	3G20	5	2,060	10,300	80%	$2,829 to $2,849	$1.373 to $1.383
3BR/2BA	3D20	1	2,140	2,140	100%	$3,199	$1.495
3BR/2BA	3E20	1	2,370	2,370	100%	$3,819	$1.611
4BR/2BA	4A30	1	2,350	2,350	100%	$3,979	$1.693

Totals/Average		535	967	517,490	95%

Competitive Set	In order to determine the market rent for the subject’s apartment units, a survey of comparable apartment complexes considered most similar to the subject was conducted. The subject competes with a limited number of properties in the area. All of the properties are in close proximity to the subject and represent similar Class A high-rise residential developments located within or near the City Center district. The information regarding the rent comparables was obtained through physical inspections and direct interviews of rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the subject and comparable properties follow the map.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 44
COMPARABLE RENTAL MAP
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 45

SUBJECT PROPERTY	The Sterling
1815 JFK Boulevard
Philadelphia, Pennsylvania

Units	535

Year Built	1961/renovated 1998

Occupancy	95%

Amenities	Electric kitchen appliances, in-suite washer/dryer, walk-in closets (select units), balconies, and built-in bookcases. Complex is a Class A high-rise property with standard amenities including controlled access, fitness center, roof-top swimming pool, 24-hour attended lobby, on-site retail, and covered parking.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 46
RENTAL DATA

Unit	Floor			Total		Asking Rent	Asking Rent
Type	Plan	Mix	Size (SF)	Area	Occupancy	Per Unit	Per SF

Studio	EA10	1	390	390	0%	$1,139	$2.921
Studio	EB10	10	410	4,100	100%	$929	$2.266
Studio	EC10	20	430	8,600	95%	$899	$2.091
Studio	ED10	125	460	57,500	99%	$979 to $1,024	$2.213 to $2.226
Studio	EE10	5	520	2,600	100%	$999	$1.921
Studio	EF10	2	640	1,280	100%	$1,699 to $1,719	$2.655 to $2.686
1BR/1BA	1A10	17	550	9,350	88%	$1,372 to $1,437	$2.495 to $2.613
1BR/1BA	1B10	28	800	22,400	93%	$1,372 to $1,522	$1.715 to $1.903
1BR/1BA	1C10	33	870	28,710	100%	$1,579 to $1,594	$1.815 to $1.832
1BR/1BA	1D10	88	950	83,600	91%	$1,499 to $1,579	$1.578 to $1.662
1BR/1BA	1E10	16	970	15,520	94%	$1,579 to $1,629	$1.628 to $1.679
1BR/1BA	1F10	3	1,000	3,000	100%	$1,604 to $1,614	$1.604 to $1.614
2BR/2BA	2A20	33	1,200	39,600	94%	$1,799 to $1,809	$1.499 to $1.508
2BR/2BA	2B20	13	1,290	16,770	100%	$1,849 to $1,874	$1.433 to $1.453
2BR/2BA	2C20	2	1,350	2,700	100%	$1,934	$1.433
2BR/2BA	2D20	71	1,420	100,820	94%	$1,949 to $2,014	$1.373 to $1.418
2BR/2BA	2E20	3	1,590	4,770	100%	$2,234 to $2,299	$1.405 to $1.446
2BR/2BA	2F20	28	1,790	50,120	93%	$2,179 to $2,289	$1.217 to $1.279
3BR/2BA	3A20	11	1,550	17,050	91%	$2,408 to $2,458	$1.554 to $1.586
3BR/2BA	3B20	11	1,650	18,150	91%	$2,459 to $2,469	$1.490 to $1.496
3BR/2BA	3C20	7	1,900	13,300	86%	$2,624 to $2,644	$1.381 to $1.392
3BR/2BA	3G20	5	2,060	10,300	80%	$2,829 to $2,849	$1.373 to $1.383
3BR/2BA	3D20	1	2,140	2,140	100%	$3,199	$1.495
3BR/2BA	3E20	1	2,370	2,370	100%	$3,819	$1.611
4BR/2BA	4A30	1	2,350	2,350	100%	$3,979	$1.693

Totals/Average		535	967	517,490	95%
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 47

COMPARABLE RENTAL 1	Museum Tower
1801 Buttonwood Street
Philadelphia, Pennsylvania

Units	286

Year Built	1989/renovated 2008

Occupancy	97%

Amenities	Electric kitchen appliances including microwave oven (in select units), in-suite washer/dryer, walk-in closets (select units), balconies, and built-in bookcases. Complex is a Class A high-rise property with standard amenities including controlled access, fitness center, 24-hour attended lobby, on-site retail, and covered parking.

Concessions	Reduced rents on individual floor plans when determined appropriate by management.
RENTAL DATA

	Unit	Size Range	Average	Rent	Average	Average
Type	Count	(SF)	Size/SF	Range	Rent	Rent/SF

Studios	56	530 to 610	570	$1,041 to $1,209	$1,125	$1.97
1BR/1BA	144	768 to 804	787	$1,210 to $1,456	$1,333	$1.69
2BR/1BA	30	1,050 to 1,050	1,050	$1,510 to $1,820	$1,665	$1.59
2BR/2BA	56	1,160 to 1,250	1,205	$1,605 to $1,910	$1,758	$1.46

Total/Avg.	286		1,070		$1,410	$1.32
Occupancy	97%

Comments	The property is located approximately 1/4-mile north of The Sterling.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 48

COMPARABLE RENTAL 2	One Franklin Town
One Franklin Town Boulevard
Philadelphia, Pennsylvania

Units	334

Year Built	1982/renovated 2005-2009

Occupancy	96%

Amenities	Electric kitchen appliances including microwave oven (in select units), in-suite washer/dryer, walk-in closets (select units), balconies, and built-in bookcases. Complex is a Class A high-rise property with standard amenities including controlled access, fitness center, indoor swimming pool, 24-hour attended lobby, on-site retail, and covered parking.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy.
RENTAL DATA

	Unit	Size Range	Average	Rent	Average	Average
Type	Count	(SF)	Size/SF	Range	Rent	Rent/SF

Studios	2	315 to 315	315	$1,139	$1,139	$3.62
1BR/1BA	180	805 to 850	828	$1,125 to $1,600	$1,363	$1.65
2BR/1BA	17	950 to 950	950	$1,400 to $1,990	$1,695	$1.78
2BR/2BA	134	1,165 to 1,200	1,183	$1,545 to $2,000	$1,773	$1.50
3BR/2BA	1	1,600 to 1,600	1,600	$2,399 to $2,399	$2,399	$1.50

Total/Avg.	334		978		$1,546	$1.58
Occupancy	96%

Comments	Property is located 1/4-mile north of the subject property.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 49

COMPARABLE RENTAL 3	Lofts at 1835 Arch
1835 Arch Street
Philadelphia, Pennsylvania

Units	191

Year Built	1924/renovated 2001

Occupancy	97%

Amenities	Electric kitchen appliances including microwave oven (in select units), in-suite washer/dryer, walk-in closets (select units), terraces, and broadband internet access. Complex is a Class A high-rise property with standard amenities including controlled access, fitness center, business center, attended lobby, and covered parking.

Concessions	Rents for individual floor plans are reduced as needed to help bolster occupancy. No application fees.
RENTAL DATA

	Unit	Size Range	Average	Rent	Average	Average
Type	Count	(SF)	Size/SF	Range	Rent	Rent/SF

1BR/1BA	140	615 to 1,030	823	$1,280 to $1,912	$1,596	$1.94
2BR/2BA	51	1,155 to 1,410	1,283	$1,999 to $2,434	$2,217	$1.73

Total/Avg.	191		949		$1,762	$1.86
Occupancy	97%

Comments	Property is located two blocks north of the subject property.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 50

COMPARABLE RENTAL 4	1500 Locust
1500 Locust Street
Philadelphia, Pennsylvania

Units	610

Year Built	1973/renovated 2008

Occupancy	94%

Amenities	Electric kitchen appliances including microwave oven (in select units), in-suite washer/dryer, walk-in closets (select units), private balconies, and broadband internet access. Complex is a Class A high-rise property with standard amenities including controlled access, fitness center, roof top swimming pool, 24-hour attended lobby, and on-site parking.

Concessions	Rents for individual floor plans are reduced as needed to help bolster occupancy.
RENTAL DATA

	Unit	Size Range	Average	Rent	Average	Average
Type	Count	(SF)	Size/SF	Range	Rent	Rent/SF

Studios	61	497 to 497	497	$1,285 to $1,455	$1,370	$2.76
1BR/1BA	427	745 to 911	829	$1,515 to $2,590	$2,053	$2.48
2BR/2BA	122	1,113 to 1,264	1,189	$2,315 to $3,480	$2,898	$2.44

Total/Avg.	610		881		$2,154	$2.44
Occupancy	94%

Comments	Property is located 1/4-mile south of the subject property.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 51

COMPARABLE RENTAL 5	Edgewater
2323 Race Street
Philadelphia, Pennsylvania

Units	290

Year Built	2006

Occupancy	96%

Amenities	Electric kitchen appliances including microwave oven (in select units), in-suite washer/dryer, walk-in closets (select units), and broadband internet access. Complex is a Class A high-rise property with standard amenities including controlled access, clubroom, business and fitness center, 24-hour attended lobby, one-acre riverfront park, and garage parking.

Concessions	Rents for individual floor plans are reduced as needed to help bolster occupancy.
RENTAL DATA

	Unit	Size Range	Average	Rent	Average	Average
Type	Count	(SF)	Size/SF	Range	Rent	Rent/SF

Studios	22	610 to 610	610	$1,350 to $1,595	$1,473	$2.41
1BR/1BA	122	794 to 1,070	932	$1,670 to $2,070	$1,870	$2.01
2BR/2BA	128	1,160 to 1,209	1,185	$2,145 to $2,790	$2,468	$2.08
3BR/2BA	18	1,579 to 1,579	1,579	$3,245 to $3,525	$3,385	$2.14

Total/Avg.	290		1,049		$2,198	$2.10
Occupancy	96%

Comments	Property is located 1/4-mile west of the subject property.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 52

ANALYSIS	The comparable rental properties are all in the immediate vicinity of the subject property and were built between 1924 and 2006; many of the older properties, including the subject have been renovated over time. In general the comparable set is considered similar to the subject with respect to location, physical characteristics, appeal, and tenant amenities. The comparables have unit and complex amenities similar to the subject. The rental rates illustrated by the comparable properties provide a good indication as to the appropriate market rent of the subject property.

Studio	The subject property offers six (6) studio floor plans that range in size from 390 to 640 square feet. The rental rates for the subject units under analysis range from $899 to $1,719 per month, or $1.92 to $2.92 per square foot. The following chart outlines rental rates for similar sized one bedroom floor plans within the competing apartment properties.
STUDIO FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	390	$1,139	$2.92	Subject
Subject	410	$929	$2.27	Subject
Subject	430	$899	$2.09	Subject
Subject	460	$979 to $1,024	$2.13 to $2.23	Subject
Subject	520	$999	$1.92	Subject
Subject	640	$1,699 to $1,719	$2.66 to $2.69	Subject

Museum Towers	530 to 610	$1,041 to $1,209	$1.96 - $1.98	Similar
One Franklin Town	315	$1,139	$3.62	Similar
1500 Locust	497	$1,285 to $1,455	$2.59 - $2.93	Similar
Edgewater	610	$1,350 to $1,595	$2.21 to $2.62	Similar

Subject Range	390 - 640	$899 - $1,719	$1.92 - $2.92
Comparable Range	315 - 610	$1,041 - $1,595	$1.96 - $3.62

The rents for comparable studio floor plans range from $1,041 to $1,595 per unit and $1.96 to $3.62 per square foot. The comparable properties are all similar to the subject in terms of location and physical characteristics. After considering variances for unit size and amenities offered, the subject’s quoted rent structure is well within the comparable range. The subject’s quoted rent structure appears well supported.

One-Bedroom Units	The subject property offers six (6) one-bedroom floor plans that range in size from 550 to 1,000 square feet. The rental rates for the subject units under analysis range from $1,372 to $1,629 per month, or $1.60 to $2.61 per square foot. The following chart outlines rental rates for similar sized one-bedroom floor plans within the competing apartment properties.
ONE-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	550	$1,372 to $1,437	$2.50 to $2.61	Subject
Subject	800	$1,372 to $1,522	$1.72 to $1.90	Subject
Subject	870	$1,579 to $1,594	$1.82 to $1.83	Subject
Subject	950	$1,499 to $1,579	$1.58 to $1.66	Subject
Subject	970	$1,579 to $1,629	$1.63 to $1.68	Subject
Subject	1,000	$1,604 to $1,614	$1.60 to $1.61	Subject

Museum Towers	768 to 804	$1,210 to $1,456	$1.58 to $1.81	Similar
One Franklin Town	805 to 850	$1,125 to $1,600	$1.40 to $1.88	Similar
Lofts at 1835 Arch	615 to 1,030	$1,280 to $1,912	$1.86 to $2.05	Similar
1500 Locust	745 to 911	$1,515 to $2,590	$2.03 to $2.84	Similar
Edgewater	794 to 1,070	$1,670 to $2,070	$1.93 to $2.10	Similar

Subject Range	550 - 1,000	$1,372 - $1,629	$1.60 - $2.61
Comparable Range	615 - 1,070	$1,125 - $2,590	$1.40 - $2.84

COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 53

The rents for comparable one-bedroom floor plans range from $1,125 to $2,590 per unit and $1.40 to $2.84 per square foot. The comparable properties are all similar to the subject in terms of location and physical characteristics. The subject’s rent structure is bracketed by the rents exhibited by competing properties in the influencing market area. After considering variances for unit size and amenities offered, the subject’s quoted rent structure is well within the comparable range. The subject’s quoted rent structure appears well supported.

Two-Bedroom Units	The subject property offers six (6) two-bedroom floor plans that range in size from 1,200 to 1,790 square feet. The rental rates for the subject’s two-bedroom units under analysis range from $1,799 to $2,299 per month, or $1.22 to $1.51 per square foot. The comparable two-bedroom units range in size from 1,113 to 1,410 square feet and have monthly asking rents ranging from $1,545 to $3,480 or $1.33 to $2.75 per square foot.
TWO-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	1,200	$1,799 to $1,809	$1.50 to $1.51	Subject
Subject	1,290	$1,849 to $1,874	$1.43 to $1.45	Subject
Subject	1,350	$1,934	$1.43	Subject
Subject	1,420	$1,949 to $2,014	$1.37 to $1.42	Subject
Subject	1,590	$2,234 to $2,299	$1.41 to $1.46	Subject
Subject	1,790	$2,179 to $2,289	$1.22 to $1.28	Subject

Museum Towers	1,160 to 1,250	$1,605 to $1,910	$1.38 to $1.53	Similar
One Franklin Town	1,165 to 1,200	$1,545 to $2,000	$1.33 to $1.67	Similar
Lofts at 1835 Arch	1,155 to 1,410	$1,999 to $2,434	$1.73	Similar
1500 Locust	1,113 to 1,264	$2,315 to $3,480	$2.08 to $2.75	Similar
Edgewater	1,160 to 1,209	$2,145 to $2,790	$1.85 to $2.31	Similar

Subject Range	1,200 - 1,790	$1,799 - $2,299	$1.22 - $1.51
Comparable Range	1,113 - 1,410	$1,545 - $3,480	$1.33 - $2.75

After considering variances for unit size and amenity package, the subject’s quoted rent structure is well within the comparable range. The subject’s rent structure for the two-bedroom floor plans is well supported.

Three-Bedroom Units	The subject property offers six (6) three-bedroom floor plans that range in size from 1,550 to 2,370 square feet. The rental rates for the subject’s three-bedroom units under analysis range from $2,408 to $3,819 per month, or $1.37 to $1.61 per square foot. Only two comparable properties offer a three-bedroom floor plan. The comparable three-bedroom units range in size from 1,579 to 1,600 square feet and have monthly asking rents ranging from $2,399 to $3,525 or $1.50 to $2.23 per square foot.
THREE-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	1,550	$2,408 to $2,458	$1.55 to $1.59	Subject
Subject	1,650	$2,459 to $2,469	$1.49 to $1.50	Subject
Subject	1,900	$2,624 to $2,644	$1.38 to $1.39	Subject
Subject	2,060	$2,829 to $2,849	$1.37 to $1.38	Subject
Subject	2,140	$3,199	$1.49	Subject
Subject	2,370	$3,819	$1.61	Subject

One Franklin Town	1,600	$2,399	$1.50	Similar
Edgewater	1,579	$3,245 to $3,525	$2.06 to $2.23	Similar

Subject Range	1,550 - 2,370	$2,408 - $3,819	$1.37 - $1.61
Comparable Range	1,579 - 1,600	$2,399 - $3,525	$1.50 - $2.23

COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 54

After considering variances for unit size, the subject’s quoted rent structure is well within the comparable range. The subject’s rent structure for the three-bedroom floor plans is well supported.

Four-Bedroom Units	The subject property offers one (1) four-bedroom floor plan that measures 2,350 square feet. There is only one four-bedroom unit in the subject property. The rental rate for the subject’s four-bedroom unit under analysis is $3,979 per month, or $1.69 per square foot. There are no comparable four-bedroom floor plans, or similarly sized three-bedroom units offered at the competing properties. However, based on the subject’s previously analyzed three-bedroom floor plans, and after considering variances for unit size, the subject’s quoted rent structure is supported by the comparable data.
FOUR-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF

Subject	2,350	$3,979	$1.69

Conclusions	The subject is expected to continue to capture its fair share of the market at the indicated economic rates. The subject’s potential gross potential rent is summarized in the following chart.
SUMMARY OF ECONOMIC RENT POTENTIAL

	Floor		Size	Total	Economic	Economic
Unit Type	Plan	Mix	(SF)	Area	Rent	Rent/SF	Monthly Rent	Annual Rent

Studio	EA10	1	390	390	$1,139	$2.92	$1,139	$13,668
Studio	EB10	10	410	4,100	$929	$2.27	$9,290	$111,480
Studio	EC10	20	430	8,600	$899	$2.09	$17,980	$215,760
Studio	ED10	125	460	57,500	$1,002	$2.18	$125,250	$1,503,000
Studio	EE10	5	520	2,600	$999	$1.92	$4,995	$59,940
Studio	EF10	2	640	1,280	$1,709	$2.67	$3,418	$41,016
1BR/1BA	1A10	17	550	9,350	$1,405	$2.55	$23,885	$286,620
1BR/1BA	1B10	28	800	22,400	$1,405	$1.76	$39,340	$472,080
1BR/1BA	1C10	33	870	28,710	$1,586	$1.82	$52,338	$628,056
1BR/1BA	1D10	88	950	83,600	$1,539	$1.62	$135,432	$1,625,184
1BR/1BA	1E10	16	970	15,520	$1,604	$1.65	$25,664	$307,968
1BR/1BA	1F10	3	1,000	3,000	$1,609	$1.61	$4,827	$57,924
2BR/2BA	2A20	33	1,200	39,600	$1,804	$1.50	$59,532	$714,384
2BR/2BA	2B20	13	1,290	16,770	$1,862	$1.44	$24,206	$290,472
2BR/2BA	2C20	2	1,350	2,700	$1,934	$1.43	$3,868	$46,416
2BR/2BA	2D20	71	1,420	100,820	$1,982	$1.40	$140,722	$1,688,664
2BR/2BA	2E20	3	1,590	4,770	$2,267	$1.43	$6,801	$81,612
2BR/2BA	2F20	28	1,790	50,120	$2,234	$1.25	$62,552	$750,624
3BR/2BA	3A20	11	1,550	17,050	$2,433	$1.57	$26,763	$321,156
3BR/2BA	3B20	11	1,650	18,150	$2,464	$1.49	$27,104	$325,248
3BR/2BA	3C20	7	1,900	13,300	$2,634	$1.39	$18,438	$221,256
3BR/2BA	3G20	5	2,060	10,300	$2,839	$1.38	$14,195	$170,340
3BR/2BA	3D20	1	2,140	2,140	$3,199	$1.49	$3,199	$38,388
3BR/2BA	3E20	1	2,370	2,370	$3,819	$1.61	$3,819	$45,828
4BR/2BA	4A30	1	2,350	2,350	$3,979	$1.69	$3,979	$47,748

Totals/Average		535	967	517,490	$1,568	$1.62	$838,736	$10,064,832
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 55
COMMERCIAL MARKET RENT ANALYSIS

Overview	As previously noted the subject property is comprised of residential and commercial space. The previous analysis analyzed the local market to determine the economic rent for the subject’s 535 apartment units (517,490 square feet). The following analyzes competitive commercial properties in the influencing market to determine the market rent for the 115,550 square feet of commercial space located within The Sterling. The subject’s commercial space is comprised of office; 92,676 square feet of space located on floors 2, 3, and 4; and 22,874 square feet of retail space located along the John F. Kennedy Boulevard street frontage. In this analysis, we surveyed the local market for comparable office and retail properties. The following is a discussion of properties comparable to the subject’s office and retail space.

Office Market Analysis	The subject property has 92,676 square feet of office area located on floors 2, 3, and 4. Based on standards in the local market, the subject office space is considered to be representative of a Class B property. It offers standard tenant amenities including janitorial, security, common area services and maintenance, and on-site parking. Tenant spaces are finished-out to tenant specifications and typically include painted interior walls with adequate private office areas, 9-foot high ceiling height with suspended acoustical ceiling, adequate natural light from full-wall windows, suitable electrical and data services. The common area hallways have been recently renovated, are attractive and in good condition.

The subject office space is 73% leased at rental rates ranging from $8.95 to $19.96 per square foot. Lease terms are typically 3 to 5 years in duration with periodic increases in base rent through the lease term. Tenant suites range in size from 572 to 7,993 square feet with most tenants in the 1,000 to 3,000 square foot range. Tenants typically pay for operating expenses over a base year stop, plus their pro rata share of electricity. This lease structure is typical for Class B office properties in the local market.

The following is a presentation of the subject office rent roll. The rent roll indicates that the most recent leases at the subject property (Cornerstone Consulting, Public House Investments, and SOMA) have been executed at rental rates in the range of $16.13 to $19.96 per square foot.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 56
SUBJECT OFFICE RENT ROLL

			Lease Start	Expiration	Base Rental
Tenant Name	Suite	Tenant Size	Date	Date	Revenue	Rent/SF

AIMCO Maintenance Room	454	966	12/09	11/21	$0	$0.00
AIMCO Regional Office	330	4,186	1/07	12/14	$37,452	$8.95
AIMCO Resident Lounge	452	1,399	12/09	11/21	$0	$0.00
Bayada Nurses	444	2,609	7/08	8/13	$52,477	$19.36
Caring People Alliance	220	7,252	4/04	3/11	$125,883	$17.36
Contemporary Staffing Solution	307	1,500	12/06	11/10	$25,035	$16.69
Cornerstone Consultants	424A	1,217	1/09	1/14	$24,289	$19.96
Devereux Foundation	200	19,982	11/03	10/10	$310,887	$15.56
Equitrac Corporation	340	3,052	11/07	1/13	$52,857	$17.32
Joel Oshtry, Esq.	433	1,588	1/03	6/10	$24,485	$15.42
Michael Kleeman	350	3,505	7/06	6/10	$54,626	$15.59
Mid Atlantic Mortgage	301	1,896	10/07	9/10	$31,920	$16.84
Public House Investments	475	646	7/08	3/13	$11,952	$18.50
Public House Investments	480	1,475	4/08	3/13	$26,592	$18.03
Relief of Widows and Children’s	303	1,165	3/03	5/15	$20,727	$17.79
Robert Cole PC	465	572	4/08	3/11	$10,776	$18.84
SOMA	460	3,598	11/09	10/14	$58,018	$16.13
Wainstein, Yanks & Cohen	400	3,287	4/03	12/10	$52,632	$16.01
WB Mason	230	7,993	12/07	12/17	$132,102	$16.53

Total/Average		67,888			$1,052,710	$15.51

Competitive Office Market	The following office buildings are located within the City Center area of downtown Philadelphia and represent competitive Class A and B office buildings in the influencing market. The rents commanded by these properties provide valuable insight to market rent parameters and are utilized to determine the market rent potential for the office component at the subject property.
SUMMARY OF OFFICE RENT COMPARABLES

					Effective Quoted		TI	Building
Name	Address	Yr. Blt.	GLA (SF)	Vac. %	Rent/SF	Expense	Allowance/SF	Class

Eight Penn Center	1628 JFK Boulevard	1980	235,000	10.4%	$19.50-$22.25	FSG +E	Negotiable	A
1528 Walnut	1528 Walnut Street	1927	206,625	10.8%	$18.50	FSG +E	$22 - $28	B
Land Title Building	100 S. Broad Street	1898	365,854	6.8%	$18.25	FSG +E	$20-$30	B
1608 Walnut	1608 Walnut Street	1929	227,656	14.4%	$18.00-$19.00	FSG +E	Negotiable	B

The Sterling	1815 JFK Boulevard	1961	92,676	26.8%	$18.50	FSG +E	$25-$32	B

LOCATION MAP - OFFICE RENT COMPARABLES
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 57

The office rent comparables exhibit a rent range of $18.00 to $22.25 per square foot. Three of the four comparable properties exhibit rental rates that fall in a fairly tight range of $18.00 to $19.00 per square foot. The properties producing rents in this range represent Class B offices that are considered most competitive to the subject property. The upper-end of the rent range is represented by the Eight Penn Center building. This is a Class A office building located along JFK Boulevard, approximately two blocks east of the subject property. It is most similar to the subject property with respect to location, however is superior in age.

A rental rate for the subject property is reasoned to be aligned below the rental rate indicated by the Penn Center Building and within the range of rents exhibited by the remaining buildings. It should be noted that the quoted rents are an effective rental rate realized over the lease term. Leases in the local market typically have a base year rent with annual or periodic steps in the rental rate during the lease term.

Based on an analysis of competitive office buildings in the City Center district, the subject’s quoted rental rate of $18.50 per square foot is considered market oriented. Leases in the local market are typically 3 to 5 years in duration, with periodic increases in the base year rental rate during the lease term. Rent increases can vary based on lease duration, tenant allowances, and other considerations, however, step rents of $0.50 per square foot per year are typical.

Landlord-paid tenant improvements are negotiable. The competitive set identified a range of $20 to $30 per square foot. The Third Quarter-2009, Korpacz Investor Real Estate Survey, a survey of participants active in national real estate markets, indicates that in the Philadelphia office market the tenant improvement allowance ranges from $10.00 to $45.00 per square foot with an average of $26.25 per square foot. Renewing tenants are typically provided with only a minimal allowance, typically to cover the cost of paint and carpet cleaning/replacement.

Office Market Rent – Conclusion	The following market leasing terms are estimated for the subject property office space:

Base Market Rent	$17.50
Rent Steps	$0.50 per square foot per year
Effective Rent (over term)	$18.50/SF
Lease Type	Base Year Stop, plus electricity
Term	5 years
Free Rent	Three months
Tenant Improvements	$25.00/SF (new tenant)
$5.00/SF (renewing tenant)

Retail Market Analysis	The subject property contains 22,874 square feet of retail storefront space located along John F. Kennedy Boulevard. The retail space has good visibility/accessibility, with a high level of pedestrian foot traffic and good proximity to nearby office towers including the adjacent 58-
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 58

story Comcast Center. The subject retail space is canopied with individual unit entries and full window glass store fronts. Tenant spaces are finished-out to tenant specifications and typically include painted interior walls with adequate lighting and plumbing. It is representative of functional retail space by local standards.

The subject retail space is 87% leased at rental rates ranging from $24.90 to $39.78 per square foot. Lease terms are typically 3 to 7 years duration with periodic increases in base rent through the lease term. Tenant suites range in size from 186 to 3,800 square feet with most tenants in the 1,000 to 3,000 square foot range. Tenant expense reimbursements range from full-service to triple net lease arrangements, with some tenants paying only for their pro rata share of electric.

The following is a presentation of the subject retail rent roll. The rent roll indicates that the most recent leases at the subject property (K Shoe Repair, Trumark Financial Credit Union, and Young’s Tailor and Cleaner) have been executed at rental rates ranging from $28.50 to $32.26 per square foot.
SUBJECT RETAIL RENT ROLL

			Lease Start	Expiration	Base Rental
Tenant Name	Suite	Tenant Size	Date	Date	Revenue	Rent/SF

7-Eleven Store	1833	3,042	12/06	11/11	$104,458	$34.34
AIMCO Leasing Storefront	1821	2,005	1/10	12/21	$0	$0.00
City Nails	1823	1,085	4/03	3/10	$30,995	$28.57
Hot Tamales	1805	1,414	10/03	1/19	$36,972	$26.15
Hwa Yuan Restaurant	1801	3,800	7/06	6/11	$123,780	$32.57
JFK Dental	1829	2,588	8/05	6/10	$64,446	$24.90
K Shoe Repair	1803	186	12/08	1/14	$6,000	$32.26
Subway	1827	898	4/05	3/10	$25,875	$28.81
Trumark Financial Credit Union	1811	3,766	1/08	12/17	$149,796	$39.78
Young’s Tailor and Cleaner	1831	1,195	12/08	11/18	$34,056	$28.50

Total/Average		19,979			$576,378	$28.85

Competitive Retail Market	We identified the following competitive retail spaces located within the City Center area of downtown Philadelphia. The rents commanded by these properties are utilized to help determine the market rent potential for the retail component at the subject property.
SUMMARY OF RETAIL RENT COMPARABLES

			Effective Quoted		TI
Address	Yr. Blt.	GLA (SF)	Rent/SF	Expense	Allowance/SF	Comment

30 South 17th Street	1975	4,868	$40.00	NNN	Negotiable	3 Street Level Units
1935 Chestnut Street	N/A	2,100	$37.14	NNN	Negotiable	1 Street Level Unit
1201 Walnut Street	1988	4,394	$35.00-$40.00	Full Service	Negotiable	2 Street Level Units
2013 Sansom Street	N/A	1,500	$32.00	NNN	Negotiable	1 Street Level Unit

The Sterling	1961	22,874	$30.00	Full Service	$25.00

COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 59
LOCATION MAP - RETAIL RENT COMPARABLES

The retail rent comparables exhibit a rent range of $32.00 to $40.00 per square foot. The low-end of the range is represented by the 2013 Sansom Street property. This is a low-rise retail unit on a minor street located approximately eight blocks south of the subject property. The upper-end of the rent range is represented by the 30 S. 17th Street property. This property consists of four retail store fronts on the street level of a Class A high rise office building. This comparable, situated adjacent to the Shops at Liberty Place, is considered to be a superior location relative to the subject property. A rental rate for the subject property is reasoned to be aligned below the rental rate indicated by the 17th Street retail. The 1201 Walnut Street comparable consists of two street level retail units located within a parking structure at the corner of 12th and Walnut. This location is near the Thomas Jefferson General Hospital and is generally superior to the subject property. An appropriate rental rate for the subject should be aligned below the rate indicated by this comparable.

Based on an analysis of competitive retail buildings in the City Center district, the subject’s quoted rental rate of $30.00 per square foot is generally regarded as being market oriented. The quoted rent is the effective rate realized over the lease term. Leases in the local market are typically 3 to 5 years in duration, with periodic increases in the base year rental rate during the lease term. Rent increases can vary based on lease duration, tenant allowances, and other considerations, however, step rents of $0.50 per square foot per year are typical.

Landlord-paid tenant improvements are negotiable and vary from property to property. The subject property has a quoted improvement allowance of $25.00 per square foot, an amount that is within market
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parameters and considered reasonable. Renewing tenants are provided with only a minimal allowance to cover the cost of paint and floor cover cleaning/replacement.

Office Market Rent – Conclusion	The following market leasing terms are estimated for the subject property office space:

Base Market Rent	$30.00
Rent Steps	3% per square foot per year
Lease Type:	Modified Full Service, plus electricity
Term	5 years
Free Rent	Four months
Tenant Improvements	$25.00/SF (new tenant)
$8.00/SF (renewing tenant)
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HIGHEST AND BEST USE

Definition	Highest and Best Use in appraisal theory is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, 4th Edition, Appraisal Institute, Chicago, Illinois, 2002 as “the reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.”

There are typically two highest and best use scenarios: The highest and best use of the property as improved and the highest and best use of the site as if vacant. In each case, the use must pass four “tests”; it must be physically possible, legally permissible, financially feasible, and maximally productive.

HIGHEST AND BEST USE AS VACANT

Definition	Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

Physically Possible	The subject site’s size and shape would allow for most uses. Surrounding land uses include high intensity developments typically found in a core area urban setting. A high-intensity commercial, multifamily or mixed-use development would be a complementary land use.

Legally Permissible	The subject site is zoned for high intensity commercial and mixed uses. The legally permissible and intended use is homogeneous with surrounding development.

Financially Feasible	Apartment and commercial properties have realized decreasing occupancy and rent levels as a result of weakness in the regional and national economies. The existing supply of apartment units and office and retail space in the area appears to be sufficient to satisfy the existing level of demand. Given current market conditions, the financial feasibility for large-scale residential and/or commercial development is questionable at this time. Even if financial feasibility were pronounced, it would be difficult to obtain construction financing and capital in the currently constrained credit market.

Maximally Productive	Given the above discussion, a holding period of the site as vacant is indicated until market conditions improve to the point financial feasibility is evident. The maximally productive use of the site is future development of a multifamily, or commercial mixed use to its maximum allowed density.

Conclusion	Based upon the preceding analysis, it is our opinion that the Highest and Best Use of the site, as vacant, is for mixed-use development consistent
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with surrounding land uses when economic conditions improve to a level that permits development.

HIGHEST AND BEST USE AS IMPROVED

Definition	Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one”.

Physically Possible	The subject is improved with a high-intensity mixed-use development, including residential, office and retail components. With 535 dwelling units and 517,490 square feet, the residential component comprises the vast majority of the development. The residential component was 95% occupied on the date of inspection. The commercial component was 76% occupied overall (87% for the retail and 73% for the office) as of the same date. The improvements are fully functional and have been adequately maintained with no substantial repairs or renovations needed. No alterations or modifications are warranted at this time.

Legally Permissible	The subject property is an allowed use of the site.

Financially Feasible	The complex is achieving its fair share of the market and is capable of maintaining market rents and occupancy in its current condition. Accordingly, the subject property’s improvements contribute a positive return to the land position and materially to overall property value.

Maximally Productive	The property’s improvements generate a return to the real estate that is well in excess of that generated by the underlying land, and there does not appear to be a need for remodeling or repositioning.

Conclusion	Based upon the preceding analysis, it is our opinion that the highest and best use of the site as improved is for the continued mixed-use.
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VALUATION PROCESS

Introduction	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

COST APPROACH	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The cost approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction - remains a highly subjective factor.

In the case of income-producing real estate with some items of depreciation, the cost of construction plays a minor and relatively insignificant role in determining market value. Investors are generally not buying, selling, or lending with reliance placed on the methodology of the cost approach to establish value. As agreed with the client, the cost approach is not included within the scope of this appraisal.

INCOME APPROACH	The income capitalization approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operations history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the income capitalization approach is utilized in this appraisal.

SALES COMPARISON	The sales comparison approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, and the interest transferred, among others. The value estimated through this
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approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences, and the absence of atypical conditions affecting the individual sales prices. Although the volume of sales activity is down as a result of market conditions, our research revealed adequate sales activity to form a reasonable estimation of the subject property’s market value via the sales comparison approach.

RECONCILIATION	The final step in the appraisal process is to reconcile the various value indications into a single final estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject property. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.
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Philadelphia, Pennsylvania	Page 65

INCOME CAPITALIZATION APPROACH

VALUATION	We have used the Discounted Cash Flow and Direct Capitalization methods to estimate a value for the subject property. The cash flow is calculated using Excel software. The following income and expense discussion will explain our input for the analysis.

Discounted Cash Flow method is defined as “the procedure in which a discount rate is applied to a set of projected income streams and a reversion.” The major tasks involved in this approach to valuing the subject property are:

1.    Analysis of the projected rental income stream, establishment of market rent levels, estimation of an appropriate absorption period for the subject property upon lease expiration, projection of future revenues, probable lease renewals at market rates, and probable vacancy and credit losses.

2. Projection of future operating expenses based upon analysis of actual operating expenses reported by the subject property and comparable buildings in the subject property’s competitive market.

3. Derivation of the most probable annual net operating income to be generated by the property over the projection period by subtracting all property expenses from the effective gross income.

4. Estimation of a re-sale price at the end of the investment period by applying an appropriate overall capitalization rate to net operating income and deducting the appropriate selling costs.

5.    Determination of a yield rate (discount rate or internal rate of return) that would attract a prudent investor to invest in a similar situation with comparable degrees of risk, non-liquidity, and management.

6. Value is estimated by converting the cash flows into a present value by discounting at the concluded yield rate.

Direct Capitalization is defined as “a method used to convert an estimate of a single year’s income expectancy into an indication of value in one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor. It further states that: only the first year’s income is considered. Yield and value change are implied, but not identified. The rate at which a stabilized net operating income is converted into value is known as an overall capitalization rate (OAR).” The major tasks involved in this approach to valuing the subject property are:

1. Calculate potential gross income from all sources that a competent owner could legally generate.

2. Estimate and deduct an appropriate vacancy and collection loss factor to arrive at effective gross income.

3. Estimate and deduct operating expenses that would be expected during a stabilized year to arrive at a probable net operating income.
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4. Develop an appropriate overall capitalization rate to apply to the net operating income.

5.    Value is estimated by dividing the net operating income by the overall capitalization rate. Any adjustments to account for differences between the current conditions and stabilized conditions are also considered.

RESIDENTIAL/APARTMENT COMPONENT ANALYSIS

REVENUE ANALYSIS
Potential Gross Income	The potential gross income from apartment unit rentals has been calculated to be $838,736 per month or $10,064,832 for the appraised year based on the conclusion derived in the previous Market Rent Analysis section.

Loss to Lease	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking, or market, rental rates. In the case of the subject property, the loss to lease also accounts partially for concessions that are offered in the form of reduced rent.

The operating statements under review indicate a historical loss to lease range of approximately 0.7% to 6.1% of the gross rent potential. Review of the current rent roll indicates that current rents in place are approximately 2.0% below the market rent estimated above.

As market fundamentals begin to improve, concessions will begin to abate and effective rent levels will escalate to be more in line with asking rents. For valuation purposes, the loss to lease allowance is forecasted at 1.5% of the gross rent potential.

Concessions	Concessions within the subject’s influencing area are common. Each of the properties surveyed as rent comparables offer some form of rent concession. The concessions consist of reduced rent or free rent over a portion of the lease term. As indicated above, concessions are also accounted for in the loss to lease allowance.

As a percentage of the gross rent potential, the subject’s historical rent concessions were fairly negligible as most were accounted for as a loss to lease in the form of reduced rent over the lease term. According to operating statements under review, concessions have averaged approximately 1.2% over the past three years. For valuation purposes, concessions are estimated at 1.0% of the gross rent potential.

Vacancy/Credit Loss	The subject has been able to maintain its fair share of market occupancy however market fundamentals have weakened over the recent past. The subject still maintains a relatively high occupancy and is currently 5% vacant.

The subject’s current 95% level of occupancy is within the range of occupancy levels reported by competitors in the immediate vicinity. Occupancy levels for the competing properties in the influencing market area are outlined in the following table.
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OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Name	YOC	Total Units	Occupancy

Museum Towers	1989/2008	286	97%
One Franklin Town	1982/2005-2009	334	96%
Lofts at 1835 Arch	1924/2001	191	97%
1500 Locust	1973/2008	610	94%
Edgewater	2006	290	96%

Averages	1924-2006	342	96%

The subject property has a history of strong occupancy and has maintained an average occupancy level in the mid 90% range over the past couple of years. For purposes of the cash flow projection vacancy is forecasted at 4.5%. An additional 0.5% for collection loss has been included in our analysis, bringing the total vacancy and collection loss allowance to 5.0%.

Utility Recovery	The tenants reimburse the landlord for water usage. Reimbursement income has been increasing over the past few years, ranging from $520 to $820 per unit. The budgeted amount for 2010 equates to $910 per unit. Based on historical collections and accounting for inflationary trends, an amount of $445,388 ($833 per unit) is projected for the appraised fiscal year.

Other Income	Typically, apartment projects receive additional revenue from sources such as laundry income, vending, application fees, late fees, bad check charges, and deposit forfeitures. Other income receipts at the subject property have ranged from $293 to $452 per unit or 1.4% to 2.3% of the gross potential income over the past couple of years. This amount is projected at $450 per unit for the appraised fiscal year based on historical collections.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for 2007 and 2008, as well as the 2009 (January through November, annualized) and the 2010 budget. Expenses for similar elevator apartment buildings in the Philadelphia area utilizing the Institute of Real Estate Management (IREM) survey of 4,072 apartment units in the metropolitan Philadelphia area was also reviewed and considered. The subject’s operating statements under review have been reconstructed and summarized below.
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RECONSTRUCTED OPERATING STATEMENTS – THE STERLING RESIDENTIAL

	Year End 2007		Year End 2008		2009 Annualized thru Nov.		2010 Budget
	Total	Per Unit	Total	Per Unit	Total	Per Unit	Total	Per Unit

INCOME:
Gross Potential Rent	$10,616,705	$19,844	$11,267,305	$21,060	$10,664,368	$19,933	$10,083,646	$18,848
Loss to Lease	$(452,690)	$(846)	$(689,024)	$(1,288)	$(70,284)	$(131)	$0	$0
Vacancy/Collection Loss	$(457,394)	$(855)	$(394,814)	$(738)	$(717,459)	$(1,341)	$(478,118)	$(894)
Concessions	$(84,833)	$(159)	$(80,093)	$(150)	$(235,605)	$(440)	$(67,601)	$(126)
Parking Income	$77,500	$145	$78,000	$146	$0	$0	$0	$0
Utility Recovery	$278,033	$520	$304,215	$569	$438,646	$820	$486,998	$910
Other Income	$238,178	$445	$156,602	$293	$241,754	$452	$240,968	$450

Effective Gross Income	$10,215,499	$19,094	$10,642,191	$19,892	$10,321,420	$19,292	$10,265,893	$19,189

EXPENSES:
Payroll	$637,266	$1,191	$631,289	$1,180	$710,841	$1,329	$785,002	$1,467
Repairs & Maintenance	$516,813	$966	$619,882	$1,159	$589,269	$1,101	$607,050	$1,135
Administration	$94,501	$177	$131,509	$246	$139,272	$260	$144,103	$269
Management Fees	$511,045	$955	$528,317	$988	$514,947	$963	$510,648	$954
Utilities	$1,010,712	$1,889	$1,030,886	$1,927	$979,419	$1,831	$1,056,342	$1,974
Turnover Expenses	$150,937	$282	$142,437	$266	$152,445	$285	$152,559	$285
Insurance	$243,996	$456	$276,529	$517	$199,737	$373	$237,848	$445
Real Estate Taxes	$735,987	$1,376	$738,381	$1,380	$740,337	$1,384	$781,723	$1,461
Marketing/Leasing	$43,640	$82	$63,781	$119	$86,609	$162	$71,156	$133
Reserves	$0	$0	$0	$0	$0	$0	$0	$0

Total Expenses	$3,944,897	$7,374	$4,163,011	$7,781	$4,112,876	$7,688	$4,346,431	$8,124

Net Operating Income	$6,270,602	$11,721	$6,479,180	$12,111	$6,208,545	$11,605	$5,919,462	$11,064

Source: Client Submitted Information; compiled by CRA
IREM EXPENSE SURVEY RESULTS – PHILADELPHIA, PA

	Philadelphia IREM	Philadelphia IREM	Philadelphia IREM	Region 1&2 IREM
	Median	High	Low	Median
	4,072 Units	4,072 Units	4,072 Units	10,679 Units
	829 SF Avg. Unit Size	829 SF Avg. Unit Size	829 SF Avg. Unit Size	859 SF Avg. Unit Size

Payroll/Benefits	$1,185	$1,633	$1,028	$1,435
Repair & Maintenance	528	622	249	764
Administration	462	729	298	607
Management Fees	572	837	461	750
Utilities	915	994	182	1,479
Turnover Expenses	122	199	83	265
Insurance	378	671	315	340
R.E. Taxes	920	1,384	671	1,353
Marketing	0	0	0	0
Reserves	0	0	0	0

Total Expenses	$5,082	$7,069	$3,287	$6,993

Source: IREM Income/Expense Analysis: Conventional Apartments. Compiled by CRA

Overview	All of the expenses have fluctuated during the past couple of years. In general, expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Payroll and Benefits	Payroll and Benefits expenses typically include the administrative and property maintenance salaries and employee benefits. Since 2007, payroll and benefits have trended upward from $1,191 to $1,329 per unit. The 20010 budget estimates a payroll and benefit expense of $785,002, or $1,467 per unit. The IREM expense comparable data indicates a range of $1,028 to $1,633 per unit. Based on the subject’s historical expenditures, we have processed a payroll expense of $1,450 per unit or $775,750.
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Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs for both common area and apartment units. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru. The average expense level appears reasonable based on historical figures.

The maintenance and repair expense at the subject property has ranged from $966 to $1,101 per unit over the past three years. The 2010 budget estimates a maintenance and repair expense of $1,135 per unit. The IREM expense comparable data indicates a range of $249 to $764 per unit. This expense appears to be low in comparison to the subject property; however, itemization of individual expenses into this category can differ from property to property. Based on the actual expenditures at the subject property, a repair/maintenance expense is estimated at $1,125 per unit, or $601,875 for the appraised fiscal year. We include a separate Reserves category in the projection.

General Administration	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies, equipment rental, computers, etc. The administrative expenses at the subject property have ranged from $177 to $260 over the past three reporting periods. The 2010 budget projects this expense to be $269 per unit. The IREM expense comparable data indicates an expense range of $298 to $729 per unit. An amount of $265 per unit or $141,775 is processed for the appraised fiscal year.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 2.0% and 5.0% of collections. Based on historical operating statements under review, the subject property was managed for a fee that is equivalent to 5.0% of collected income. In consideration of the market standards, we have processed a market oriented management fee of 4.0% of the effective gross income.

Utilities	This expense line item includes charges for common area and vacant unit electricity, gas, water/sewer and trash collection. At the subject property, tenants reimburse the landlord for gas, water and trash pick-up. Reimbursement income was considered previously in the Revenue Analysis.

Utility expenses fluctuate with the weather and changes in supply costs and have become highly variable due to the combination of both influences. The utility expenses at the subject property have ranged from $1,831 to $1,927 per unit over the past three years. The 2010 budget projects a utility expense of $1,974 per unit. The IREM expense comparable survey data suggests a utility expense range of $182 to $1,429 per unit. Utility expenses are generally property specific. Therefore, considering the actual expenditure at the subject property, a utility expense of $1,850 per unit or $989,750 is estimated for the appraised fiscal year.

Turnover/Make Ready	This category covers the expense for make ready work on units that are vacated and readied for tenant occupancy. Over the past three years this
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expense has ranged from $266 to $285 per unit. The 2010 budget estimates a turnover expense of $285 per unit. The IREM expense comparable data indicates an expense range of $83 to $265 per unit. Based on the actual expenditure at the subject property, we estimate a turnover and make ready expense of $280 per unit or $149,800 for the appraised fiscal year.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property range from $373 to $517 per unit. The 2010 budget projects an insurance expense of $445 per unit. The IREM expense comparable data exhibits a range of $315 to $671 per unit. Insurance expenses are projected at $445 per unit or $238,075.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $748,690. Over the past several years, real estate taxes at the subject property (assessment and tax rates) have remained unchanged. In our analysis, we have inflated the real estate tax expense at a minimal growth rate of 1% per year.

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property have trended upward from $82 to $162 per unit. The 2010 budget estimates a marketing expense of $133 per unit. Based on historical data marketing expenses are projected at $130 per unit or $69,550.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas.

Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments. Reserves for replacement for a property of this vintage typically range from $200 to $300 per unit. In order to remain competitive, a reserve of $250 per unit is forecast. This amounts to $133,750.

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $4,248,859, or $7,942 per unit. The indicated operating expense ratio is 42.5% when including reserves and 41.2% without reserves. These expenses are reasonable based on similar properties in the region as reported by the IREM expense survey and discussions with local apartment brokers and managers. The total expenses estimated for the subject are market oriented and reasonable.
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VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.
STABILIZED PRO FORMA

		Per Unit	Total
Income
Gross Potential Rent		$18,813	$10,064,832
Loss to Lease		(282)	$(150,972)
Concessions		(188)	$(100,648)
Vacancy and Collection Loss	5.00%	$(941)	(503,242)
Utility Recovery		833	445,388
Other Income		450	240,750

Effective Gross Income		$18,684	$9,996,108

Expenses:
Payroll and Benefits		$1,450	$775,750
Repairs and Maintenance		1,125	$601,875
General and Administrative		265	141,775
Property Management Fees	4%	747	399,844
Utilities		1,850	989,750
Unit Turnover/Refurbishment		280	149,800
Insurance		445	238,075
Real Estate Taxes		1,399	748,690
Marketing and Promotion		130	69,550
Reserve for Replacements		250	133,750

Total Expenses		$7,942	$4,248,859

Net Operating Income		$10,743	$5,747,248

DERIVATION OF OAR, IRR AND TERMINAL CAPITALIZATION RATES

Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	The comparable sales presented and analyzed in the Sales Comparison Approach following this section indicate a range of overall capitalization rates of 6.20% to 8.49%. Each of the sale properties are considered generally similar to the subject property in terms of location, age and physical characteristics. The capitalization rates from these sales are summarized in the following table.
SUMMARY OF MARKET-DERIVED CAPITALIZATION RATES

Property Name	Beechwood	Newport Village	1420 Fifth	Avondale	Kenmore
Date of Sale	12/16/2009	6/22/2009	9/29/2009	5/13/2009	9/03/2008
Year Built	1967	1975	1983	1987	1949
Cap Rate	8.08%	7.56%	8.49%	6.70%	6.20%

The capitalization rates produced by these sales provide market-derived indication as to an appropriate rate for the subject property. Based on recent sales data, a capitalization rate within the range of approximately 6.5% to 8.5% would be expected for the subject property.

Investor Surveys	According to the PricewaterhouseCoopers Korpacz Real Estate Investor Survey, 3rd Quarter 2009 rates for apartments reported by survey participants active in the market presently range as shown.
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NATIONAL APARTMENT MARKET SURVEY

Internal Rate of Return	7.50% - 14.00%	Range
	10.06%	Average
Overall Capitalization Rate	5.75% - 10.00%	Range
	7.84%	Average
Terminal Capitalization Rate	5.75% -9.75%	Range
	8.06%	Average
Annual Rent Growth Rate	(5.00%) - 3.00%	Range
	0.04%	Average
Annual Expense Growth Rate	2.00% - 3.00%	Range
	2.77%	Average

Source:	Korpacz Real Estate Investor Survey, 3rd Quarter 2009
As indicated below, overall rates began to increase beginning Third Quarter 2008 and continue to increase through the Third Quarter 2009, although the rate of increase appears to be moderating. This follows general trends in the overall economy that began to deteriorate in approximately the middle of 2008.
OVERALL CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4
4Q07	5.75%	-1
3Q07	5.76%	-4
2Q07	5.80%	-9
1Q07	5.89%	-8

Source:	Korpacz Real Estate Investor Survey

Conclusion of OAR	The subject is a 1960s vintage Class A high-rise apartment building situated in the core business area of Philadelphia (City Center District). This location has excellent proximity to the downtown employment district, public transportation, highway linkages, shopping, and entertainment venues. The City Center district is a vibrant 24-hour and desirable residential neighborhood. The subject has unit sizes that reflect market parameters and an amenity package that is typical of the properties in the competitive market. The subject was 95% occupied as of December 2009 according to the submitted rent roll. Based primarily on the good location of the subject property, a below average risk rating is assigned to the subject property. This would imply that an appropriate capitalization rate for the subject property would be aligned with the lower end of the market range and below the investor survey average.

An OAR ranging from approximately 6.5% to 8.5% was suggested from a review of actual sales data. Investor surveys indicate rates for apartments in the national market range from 5.75% to 10.000%, averaging 7.84%. In consideration of the preceding data and analysis, a rate in the range of approximately 6.5% to 7.5% is suggested for the subject property. A capitalization rate of 7.0% is concluded.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 73

Selection of IRR and Terminal
Cap Rate Investor Surveys	As noted in the previous investor survey table, IRRs for institutional grade apartments reported by survey participants active in the market presently range from 7.5% to 14.0% with an average of 10.06%. Terminal rates for institutional grade apartments range from 5.75% to 9.75% and average 8.06%, or 22 basis points over the average going in rate of 7.84%.

Risk Rate Conclusion	The subject property is classified as a Class A property by local standards and would be expected to have risk similarities commensurate with good quality institutional grade apartments in the local market. The condition is competitive with the other properties and tenancy is near the average for the class and overall market. The location is very good.

Considering the good location of the property, the relative strength of the local apartment market as compared to overall trends in the national economy and physical characteristics of the property, a below average risk rating is assigned. Based on our analysis of the subject property and concluded risk rating, an appropriate discount rate is reasoned to be below the survey average. An annual discount rate of approximately 9.0% is considered appropriate, with a terminal cap rate of 7.5%.

VALUE BY DIRECT CAPITALIZATION
Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.

Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus the market value of the leased fee interest is calculated as follows:

$5,747,248 ÷ 7.0% = $82,103,543

Rounded to $82,100,000

DISCOUNTED CASH FLOW VALUATION	We have also utilized a discounted cash flow analysis of the subject property. This analysis was calculated utilizing the Argus Lease Analysis software program.

Projection	For the current market value, the cash flows commence January 1, 2010 for a 10-year holding period with the 11th year net operating income used in developing the subject property’s future reversionary value.

Growth Rates	Unless otherwise noted, expenses are grown by an average annual inflation rate of 3.0%. As a result of soft market and overall weak economic conditions, revenue is projected to increase at 1.5% in Year 1 of the cash flow projection and in anticipation of an improvement in market fundamentals revenue is projected to grow by 3% annually thereafter (Years 2 through 10).
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 74

Rentable Area	The current unit count of 535 is used throughout the projection period with no reconfigurations.

Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.

Sales Expense	A sales expense equal to 2.0% of the reversion is reasonable for selling costs. This amount is deducted from the reversionary value.
DCF ASSUMPTIONS AND VALUE CONCLUSION

Projection Period	10 years
Growth Rates
Revenue	1.5% - Yr. 1 & 3.0% - thereafter
Expenses	3.0% per year 1% for RE Taxes

IRR	9.0%
Terminal Cap Rate	7.5%
Reversionary Cost of Sale	2.00%

Value Indication	$83,649,604
Rounded	$83,600,000
Value per Unit	$ 156,262

Source:	CRA Projections
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 75
SUMMARY OF CASH FLOW – APARTMENT 10-YEAR HOLDING PERIOD AND REVERSION

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
For the Years Ending	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018	Dec-2019	Dec-2020
Operating Ratios
Total Number of Units	535	535	535	535	535	535	535	535	535	535	535
Average Occupancy	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Avg Monthly Rent per Occ Area	1.62	1.65	1.69	1.75	1.80	1.85	1.91	1.96	2.02	2.08	2.15
Avg Monthly Rent per Occ Unit	1,567.73	1,591.25	1,638.98	1,688.15	1,738.80	1,790.96	1,844.69	1,900.03	1,957.03	2,015.74	2,076.22
Expense Ratio to Operating Inc	42.51%	42.89%	42.74%	42.60%	42.46%	42.33%	42.19%	42.06%	41.93%	41.81%	41.68%
Expenses per Unit Area	8.21	8.42	8.64	8.87	9.11	9.35	9.60	9.86	10.12	10.39	10.67
Expenses per Unit	7,941.79	8,141.62	8,357.60	8,579.77	8,808.33	9,043.46	9,285.34	9,534.19	9,790.21	10,053.61	10,324.61

Potential Gross Revenue
Potential Market Rent	$10,064,832	$10,215,804	$10,522,279	$10,837,947	$11,163,085	$11,497,978	$11,842,917	$12,198,205	$12,564,151	$12,941,075	$13,329,308
Loss to Lease		(1)	1	(3)		(1)		2	(1)		(1)

Potential Rental Revenue	10,064,832	10,215,803	10,522,280	10,837,944	11,163,085	11,497,977	11,842,917	12,198,207	12,564,150	12,941,075	13,329,307

Scheduled Base Rental Revenue	10,064,832	10,215,803	10,522,280	10,837,944	11,163,085	11,497,977	11,842,917	12,198,207	12,564,150	12,941,075	13,329,307
Loss to Lease	(150,972)	(153,237)	(157,834)	(162,569)	(167,446)	(172,470)	(177,644)	(182,973)	(188,462)	(194,116)	(199,940)
Concessions	(100,648)	(102,158)	(105,223)	(108,379)	(111,631)	(114,980)	(118,429)	(121,982)	(125,642)	(129,411)	(133,293)
Utility Recovery (RUBS)	445,388	458,749	472,512	486,687	501,287	516,326	531,816	547,771	564,204	581,130	598,563
Other Income	240,750	247,973	255,412	263,074	270,966	279,095	287,468	296,092	304,975	314,124	323,548

Total Potential Gross Revenue	10,499,350	10,667,130	10,987,147	11,316,757	11,656,261	12,005,948	12,366,128	12,737,115	13,119,225	13,512,802	13,918,185
General Vacancy	(452,917)	(459,711)	(473,503)	(487,707)	(502,339)	(517,409)	(532,931)	(548,919)	(565,387)	(582,348)	(599,819)
Collection Loss	(50,324)	(51,079)	(52,611)	(54,190)	(55,815)	(57,490)	(59,215)	(60,991)	(62,821)	(64,705)	(66,647)

Effective Gross Revenue	9,996,109	10,156,340	10,461,033	10,774,860	11,098,107	11,431,049	11,773,982	12,127,205	12,491,017	12,865,749	13,251,719

Operating Expenses
Payroll & Employee Exp	775,750	799,023	822,993	847,683	873,113	899,307	926,286	954,075	982,697	1,012,178	1,042,543
Repairs & Maintenance	601,875	619,931	638,529	657,685	677,416	697,738	718,670	740,230	762,437	785,310	808,870
General & Administrative	141,775	146,028	150,409	154,921	159,569	164,356	169,287	174,365	179,596	184,984	190,534
Property Management Fee	399,844	406,254	418,441	430,994	443,924	457,242	470,959	485,088	499,641	514,630	530,069
Utilities Expenses	989,750	1,019,443	1,050,026	1,081,527	1,113,972	1,147,392	1,181,813	1,217,268	1,253,786	1,291,399	1,330,141
Unit Turnover/Refurbishment	149,800	154,294	158,923	163,691	168,601	173,659	178,869	184,235	189,762	195,455	201,319
Insurance Expense	238,075	245,217	252,574	260,151	267,956	275,994	284,274	292,802	301,586	310,634	319,953
Real Estate Taxes	748,690	756,177	763,739	771,376	779,090	786,881	794,750	802,697	810,724	818,831	827,020
Marketing & Advertising	69,550	71,637	73,786	75,999	78,279	80,628	83,046	85,538	88,104	90,747	93,469
Replacement Reserves	133,750	137,763	141,895	146,152	150,537	155,053	159,704	164,496	169,430	174,513	179,749

Total Operating Expenses	4,248,859	4,355,767	4,471,315	4,590,179	4,712,457	4,838,250	4,967,658	5,100,794	5,237,763	5,378,681	5,523,667

Net Operating Income	5,747,250	5,800,573	5,989,718	6,184,681	6,385,650	6,592,799	6,806,324	7,026,411	7,253,254	7,487,068	7,728,052

Cash Flow Before Debt Service & Taxes	$5,747,250	$5,800,573	$5,989,718	$6,184,681	$6,385,650	$6,592,799	$6,806,324	$7,026,411	$7,253,254	$7,487,068	$7,728,052

COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 76
DCF PRESENT VALUE SUMMARY — APARTMENTS

	For the		P.V. of	P.V. of	P.V. of
Analysis	Year	Annual	Cash Flow	Cash Flow	Cash Flow
Period	Ending	Cash Flow	@ 8.75%	@ 9.00%	@ 9.25%
Year 1	Dec-2010	$5,747,250	$5,284,828	$5,272,706	$5,260,641
Year 2	Dec-2011	5,800,573	4,904,699	4,882,227	4,859,907
Year 3	Dec-2012	5,989,718	4,657,132	4,625,161	4,593,482
Year 4	Dec-2013	6,184,681	4,421,812	4,381,384	4,341,418
Year 5	Dec-2014	6,385,650	4,198,158	4,150,234	4,102,965
Year 6	Dec-2015	6,592,799	3,985,605	3,931,071	3,877,405
Year 7	Dec-2016	6,806,324	3,783,622	3,723,292	3,664,060
Year 8	Dec-2017	7,026,411	3,591,695	3,526,319	3,462,278
Year 9	Dec-2018	7,253,254	3,409,333	3,339,600	3,271,447
Year 10	Dec-2019	7,487,068	3,236,079	3,162,618	3,090,988

Total Cash Flow		65,273,728	41,472,963	40,994,612	40,524,591
Property Resale @ 7.50% Cap		100,979,879	43,645,773	42,654,992	41,688,896

Total Property Present Value			$85,118,736	$83,649,604	$82,213,487

Rounded to Thousands			$85,100,000	$83,600,000	$82,200,000

RECONCILIATION	The value conclusions for the leased fee interest in the subject by the Direct Capitalization methodology and the Discounted Cash Flow Analysis are as follows:

Direct Capitalization	$82,100,000
Discounted Cash Flow	$83,600,000

Both methods of valuation are considered reasonable, appropriate and are mutually supportive. Many institutional investors give the greatest weight to the Discounted Cash Flow method in the analysis of this form of asset, as it provides an understanding of the subject’s potential cash flow over a typical investment holding period. As an institutional investor is considered a likely investor in an asset of this type, the Discounted Cash Flow method has been given the greatest consideration in the value conclusion.

The market value concluded for the residential/apartment component of the subject property by application of the Income Capitalization Approach, as of December 31, 2009, is:
EIGHTY-THREE MILLION SIX HUNDRED THOUSAND DOLLARS
($83,600,000)
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 77

OFFICE/RETAIL ANALYSIS

REVENUE ANALYSIS
Potential Gross Income	The potential gross income from the commercial portion of the subject property (office and retail) has been calculated to be $2,117,628 for the appraised year based on the conclusion derived in the Market Rent Analysis section. This amount includes the in-place contract rents and vacant space processed at market rent.

Vacancy/Credit Loss	Occupancy of the commercial space is currently at 76% (87% retail occupancy and 73% office occupancy). Management reports occupancy has historically ranged slightly higher; typically in the range of 85% to 90%. The retail space typically maintains a higher occupancy level than the office space. In the local market office space vacancy is currently at 9.3% in the City Center district, while retail vacancy is 6.9%.

The subject’s current office occupancy of 73% is below the range of occupancy levels reported by competitors in the immediate vicinity. Occupancy levels for the competing properties in the influencing market area are outlined in the following table.
COMPETITIVE OFFICE OCCUPANCY LEVELS

Name	YOC	Occupancy

Eight Penn Center	1980	90%
1528 Walnut	1927	89%
Land Title Building	1898	93%
1608 Walnut	1929	86%

Averages		90%

As market fundamentals begin to improve, area occupancy levels should begin to improve. The subject’s occupancy is expected to follow suit. For purposes of the cash flow projection, the overall average vacancy for the commercial component is forecasted at 10.0% for the 10-year analysis period. An additional 1.0% for collection loss has been included in our analysis, bringing the total vacancy and collection loss allowance to 11.0% for the retail and office space.

Parking Revenue	The subject property has a 125-space below grade parking garage which is currently master-leased to Central Parking Systems of Pennsylvania for a five-year term expiring August 31 2013. Under the terms of the lease, Central Parking pays monthly rent in the amount of $17,938, with periodic increases in the base rent. Rent paid under the parking lease agreement is processed in our discounted cash flow analysis. On an annualized basis, an amount of $217,044 is processed for the appraised fiscal year.

Expense Recovery	We have processed expense reimbursements as detailed in the submitted leases and according to the noted market rent parameters. On a stabilized basis, we have utilized the Year 3 expense recovery amount ($133,389) that is projected for the subject property upon reaching a stabilized occupancy level.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 78

Other Income	Typically, commercial properties receive minimal revenue from sources such as late fees, bad check charges, and deposit forfeitures. Other income receipts at the subject property have ranged from $794 to $4,787 per year or less than 1.0% of the gross potential income over the past couple of years. This amount is projected at $1,000 for the appraised fiscal year based on historical collections.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for 2007 and 2008, as well as the 2009 (January through November, annualized) and the 2010 budget. The subject’s operating statements under review have been reconstructed and summarized below.
RECONSTRUCTED OPERATING STATEMENTS – THE STERLING COMMERCIAL

	Year End 2007		Year End 2008		2009 Annualized thru Nov.		2010 Budget
	Total	Per SF	Total	Per SF	Total	Per SF	Total	Per SF
INCOME:
Gross Potential Rent	$1,408,679	$12.19	$1,650,770	$14.29	$1,811,872	$15.68	$1,550,079	$13.41
Bad Debt	$(15,571)	$(0.13)	$(2,024)	$(0.02)	$0	$0.00	$(11,365)	$(0.10)
Vacancy/Collection Loss	$0	$0.00	$0	$0.00	$0	$0.00	$0	$0.00
Concessions	$0	$0.00	$0	$0.00	$0	$0.00	$0	$0.00
Parking Income	$0	$0.00	$52,000	$0.45	$0	$0.00	$169,068	$1.46
Utility Recovery	$165,589	$1.43	$173,162	$1.50	$170,263	$1.47	$177,950	$1.54
CAM Recovery	$9,345	$0.08	$39,110	$0.34	$34,552	$0.30	$30,000	$0.26
Other Income	$4,591	$0.04	$794	$0.01	$4,787	$0.04	$53	$0.00

Effective Gross Income	$1,572,633	$13.61	$1,913,812	$16.56	$2,021,474	$17.49	$1,915,785	$16.58

EXPENSES:
Payroll	$141,687	$1.23	$178,915	$1.55	$225,723	$1.95	$142,832	$1.24
Repairs & Maintenance	$11,191	$0.10	$27,904	$0.24	$62,702	$0.54	$63,865	$0.55
Janitorial/Cleaning	$158,396	$1.37	$152,335	$1.32	$95,989	$0.83	$104,000	$0.90
Contract Services	$241,296	$2.09	$199,742	$1.73	$132,241	$1.14	$205,896	$1.78
Administration	$30,949	$0.27	$38,773	$0.34	$55,748	$0.48	$51,889	$0.45
Management Fees	$77,940	$0.67	$93,970	$0.81	$101,981	$0.88	$95,789	$0.83
Utilities — Electric	$141,645	$1.23	$140,616	$1.22	$123,547	$1.07	$125,185	$1.08
Utilities — Other	$139,582	$1.21	$133,677	$1.16	$139,589	$1.21	$147,573	$1.28
Insurance	$41,712	$0.36	$48,171	$0.42	$34,693	$0.30	$49,983	$0.43
Real Estate Taxes	$129,880	$1.12	$130,303	$1.13	$130,647	$1.13	$90,242	$0.78
Marketing/Leasing	$17,410	$0.15	$0	$0.00	$5,649	$0.05	$4,140	$0.04
Reserves	$0	$0.00	$0	$0.00	$0	$0.00	$0	$0.00

Total Expenses	$1,131,688	$9.79	$1,144,406	$9.90	$1,108,510	$9.59	$1,081,394	$9.36

Net Operating Income	$440,945	$3.82	$769,406	$6.66	$912,964	$7.90	$834,391	$7.22

Source:	Client Submitted Information; compiled by CRA

Overview	All of the expenses have fluctuated during the past couple of years. In general, expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Recoverable Expenses- Payroll and Benefits
Payroll and Benefits expenses typically include the administrative and property maintenance salaries and employee benefits. Since 2007, payroll and benefits have trended upward from $1.23 to $1.95 per square foot. The 2010 budget estimates a payroll and benefit expense of $142,832, or $1.24 per square foot. Based on the subject’s historical expenditures, we have processed a payroll expense of $1.50 per square foot or $173,327 for the appraised fiscal year.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 79

Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs, landscaping and grounds, for both common area and tenant space. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru. The average expense level appears reasonable based on historical figures.

The maintenance and repair expense at the subject property has trended upward from $0.10 to $0.54 per square foot over the past three years. The 2010 budget estimates a maintenance and repair expense of $0.55 per square foot. Based on the actual expenditures at the subject property, a repair/maintenance expense is estimated at $0.55 per square foot, or $63,553 in the first year of our analysis. We include a separate Reserves category in the projection.

Janitorial and Cleaning	Janitorial expenses typically include the outside service contract for cleaning of the office tenant spaces. Since 2007 janitorial expenses have trended downward from $1.37 to $0.83 per square foot. The 2010 budget estimates this expense at $0.90 per square foot. Based on historical expenditures, a janitorial expense of $0.95 per square foot, or $109,773 is estimated for the subject property.

Contract Services	This category typically includes the outside service contract for non-cleaning services such as security, HVAC and elevator repair and maintenance, pest control and other. Since 2007 contract services expenses have trended downward from $2.09 to $1.14 per square foot. The 2010 budget estimates this expense at $1.78 per square foot. Based on historical expenditures, tempered against the 2010 budget, an expense of $1.75 per square foot, or $202,214 is estimated for the subject property

General Administration	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies equipment rental, computers, etc. The administrative expenses at the subject property have trended upward from $0.27 to $0.48 per square foot over the past three reporting periods. The 2010 budget projects this expense to be $0.45 per square foot. An amount of $0.45 per square foot or $51,998 is processed for the appraised fiscal year.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 2.0% and 5.0% of collections. Based on historical operating statements under review, the subject property was managed for a fee that is equivalent to 5.0% of collected income. In consideration of the market standards, we have processed a market oriented management fee of 4.0% of the effective gross income.

Utilities	Electric: Electricity is broken out separately because many tenants pay their pro-rata share of this cost. The electricity expense for the subject property was $1.23 per square foot in 2007, $1.22 in 2008 and $1.07 in 2009 (annualized). The 2010 budget estimates an electric expense of
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 80

$1.08 per square foot. Part of this decline in electric charges is due to energy saving enhancements which have been put in-place at the subject property. The electricity cost has little impact on the value of the building since most of the cost is reimbursed by the tenants. We have estimated a first year electricity expense of $1.10 per square foot, or $127,106.

Other Utilities: The subject property’s other utilities expense includes gas, water and sewer expenses. Management reported other utilities of $1.21 per square foot for 2007, $1.16 in 2008, $1.07 in 2009 (annualized), and $1.08 budgeted for 2010. Based on the subject’s actual expenditure, we have processed other utilities at $1.25 per square foot or $144,439 in our analysis.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property range from $0.30 to $0.42 per square foot. The 2010 budget projects an insurance expense of $0.43 per square foot. Insurance expenses are projected at $0.40 per square foot, or $46,220.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $132,122.

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property have been minimal, averaging $0.07 per square foot over the past three years. The 2010 budget estimates a marketing expense of $0.04 per square foot. Based on historical data, marketing expenses are projected at $0.07 per square foot or $8,089.

Non Recoverable Expenses- Reserves
Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including lighting, flooring, HVAC replacement and common elements such as the roof, exterior wood and parking areas. Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments.

Reserves for replacement for a commercial property of this vintage typically range from $0.10 to $0.45 per square foot. In order to remain competitive, a reserve of $0.20 per square foot is forecast. This amounts to $23,110.

Total Expenses	On a stabilized basis, the subject’s projected expenses excluding reserves are projected at $1,148,291, or $9.94 per square foot, an amount which is reasonable and supported by the historical operating expenses for the subject property. The total expenses estimated for the subject are deemed market oriented and reasonable.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 81

VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.
STABILIZED PRO FORMA – COMMERCIAL COMPONENT

		Per SF	Total
Income
In Place Contract Rent		$13.98	$1,629,088
Vacant Office Space at Market		3.72	433,790
Vacant Retail Space at Market		0.47	54,750
Gross Potential Rent		$18.17	$2,117,628
Vacancy and Collection Loss	11.00%	(2.02)	(232,939)
Recovery Income		$1.16	$133,521
Other Income		0.01	1,000
Garage Parking Lease		$1.86	217,044

Effective Gross Income		$19.35	$2,236,254

Expenses
Payroll & Benefits		$1.50	$173,327
Repairs and Maintenance		0.55	63,553
Janitorial and Cleaning		0.95	109,773
Contract Services		1.75	202,214
Administrative and General		0.45	51,998
Management Fees	4.00%	0.77	89,450
Utilities — Electric		1.10	127,106
Utilities — Other		1.25	144,439
Insurance		0.40	46,220
Real Estate Taxes		1.14	132,122
Marketing and Promotion		0.07	8,089
Reserve for Replacements		0.20	23,110

Total Expenses		$10.14	$1,171,401

Net Operating Income		$9.22	$1,064,853
DERIVATION OF OAR, IRR AND TERMINAL CAPITALIZATION RATES

Investor Surveys	According to the PricewaterhouseCoopers Korpacz Real Estate Investor Survey, 3rd Quarter 2009 rates for Philadelphia office buildings and National Retail Strip Shopping Centers, reported by survey participants active in the market presently range as shown.
PHILADELPHIA OFFICE MARKET SURVEY

Internal Rate of Return	9.00% - 11.00%	Range
	9.87%	Average
Overall Capitalization Rate	8.00% - 11.00%	Range
	9.19%	Average
Terminal Capitalization Rate	8.00% -10.00%	Range
	9.17%	Average
Annual Rent Growth Rate	(5.00%) - 3.00%	Range
	0.18%	Average
Annual Expense Growth Rate	3.00% - 3.00%	Range
	3.00%	Average

Source:	Korpacz Real Estate Investor Survey, 3rd Quarter 2009
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 82
NATIONAL STRIP SHOPPING CENTER MARKET SURVEY

Internal Rate of Return	7.75% - 12.00%	Range
	9.38%	Average
Overall Capitalization Rate	7.50% - 11.00%	Range
	8.41%	Average
Terminal Capitalization Rate	7.25% -10.00%	Range
	8.61%	Average
Annual Rent Growth Rate	0.00% - 3.00%	Range
	0.93%	Average
Annual Expense Growth Rate	1.00% - 4.00%	Range
	2.79%	Average

Source:	Korpacz Real Estate Investor Survey, 3rd Quarter 2009

Conclusion of OAR	The subject is a 1960s vintage Class B commercial property which is part of a mixed use high rise development situated in the core business area of Philadelphia (City Center District). This location has excellent proximity to the downtown employment district, public transportation, highway linkages and entertainment venues. The City Center district is a vibrant and desirable 24-hour commercial and residential neighborhood. The commercial component at the subject property was 76% occupied as of December 2009 according to data ascertained from submitted rent rolls. The commercial component of the subject property displays a risk level that is typical or average for its asset class.

Investor surveys indicate that the average rate for office and retail properties range from 7.50% to 11.000%, averaging 8.41% to 9.19% respectively. In consideration of the average risk rating assigned to the commercial component of the subject property, an overall rate similar to the survey averages would be expected. In consideration of the preceding data, an overall rate in the range of approximately 8.4% to 9.2% is suggested for the subject property. A capitalization rate of 8.50% is concluded.

Selection of IRR and Terminal Cap Rate Investor Surveys
As noted in the previous investor survey table, IRRs for institutional grade office and retail properties reported by survey participants active in the market presently range from 7.75% to 12.0% with averages of 9.38% and 9.87%. Terminal rates for institutional grade office and retail strip centers range from 7.25% to 10.00% with averages of 8.61% and 9.17%.

Risk Rate Conclusion	The subject property is classified as a Class B property by local standards and would be expected to have risk similarities commensurate with average quality office and retail properties in the local market. The commercial component is competitive with the other properties and the tenancy is typical for the class and overall market. The location is good.

Considering the physical characteristics and tenancy of the commercial component, an average risk rating is assigned. Based on our analysis of the subject property, an appropriate blended discount rate is reasoned to be within the range of rates illustrated by the survey averages. An annual discount rate of approximately 9.5% is considered appropriate, with a terminal cap rate of 9.0%.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 83

VALUE BY DIRECT CAPITALIZATION
Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.

Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus the stabilized market value of the leased fee interest is calculated as follows:

$1,064,853 ÷ 8.50% = $12,527,682

The commercial component is currently 76% occupied and is projected to reach a stabilized occupancy of 90% in Year 2 (YE December 2011) upon absorption of the currently vacant office and retail space. Accordingly, the cost associated with achieving stabilized occupancy must be deducted from the stabilized value concluded above. These costs include leasing commissions, tenant improvements, rent abatements, and revenue loss incurred during the lease-up period. The following is a summary of the adjustments for these expenses.
“AS IS” VALUE SUMMARY

	SF	Total
Net Operating Income	$9.22	$1,064,853
Capitalization Rate		8.50%
Indicated Value “As Stabilized”	$108.42	$12,527,680

Less: PV of Revenue Loss		629,107
PV of Lease Up		1,774,351

Total Deduction		2,403,459
Indicated “As Is” Value		$10,124,221

Rounded	$87.41	$10,100,000

DISCOUNTED CASH FLOW
VALUATION	We have also utilized a discounted cash flow analysis of the subject property. This analysis was calculated utilizing the Argus Lease Analysis software program.

Projection	For the current market value, the cash flows commence January 1, 2010 for a 10-year holding period with the 11th year net operating income used in developing the subject property’s future reversionary value.

Growth Rates	Unless otherwise noted, expenses are grown by an average annual inflation rate of 3.0%. As a result of soft market and overall weak economic conditions, revenue is projected to increase at 0.0% in Year 1 of the cash flow projection and in anticipation of an improvement in market fundamentals revenue is projected to grow by 3% annually thereafter (Years 2 through 10).

Rentable Area	The current net rentable area for the commercial component of 115,551 square feet is used throughout the projection period with no reconfigurations.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 84

Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.

Sales Expense	A sales expense equal to 2.0% of the reversion is reasonable for selling costs. This amount is deducted from the reversionary value.
DCF ASSUMPTIONS AND VALUE CONCLUSION

Projection Period	10 years
Growth Rates
Revenue	0.0% - yr1 & 3.0% - thereafter
Expenses	3.0% per year

IRR	9.5%
Terminal Cap Rate	9.0%
Reversionary Cost of Sale	2.00%

Value Indication	$10,267,522
Rounded	$10,300,000
Value per SF	$ 89.14

Source:	CRA Projections
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 85
SUMMARY OF CASH FLOW – COMMERCIAL 10-YEAR HOLDING PERIOD AND REVERSION

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
For the Years Ending	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018	Dec-2019	Dec-2020
Potential Gross Revenue
Base Rental Revenue	$2,299,677	$2,449,714	$2,453,879	$2,469,453	$2,471,779	$2,542,487	$2,688,597	$2,770,089	$2,785,348	$2,829,259	$2,860,451
Absorption & Turnover Vacancy	(512,948)	(361,416)	(103,673)	(36,120)	(18,809)	(146,247)	(253,677)	(74,330)	(122,017)	(39,155)	(87,642)
Base Rent Abatements	(84,525)	(225,295)	(81,256)	(34,817)	(15,923)	(78,127)	(312,864)	(128,556)	(137,133)	(56,610)	(59,727)

Scheduled Base Rental Revenue	1,702,204	1,863,003	2,268,950	2,398,516	2,437,047	2,318,113	2,122,056	2,567,203	2,526,198	2,733,494	2,713,082
Base Rental Step Revenue	1,957	5,024	28,242	56,898	87,260	114,923	52,983	49,548	69,093	99,105	123,464
CPI & Other Adjustment Revenue	362	4,831	14,682	29,743	48,009	59,152	53,600	51,390	72,928	81,550	107,294

Expense Reimbursement Revenue
Payroll and Benefits	4,449	804	4,510	8,008	12,216	15,192	7,495	9,631	9,892	13,984	17,059
Repairs and Maintenance	1,632	297	1,652	2,938	4,474	5,570	2,747	3,530	3,625	5,131	6,256
Janitorial and Cleaning	2,818	511	2,856	5,073	7,734	9,621	4,750	6,099	6,265	8,857	10,803
Contract Services	5,192	939	5,263	9,342	14,248	17,724	8,745	11,238	11,542	16,316	19,903
Administration & General	1,335	242	1,351	2,402	3,664	4,558	2,247	2,891	2,969	4,194	5,118
Management Fee	1,847	354	2,259	4,098	6,304	7,801	3,428	4,814	4,920	7,199	8,802
Utilities — Electric	90,721	96,400	106,281	108,625	113,971	114,104	120,130	146,550	154,148	163,917	165,667
Utilities — Other	3,709	670	3,756	6,671	10,178	12,660	6,243	8,027	8,247	11,656	14,219
Insurance	1,187	270	1,362	2,436	3,709	4,540	2,382	2,743	2,997	4,353	5,445
Real Estate Taxes	3,393	770	3,889	6,968	10,609	12,980	6,807	7,849	8,558	12,445	15,561
Marketing and Promotion	209	37	210	374	569	708	350	452	464	651	798

Total Reimbursement Revenue	116,492	101,294	133,389	156,935	187,676	205,458	165,324	203,824	213,627	248,703	269,631

Other Income	1,000	1,030	1,061	1,093	1,126	1,159	1,194	1,230	1,267	1,305	1,344

Total Potential Gross Revenue	1,822,015	1,975,182	2,446,324	2,643,185	2,761,118	2,698,805	2,395,157	2,873,195	2,883,113	3,164,157	3,214,815
General Vacancy			(110,786)	(184,278)	(203,941)	(77,353)		(166,987)	(119,969)	(215,274)	(169,595)
Collection Loss	(17,022)	(18,630)	(22,690)	(23,985)	(24,370)	(23,181)	(21,221)	(25,672)	(25,262)	(27,335)	(27,131)

Effective Gross Revenue	1,804,993	1,956,552	2,312,848	2,434,922	2,532,807	2,598,271	2,373,936	2,680,536	2,737,882	2,921,548	3,018,089

Operating Expenses
Payroll and Benefits	173,327	178,526	183,882	189,399	195,081	200,933	206,961	213,170	219,565	226,152	232,936
Repairs and Maintenance	63,553	65,460	67,423	69,446	71,530	73,675	75,886	78,162	80,507	82,922	85,410
Janitorial and Cleaning	109,773	113,067	116,459	119,952	123,551	127,258	131,075	135,007	139,058	143,229	147,526
Contract Services	202,214	208,281	214,529	220,965	227,594	234,422	241,454	248,698	256,159	263,844	271,759
Administration & General	51,998	53,558	55,165	56,820	58,524	60,280	62,088	63,951	65,869	67,846	69,881
Management Fee	72,200	78,262	92,514	97,397	101,312	103,931	94,957	107,221	109,515	116,862	120,724
Utilities — Electric	127,106	130,919	134,847	138,892	143,059	147,351	151,771	156,324	161,014	165,845	170,820
Utilities — Other	144,439	148,772	153,235	157,832	162,567	167,444	172,467	177,641	182,971	188,460	194,114
Insurance	46,220	47,607	49,035	50,506	52,021	53,582	55,190	56,845	58,551	60,307	62,116
Real Estate Taxes	132,122	136,086	140,168	144,373	148,704	153,166	157,761	162,493	167,368	172,389	177,561
Marketing and Promotion	8,089	8,331	8,581	8,839	9,104	9,377	9,658	9,948	10,246	10,554	10,870
Reserve Replacement	23,110	23,804	24,518	25,253	26,011	26,791	27,595	28,423	29,275	30,154	31,058

Total Operating Expenses	1,154,151	1,192,673	1,240,356	1,279,674	1,319,058	1,358,210	1,386,863	1,437,883	1,480,098	1,528,564	1,574,775

Net Operating Income	650,842	763,879	1,072,492	1,155,248	1,213,749	1,240,061	987,073	1,242,653	1,257,784	1,392,984	1,443,314

Leasing & Capital Costs
Tenant Improvements	360,923	712,991	284,088	102,043	19,357	219,258	787,642	250,419	300,946	110,778	197,497
Leasing Commissions	104,576	192,301	66,774	29,371	5,875	66,366	235,538	84,382	93,229	37,167	58,119

Total Leasing & Capital Costs	465,499	905,292	350,862	131,414	25,232	285,624	1,023,180	334,801	394,175	147,945	255,616

Cash Flow Before Debt Service & Taxes	$185,343	$(141,413)	$721,630	$1,023,834	$1,188,517	$954,437	$(36,107)	$907,852	$863,609	$1,245,039	$1,187,698

COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 86
DCF PRESENT VALUE SUMMARY – COMMERCIAL COMPONENT

	For the		P.V. of	P.V. of	P.V. of
Analysis	Year	Annual	Cash Flow	Cash Flow	Cash Flow
Period	Ending	Cash Flow	@ 9.25%	@ 9.50%	@ 9.75%
Year 1	Dec-2010	$185,343	$169,650	$169,263	$168,877
Year 2	Dec-2011	(141,413)	(118,480)	(117,940)	(117,403)
Year 3	Dec-2012	721,630	553,414	549,632	545,885
Year 4	Dec-2013	1,023,834	718,694	712,153	705,686
Year 5	Dec-2014	1,188,517	763,656	754,979	746,419
Year 6	Dec-2015	954,437	561,331	553,685	546,160
Year 7	Dec-2016	(36,107)	(19,438)	(19,129)	(18,826)
Year 8	Dec-2017	907,852	447,346	439,240	431,300
Year 9	Dec-2018	863,609	389,515	381,584	373,831
Year 10	Dec-2019	1,245,039	514,007	502,391	491,064

Total Cash Flow		6,912,741	3,979,695	3,925,858	3,872,993
Property Resale @ 9% Cap Rate		15,716,086	6,488,285	6,341,664	6,198,678

Total Property Present Value			$10,467,980	$10,267,522	$10,071,671

Rounded to Thousands			$10,468,000	$10,268,000	$10,072,000

RECONCILIATION	The value conclusions for the leased fee interest in the subject by the Direct Capitalization methodology and the Discounted Cash Flow Analysis are as follows:

Direct Capitalization	$10,100,000
Discounted Cash Flow	$10,300,000

Both methods of valuation are considered reasonable, appropriate and are mutually supportive. Many institutional investors give the greatest weight to the Discounted Cash Flow method in the analysis of this form of asset, as it provides an understanding of the subject’s potential cash flow over a typical investment holding period. As an institutional investor is considered a likely investor in an asset of this type, the Discounted Cash Flow method has been given the greatest consideration in the value conclusion.

The market value concluded for the commercial component of the subject property by application of the Income Capitalization Approach, as of December 31, 2009, is:

TEN MILLION THREE HUNDRED THOUSAND DOLLARS ($10,300,000)

THE STERLING AGGREGATE VALUE CONCLUSION	The following is a summary of the value conclusions via the Income Capitalizations Approach for the residential and commercial components which comprise the subject property.
SUMMARY OF AGGREGATE VALUE CONCLUSION

	Direct Capitalization	Discounted Cash Flow
Residential Component	$82,100,000	$83,600,000
Commercial Component	$10,100,000	$10,300,000

Total	$92,200,000	$93,900,000

COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 87

As previously indicated, the values concluded through the Discounted Cash Flow method are given the greatest consideration in the final determination of Market Value. Accordingly, the Market Value of the Leased Fee Interest in the subject property (The Sterling), free and clear of financing, via the Income Capitalization Approach, as of December 31, 2009, is:

NINETY-THREE MILLION NINE HUNDRED THOUSAND DOLLARS
($93,900,000)
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 88
SALES COMPARISON APPROACH

VALUATION METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:

1. Research the market for recent sales transactions, listings, and offers to purchase or sell of properties similar to the subject property.

2. Select a relevant unit of comparison and develop a comparative analysis.

3. Compare comparable sale properties with the subject property using the elements of comparison and adjust the price of each comparable to the subject property.

4. Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL APARTMENT SALES OVERVIEW
As a result of current economic conditions, transaction velocity has declined considerably over the past 12 to 18 months. As a result, there is very limited sales activity for most types of commercial property in the local market. Due to the lack of recent sales data from the local market, we expanded our search for sales to include other metropolitan areas within the northeastern United States. In addition to sales from the local Philadelphia market, data was ascertained from the Washington D.C. and New York City metro areas.

In our search for sales data, we identified the recent sale of two low-rise garden style apartments within the Philadelphia area and the sale of three mid and high-rise apartment buildings in the New York City and Washington, D.C. markets. These sales are considered adequate to formulate a defensible value for the subject property via sales comparison.

Presentation of Comparable Sales	To estimate the property value by the sales comparison approach, we analyzed sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the following chart below and plotted on the map, range in price from $65,625 to $182,708 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 89
PRESENTATION OF COMPARABLE APARTMENT SALES DATA

Project Name	Beechwood Gardens	Newport Village	1420 Fifth	Avondale	The Kenmore
Sale No.	1	2	3	4	5
Address	9805 Haldeman	8590 New Falls	1420 5th Avenue	8301 Ashford	5415 Connecticut
Location	Philadelphia, PA	Falls Township, PA	New York, NY	Laurel, MD	Washington, DC
Type	Garden	Garden	Mid-Rise	High Rise	High Rise
Grantor	REIT Home Properties	Newport Village	Metrovest Equities	Washington REIT	Archstone Smith Trust
Grantee	N/A	NV Partners, LP	L&M Development	Goldberg Avondale	WRIT-Kenmore
Sale Price	$10,500,000	$12,480,000	$21,925,000	$19,750,000	$58,250,000
Date of Sale	12/16/09	06/22/09	09/29/09	05/13/09	09/03/08
Year Built	1967	1975	1983	1987	1949
No. of Units	160	182	120	237	369
No. of Stories	2.0	3.0	6.0	11.0	10.0
Net Rentable Area (NRA)	140,000	120,624	108,390	170,172	270,000
Average Unit Size (SF)	875	663	903	718	732
Effective Gross Income	$1,765,205	$1,834,735	$4,021,039	$2,938,671	$6,067,080
Operating Expenses	$917,045	$891,089	$2,159,606	$1,615,421	$2,455,580
Net Operating Income	$848,160	$943,646	$1,861,433	$1,323,250	$3,611,500
NOI Per Unit	$5,301	$5,185	$15,512	$5,583	$9,787
EGIM	5.95	6.80	5.45	6.72	9.60
OER	52%	49%	54%	55%	40%
Overall Capitalization Rate (OAR)	8.08%	7.56%	8.49%	6.70%	6.20%
Price Per Unit	$65,625	$68,571	$182,708	$83,333	$157,859
Price Per SF	$75.00	$103.46	$202.28	$116.06	$215.74
COMPARABLE APARTMENT SALES MAP

Analysis of Apartment Sales	The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100% transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 90

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliance requirements and miscellaneous office and common area FF&E.

Expenditures Made Immediately After Sale
Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions (Time)	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The sales occurred between September 2008 and December 2009.

Market conditions began to deteriorate in approximately mid-year 2008 in response to weakness that was becoming pronounced in the regional and national economies. Market fundamentals remain soft at this time however beginning at approximately the 3rd quarter 2009 the general trend of deterioration appears to be moderating.

Given the moderation being realized in deteriorating market fundamentals within recent months, a moderate downward adjustment is applied to the oldest transaction, Sale #5. No adjustment is warranted to the more recent transactions.

Location	The comparable properties are located throughout the central eastern area that incorporates the New York, Philadelphia, and Washington, DC metropolitan markets. Differences may exist to slight variations in apartment submarket conditions and demographic profiles. However, the major difference between the data set is whether the property is situated in a suburban setting or downtown urban location.

Sales #1, #2 and #3 are suburban apartment buildings that are not immediately proximate to employment, shopping and entertainment venues. These transactions were adjusted upward to account for their inferior location in comparison to the subject’s within the core business area of Philadelphia, PA. Sale #3 is located in the Harlem neighborhood of New York City. In general, this comparable is central to New York City and the locational advantages afforded. This transaction is adjusted downward for superior locational considerations. No adjustment to Sale #5 is warranted for location.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. All of the comparable properties are generally similar to the subject in terms of age and overall physical condition. However, all of the sales are significantly smaller in rentable area and building height (stories). High rise properties are typically more expensive to build than low-rise
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 91

structures; accordingly, we have adjusted the sale price for building height. In addition, the subject property has a rentable area of 517,490 square feet (535 units). The five comparables are significantly smaller in size ranging 108,390 to 270,000 square feet, and 120 to 369 units. Due to the economies of scale, we have adjusted the individual sale prices for smaller property size.

Average Unit Size	The subject has an average unit size of 967 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller average unit sizes tend to trade at a lower price per unit. The average unit size of each comparable property is compared to the subject and applicable adjustments are applied when warranted.

Amenities	The subject offers a community and unit amenity package that is typical for a Class A high-rise apartment property. All of the transactions are considered to offer a generally similar amenity package as the subject and no adjustment for this factor is warranted.

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. All of the sales were operating at stabilized occupancy and at market rents. As such, no adjustment was applied. The preceding adjustments are summarized in the following chart.
COMPARABLE APARTMENT SALES ADJUSTMENT GRID

Sale No.	1	2	3	4	5
Name	Beechwood Gardens	Newport Vllage	1420 Fifth	Avondale	The Kenmore
Address	9805 Haldeman	8590 New Falls	1420 5th Avenue	8301 Ashford.	5415 Connecticut
	Philadelphia, PA	Falls Township, PA	New York, NY	Laurel, MD	Washington, DC
Sale Date	12/16/2009	6/22/2009	9/29/2009	5/13/2009	9/3/2008

Price per Unit	$65,625	$68,571	$182,708	$83,333	$157,859

ADJUSTMENTS
Financing Adjustment	$0	$0	$0	$0	$0

Adjusted for Financing per Unit	$65,625	$68,571	$182,708	$83,333	$157,859
Conditions of Sale Adjustment	$0	$0	$0	$0	$0

Adjusted for Special Conditions	$65,625	$68,571	$182,708	$83,333	$157,859
Time	0.00%	0.00%	0.00%	0.00%	-5.00%

Time Adjusted Price per Unit	$65,625	$68,571	$182,708	$83,333	$149,966

Location	20%	20%	-10%	10%	-10%
Physical Characteristics	40%	35%	10%	25%	5%
Average Unit Size	10%	20%	0%	15%	15%
Amenities	0%	0%	0%	0%	0%
Economics	0%	0%	-5%	0%	0%

Total Adjustments (%)	70%	75%	-5%	50%	10%

Adjusted Price per Unit	$111,563	$120,000	$173,573	$125,000	$164,963

Value Conclusion – Residential Component
After analysis and adjustments, a value range of $111,563 to $173,573 per unit is indicated. The mean and median adjusted sales prices equate to $139,020 and $125,000 per unit. Sales #3 and #5 required the least adjustment and are accorded most significance in this analysis. The adjusted indicators exhibited by these sales range from $164,963 to $173,573 per unit. When tempered against the indicators exhibited by the
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 92

remaining sales, a value indication in the range of approximately $150,000 to $160,000 per unit is indicated. A value of $155,000 per unit is concluded for the residential component at the subject property.

535 units x $155,000 per unit = $82,925,000, or $82,900,000 rounded

Applying this value to the stabilized Effective Gross Income derived for the property within the Capitalization Approach section, results in an indicated EGIM of approximately 8.3 on a stabilized basis. This indicated EGIM is within the range of 5.5 to 9.6 produced by the sales data under analysis. This indicator suggests that the value concluded for the property via comparative analysis is reasonable based on the subject property’s income-producing characteristics.

COMMERCIAL SALES OVERVIEW
As previously indicated, only a limited amount of recent sales data is available from the local market. Our research identified the following four transactions for office and retail properties in the metropolitan Philadelphia area. These sales are considered adequate to formulate a defensible value for the commercial component of the subject property via sales comparison.

Presentation of Comparable Sales	To estimate the property value by the sales comparison approach, we analyzed sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location. The sales are compared on a price-per square foot basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the chart below and plotted on the following map, range in price from $76.22 to $100.59 per square foot. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
PRESENTATION OF COMPARABLE COMMERCIAL SALES DATA

Project Name	2000 Market	Jenkintown Plaza	410 Huntingdon	Erie Plaza
Sale No.	1	2	3	4

Address	2000 Market	101 Greenwood	410 Huntingdon	1240 E. Erie
Location	Philadelphia, PA	Jenkintown, PA	Jenkintown, PA	Philadelphia, PA
Type	High Rise Office	Mid-Rise Office	Community Retail	Strip Retail
Grantor	Prudential RE	Ajax Jenkintown	Ackers	Erie Plaza Partners
Grantee	US Value 5 Fund	ISU Properties	Good Rock Realty	N/A
Sale Price	$56,000,000	$8,800,000	$3,175,000	$3,462,500
Date of Sale	December-09	September-08	July-09	February-09
Year Built	1973	1968	1970	1978
Net Rentable Area (NRA)	665,000	100,000	41,654	34,422
Price Per SF	$84.21	$88.00	$76.22	$100.59
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 93
COMPARABLE COMMERCIAL SALES MAP

Analysis of Commercial Sales	The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100% transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales.

Expenditures Made Immediately After Sale
Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions (Time)	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The sales occurred in the past 12 months
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 94

Market conditions began to deteriorate in approximately mid-year 2008 in response to weakness that was becoming pronounced in the regional and national economies. Market fundamentals remain soft at this time however beginning at approximately the 3rd quarter 2009 the general trend of deterioration appears to be moderating.

Given the date of sale of the transactions, no adjustment for market conditions is warranted.

Location	The comparable properties are located throughout the metropolitan Philadelphia region. Sale #1 is located within the City Center district, approximately two blocks west of the subject property. No adjustment for location is warranted. The remaining sales are suburban locations in the northern sectors of Philadelphia. The major difference between the data set is suburban versus downtown location. Sale #2, #3 and #4 are suburban commercial buildings and do not offer the proximity to employment, regional transportation linkages, and shopping and entertainment venues that the subject offers. These transactions were adjusted upward for their inferior location with respect to the subject’s within the core business area of Philadelphia.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. All of the comparable properties are generally similar to the subject in terms of age and overall physical condition. However, adjustment for building size and height is warranted. High rise properties are typically more expensive to build than low-rise structures; accordingly, we have adjusted the sale price for building height. In addition, the subject commercial component has a rentable area of 115,550 square feet. Sale #1 is significantly larger in size while Sale #3 and #4 are smaller. We have adjusted the sale price accordingly for these differences.

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. All of the sales were operating at stabilized occupancy and at market rates. As such, no adjustment was applied.

The preceding adjustments are summarized in the following chart.
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 95
COMPARABLE COMMERCIA L SALES ADJUSTMENT GRID

Sale No.	1	2	3	4

Name	2000 Market	Jenkintown Plaza	410 Huntingdon	Erie Plaza
Address	2000 Market	101 Greenwood	410 Huntingdon	1240 E. Erie
	Philadelphia, PA	Jenkintown, PA	Jenkintown, PA	Philadelphia, PA
Sale Date	Dec-09	Sep-08	Jul-09	Feb-09

Price per SF	$84.21	$88.00	$76.22	$100.59

ADJUSTMENTS
Financing Adjustment	$0	$0	$0	$0

Adjusted for Financing per Unit	$84.21	$88.00	$76.22	$100.59
Conditions of Sale Adjustment	$0	$0	$0	$0

Adjusted for Special Conditions	$84.21	$88.00	$76.22	$100.59
Time	0.00%	0.00%	0.00%	0.00%

Time Adjusted Price per Unit	$84.21	$88.00	$76.22	$100.59

Location	0%	10%	10%	10%
Physical Characteristics	15%	0%	-10%	-10%
Economics	0%	0%	0%	0%

Total Adjustments (%)	15%	10%	0%	0%

Adjusted Price per Unit	$96.84	$96.80	$76.22	$100.59

Value Conclusion — Commercial	After analysis and adjustments, a value range of $76.22 to $100.59 per square foot is indicated. The mean and median adjusted sales prices equate to $92.62 and $96.82 per square foot. Sales #1 is located in the downtown area of Philadelphia, just blocks from the subject property. This sale is also one of the more recent transactions in the City Center district. This sale is accorded most significance in this analysis. The adjusted indicator exhibited by this sale is $96.84 per square foot. A value in the range of approximately $90.00 to $100.00 per square foot is indicated for the commercial component at the subject property. A final value of $95.00 per square foot is concluded for the subject property.

115,550 SF x $95.00 = $10,977,250, or $11,000,000 rounded

The Sterling Aggregate Value Conclusion	The following is a summary of the value conclusions via the Sales Comparison Approach for the residential and commercial components which comprise the subject property.
SUMMARY OF VALUE CONCLUSIONS

Residential Component	$82,900,000
Commercial Component	$11,00,0000

Total	$93,900,000

The Market Value of the Leased Fee Interest in the subject property (The Sterling), free and clear of financing, via the Sales Comparison Approach, as of December 31, 2009, is:

NINETY-THREE MILLION NINE HUNDRED THOUSAND DOLLARS ($93,900,000)
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Page 96

RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the market value of the leased fee interest in the subject property, free and clear of financing. The date of value is December 31, 2009. The indicated market value estimates for the real property interest appraised are:

Cost Approach	N/A
Income Capitalization Approach	$93,900,000
Sales Comparison Approach	$93,900,000

Cost Approach	The cost approach value estimate relies on the cost to produce a like structure. The cost approach is not usually considered a reliable value indicator due to the fact that investors in the market area place minimal reliance on this approach because of the age of the property. The cost approach was not included within the scope of this appraisal.

Income Approach	The Income Capitalization Approach was processed. The subject is an income-producing property, and this approach provides good evidence of market value. Both the Discounted Cash Flow and Direct Capitalization methods were employed. Based on the applicable analytical methods of the most likely investors in an asset of this type, the Discounted Cash Flow method was given greatest consideration in the conclusion of value for this approach. It is similarly given greatest consideration in the final conclusion of market value.

Sales Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. Our market research revealed several sales of properties that are considered comparable to the subject property, however, the velocity of sales activity has diminished significantly over the past year. Given the paucity of recent sales, the reliability of the Sales Comparison Approach is diminished. The results of the Sales Comparison Approach are given secondary consideration to the value produced via Income Capitalization. The value conclusion derived via this approach however is supportive of that concluded via the Income Approach.

Conclusions	Based upon the data, analyses and conclusions contained within this appraisal report with emphasis placed on the methodology of the Income Capitalization Approach, the Market Value of the Leased Fee Interest in the subject property, free and clear of financing, as of December 31, 2009 is:

NINETY-THREE MILLION NINE HUNDRED THOUSAND DOLLARS ($93,900,000)
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
ADDENDA
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
ADDITIONAL SUBJECT PROPERTY PHOTOGRAPHS
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
SUBJECT PROPERTY PHOTOGRAPHS

JFK Boulevard Street Frontage

Culbeth Street Frontage
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
SUBJECT PROPERTY PHOTOGRAPHS

Residential Lobby

Residential Hallway/Elevator Bank
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
SUBJECT PROPERTY PHOTOGRAPHS

Typical Residential Unit Living Area

Typical Kitchen
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
SUBJECT PROPERTY PHOTOGRAPHS

Residential Lobby Elevator Bank

JBK Boulevard Retail Storefronts
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
SUBJECT PROPERTY PHOTOGRAPHS

Office Lobby Area

Typical Office Space
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
SUBJECT PROPERTY PHOTOGRAPHS

Office Common Hallway

Roof Top Pool
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
IMPROVED SALES PHOTOGRAPHS
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
IMPROVED SALES PHOTOGRAPHS

Beechwood Gardens Apartments

Newport Village Apartments
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
IMPROVED SALES PHOTOGRAPHS

1420 Fifth Apartments

The Ashford Apartments
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
IMPROVED SALES PHOTOGRAPHS

The Kenmore

2000 Market Street
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
IMPROVED SALES PHOTOGRAPHS

Jenkintown Plaza
COGENT Realty Advisors, LLC

The Sterling	February 22, 2010
Philadelphia, Pennsylvania	Addenda
ARGUS SUPPORTING MATERIAL
COGENT Realty Advisors, LLC

The Sterling Commercial	Software : ARGUS Ver. 14.0.2
1801 JFK Boulevard	File : The Sterling Commercial (1)
Philadelphia, PA	Property Type : Office & Retail
Portfolio :
Date : 3/3/10
Time : 11:15 am
Ref# : ARL
Page : 1
Supporting Schedule — Detailed Lease Expiration Schedule (First Term Only)

			Market	Base Rent	Expiration		Percent of
No.	Tenant	Suite	Leasing	/SqFt/Yr	Date	Square Feet	Total
25	City Nails	1823	Retail 1	11.07	3/10	1,085.00	0.9
27	Subway	1827	Retail 1	18.81	3/10	898.00	0.8
9	Michael Kleeman	350	Office 1	6.84	6/10	3,505.00	3.0
12	Joel Oshtry, Esq.	433	Office 1	6.67	6/10	1,588.00	1.4
28	JFK Dental	1829	Retail 1	9.90	6/10	2,588.00	2.2
4	Mid Atlantic Mortgage	301	Office 1	12.46	9/10	1,896.00	1.6
1	Devereux Foundation	200	Office 1	12.64	10/10	19,982.00	17.3
6	Contemporary Staffing	307	Office 1	15.23	11/10	1,500.00	1.3
10	Wainstein, Yanks & Co	400	Office 1	16.01	12/10	3,287.00	2.8

Total for Year Ending Dec-						36,329.00	31.4%

2	Caring People Allianc	220	Office 1	8.75	3/11	7,252.00	6.3
17	Robert Cole PC	465	Office 1	9.12	3/11	572.00	0.5
20	Hwa Yuan Restaurant	1801	Retail 1	16.41	6/11	3,800.00	3.3
30	7-Eleven Store	1833	Retail 1	31.95	11/11	3,042.00	2.6

Total for Year Ending Dec-						14,666.00	12.7%

8	Equitrac Corporation	340	Office 1	9.26	1/13	3,052.00	2.6
18	Public House Investme	475	Office 1	9.27	3/13	646.00	0.6
19	Public House Investme	480	Office 1	9.15	3/13	1,475.00	1.3
13	Bayada Nurses	444	Office 1	12.91	8/13	2,609.00	2.3
31	Central Parking	Garage	Garage Park	230,653.58	8/13	1.00

Total for Year Ending Dec-						7,783.00	6.7%

11	Cornerstone Consultan	424A	Office 1	9.82	1/14	1,217.00	1.1
21	K Shoe Repair	1803	Retail 1	13.62	1/14	186.00	0.2
16	SOMA	460	Office 1	15.83	10/14	3,598.00	3.1
7	AIMCO Regional Office	330	Office 1	8.95	12/14	4,186.00	3.6

Total for Year Ending Dec-						9,187.00	8.0%

5	Relief of Widows and	303	Office 1	9.97	5/15	1,165.00	1.0
32	Vacant Space	Qtr 2	Office 1	8.93	5/15	2,253.45	2.0
33	Vacant Space	Qtr 3	Office 1	11.67	8/15	2,253.46	2.0
26	Vacant Retail	1825	Retail 1	22.50	9/15	2,895.00	2.5
34	Vacant Space	Qtr 4	Office 1	16.04	11/15	2,253.45	2.0

Total for Year Ending Dec-						10,820.36	9.4%

35	Vacant Space	Qtr 5	Office 1	9.68	2/16	2,253.46	2.0
36	Vacant Space	Qtr 6	Office 1	8.98	5/16	2,253.45	2.0
37	Vacant Space	Qtr 7	Office 1	11.67	8/16	2,253.46	2.0
38	Vacant Space	Qtr 8	Office 1	16.04	11/16	2,253.45	2.0

Total for Year Ending Dec-						9,013.82	7.8%

39	Vacant Space	Qtr 9	Office 1	9.97	2/17	2,253.46	2.0
40	Vacant Space	Qtr 10	Office 1	9.25	5/17	2,253.45	2.0
41	Vacant Space	Qtr 11	Office 1	12.02	8/17	2,253.46	2.0
42	Vacant Space	Qtr 12	Office 1	16.52	11/17	2,253.45	2.0
3	WB Mason	230	Office 1	19.95	12/17	7,993.00	6.9
23	Trumark Financial Cre	1811	Retail 1	43.76	12/17	3,766.00	3.3

Total for Year Ending Dec-						20,772.82	18.0%
(continued on next page)

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 2
Supporting Schedule — Detailed Lease Expiration Schedule (First Term Only)

			Market	Base Rent	Expiration		Percent of
No.	Tenant	Suite	Leasing	/SqFt/Yr	Date	Square Feet	Total
29	Young’s Tailor and Cl	1831	Retail 1	26.12	11/18	1,195.00	1.0

Total for Year Ending Dec-						1,195.00	1.0%
22	Hot Tamales	1805	Retail 1	14.85	1/19	1,414.00	1.2

Total for Year Ending Dec-						1,414.00	1.2%

Building Total						111,181.00	96.2%

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 3
Supporting Schedule — Square Feet Expiring — (All Terms)

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
City Nails	1823	1,085.00	4/03	3/10	1,085.00					1,085.00
Subway	1827	898.00	4/05	3/10	898.00					898.00
Michael Kleeman	350	3,505.00	7/06	6/10	3,505.00					3,505.00
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	1,588.00					1,588.00
JFK Dental	1829	2,588.00	8/05	6/10	2,588.00					2,588.00
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	1,896.00					1,896.00
Devereux Foundation	200	19,982.00	11/03	10/10	19,982.00						19,982.00
Contemporary Staffing S	307	1,500.00	12/06	11/10	1,500.00						1,500.00
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	3,287.00						3,287.00
Caring People Alliance	220	7,252.00	4/04	3/11		7,252.00					7,252.00
Robert Cole PC	465	572.00	4/08	3/11		572.00					572.00
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11		3,800.00					3,800.00
7-Eleven Store	1833	3,042.00	12/06	11/11		3,042.00						3,042.00
Equitrac Corporation	340	3,052.00	11/07	1/13				3,052.00					3,052.00
Public House Investment	475	646.00	7/08	3/13				646.00					646.00
Public House Investment	480	1,475.00	4/08	3/13				1,475.00					1,475.00
Bayada Nurses	444	2,609.00	7/08	8/13				2,609.00					2,609.00
Central Parking	Garage	1.00	9/08	8/13				1.00
Cornerstone Consultantm	424A	1,217.00	1/09	1/14					1,217.00
K Shoe Repair	1803	186.00	12/08	1/14					186.00
SOMA	460	3,598.00	11/09	10/14					3,598.00
AIMCO Regional Office	330	4,186.00	1/07	12/14					4,186.00
Relief of Widows and Ch	303	1,165.00	3/03	5/15						1,165.00
Vacant Space	Qtr 2		6/10	5/15						2,253.45
Vacant Space	Qtr 3		9/10	8/15						2,253.46
Vacant Retail	1825		10/10	9/15						2,895.00
Vacant Space	Qtr 4		12/10	11/15						2,253.45
Vacant Space	Qtr 5		3/11	2/16							2,253.46
Vacant Space	Qtr 6		6/11	5/16							2,253.45
Vacant Space	Qtr 7		9/11	8/16							2,253.46
Vacant Space	Qtr 8		12/11	11/16							2,253.45
Vacant Space	Qtr 9		3/12	2/17								2,253.46
Vacant Space	Qtr 10		6/12	5/17								2,253.45
Vacant Space	Qtr 11		9/12	8/17								2,253.46
Vacant Space	Qtr 12		12/12	11/17								2,253.45
WB Mason	230	7,993.00	12/07	12/17								7,993.00
Trumark Financial Credi	1811	3,766.00	1/08	12/17								3,766.00
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18									1,195.00
Hot Tamales	1805	1,414.00	10/03	1/19

Total SqFt Expiring		83,498.00			36,329.00	14,666.00		7,783.00	9,187.00	22,380.36	45,406.82	23,814.82	8,977.00

Percent Of Total Expiring					31.4%	12.7%		6.7%	8.0%	19.4%	39.3%	20.6%	7.8%

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 4
Supporting Schedule — Square Feet Expiring — (All Terms)

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020
Tenant	Suite
City Nails	1823	1,085.00	4/03	3/10		1,085.00
Subway	1827	898.00	4/05	3/10		898.00
Michael Kleeman	350	3,505.00	7/06	6/10		3,505.00
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10		1,588.00
JFK Dental	1829	2,588.00	8/05	6/10		2,588.00
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10
Devereux Foundation	200	19,982.00	11/03	10/10
Contemporary Staffing S	307	1,500.00	12/06	11/10
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10
Caring People Alliance	220	7,252.00	4/04	3/11
Robert Cole PC	465	572.00	4/08	3/11
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11
7-Eleven Store	1833	3,042.00	12/06	11/11
Equitrac Corporation	340	3,052.00	11/07	1/13
Public House Investment	475	646.00	7/08	3/13
Public House Investment	480	1,475.00	4/08	3/13
Bayada Nurses	444	2,609.00	7/08	8/13
Central Parking	Garage	1.00	9/08	8/13
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	1,217.00
K Shoe Repair	1803	186.00	12/08	1/14	186.00
SOMA	460	3,598.00	11/09	10/14		3,598.00
AIMCO Regional Office	330	4,186.00	1/07	12/14		4,186.00
Relief of Widows and Ch	303	1,165.00	3/03	5/15		1,165.00
Vacant Space	Qtr 2		6/10	5/15		2,253.45
Vacant Space	Qtr 3		9/10	8/15		2,253.46
Vacant Retail	1825		10/10	9/15		2,895.00
Vacant Space	Qtr 4		12/10	11/15
Vacant Space	Qtr 5		3/11	2/16
Vacant Space	Qtr 6		6/11	5/16
Vacant Space	Qtr 7		9/11	8/16
Vacant Space	Qtr 8		12/11	11/16
Vacant Space	Qtr 9		3/12	2/17
Vacant Space	Qtr 10		6/12	5/17
Vacant Space	Qtr 11		9/12	8/17
Vacant Space	Qtr 12		12/12	11/17
WB Mason	230	7,993.00	12/07	12/17
Trumark Financial Credi	1811	3,766.00	1/08	12/17
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18
Hot Tamales	1805	1,414.00	10/03	1/19	1,414.00

Total SqFt Expiring		83,498.00			2,817.00	26,014.91

Percent Of Total Expiring					2.4%	22.5%

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 5
Supporting Schedule — Occupancy & Absorption Rates
Physical Occupancy Based on Absorption & Turnover Vacancy Assumptions

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
For the Years Ending	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018	Dec-2019	Dec-2020
SqFt Occupied
January	87,868.00	72,754.36	103,495.18	115,551.00	115,551.00	107,767.00	111,401.55	113,297.55	101,538.55	111,747.00	115,551.00
February	87,868.00	92,736.36	103,495.18	112,499.00	114,148.00	111,365.00	91,419.55	113,297.55	101,538.55	110,333.00	111,953.00
March	87,868.00	96,489.82	108,790.64	112,499.00	114,148.00	111,365.00	89,919.54	110,255.54	103,792.00	114,137.00	111,953.00
April	86,783.00	91,952.82	108,790.64	110,378.00	114,148.00	114,653.00	88,528.54	110,255.54	115,551.00	114,137.00	107,767.00
May	86,783.00	91,952.82	108,790.64	113,430.00	115,551.00	114,653.00	108,510.54	110,255.54	112,499.00	114,148.00	111,365.00
June	89,036.45	94,206.27	111,044.09	113,430.00	115,551.00	111,234.55	110,010.55	113,297.55	112,499.00	114,148.00	111,365.00
July	82,440.45	98,230.27	111,044.09	115,551.00	115,551.00	111,047.55	105,473.55	113,297.55	110,378.00	114,148.00	114,653.00
August	82,440.45	98,230.27	111,044.09	115,551.00	115,551.00	111,047.55	105,473.55	113,297.55	113,430.00	115,551.00	114,653.00
September	84,693.91	100,483.73	113,297.55	112,942.00	115,551.00	112,212.54	105,473.54	113,297.54	113,430.00	115,551.00	111,234.55
October	93,373.91	104,283.73	113,297.55	112,942.00	115,551.00	102,721.54	109,497.54	113,297.54	115,551.00	115,551.00	111,047.55
November	73,391.91	104,283.73	113,297.55	112,942.00	111,953.00	102,721.54	109,497.54	113,297.54	115,551.00	115,551.00	111,047.55
December	74,145.36	103,495.18	115,551.00	115,551.00	111,953.00	102,721.55	109,497.55	113,297.55	111,747.00	115,551.00	112,212.54

Average Occupied For The Year	84,724.37	95,758.28	110,161.52	113,605.50	114,600.58	109,459.15	103,725.30	112,537.05	110,625.43	114,212.75	112,066.85

Net Absorption
Annual Square Feet Absorbed	(13,722.64)	29,349.82	12,055.82		(3,598.00)	(9,231.45)	6,776.00	3,800.00	(1,550.55)	3,804.00	(3,338.46)
Average Monthly Absorption	(1,143.55)	2,445.82	1,004.65		(299.83)	(769.29)	564.67	316.67	(129.21)	317.00	(278.21)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
For the Years Ending	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018	Dec-2019	Dec-2020
Percentage Occupancy
January	76.04%	62.96%	89.57%	100.00%	100.00%	93.26%	96.41%	98.05%	87.87%	96.71%	100.00%
February	76.04%	80.26%	89.57%	97.36%	98.79%	96.38%	79.12%	98.05%	87.87%	95.48%	96.89%
March	76.04%	83.50%	94.15%	97.36%	98.79%	96.38%	77.82%	95.42%	89.82%	98.78%	96.89%
April	75.10%	79.58%	94.15%	95.52%	98.79%	99.22%	76.61%	95.42%	100.00%	98.78%	93.26%
May	75.10%	79.58%	94.15%	98.16%	100.00%	99.22%	93.91%	95.42%	97.36%	98.79%	96.38%
June	77.05%	81.53%	96.10%	98.16%	100.00%	96.26%	95.21%	98.05%	97.36%	98.79%	96.38%
July	71.35%	85.01%	96.10%	100.00%	100.00%	96.10%	91.28%	98.05%	95.52%	98.79%	99.22%
August	71.35%	85.01%	96.10%	100.00%	100.00%	96.10%	91.28%	98.05%	98.16%	100.00%	99.22%
September	73.30%	86.96%	98.05%	97.74%	100.00%	97.11%	91.28%	98.05%	98.16%	100.00%	96.26%
October	80.81%	90.25%	98.05%	97.74%	100.00%	88.90%	94.76%	98.05%	100.00%	100.00%	96.10%
November	63.51%	90.25%	98.05%	97.74%	96.89%	88.90%	94.76%	98.05%	100.00%	100.00%	96.10%
December	64.17%	89.57%	100.00%	100.00%	96.89%	88.90%	94.76%	98.05%	96.71%	100.00%	97.11%

Average Occupancy For The Year	73.32%	82.87%	95.34%	98.32%	99.18%	94.73%	89.77%	97.39%	95.74%	98.84%	96.98%

Net Absorption
Annual Percentage Absorbed	(11.88%)	25.40%	10.43%		(3.11%)	(7.99%)	5.86%	3.29%	(1.34%)	3.29%	(2.89%)
Average Monthly Percentage	(0.99%)	2.12%	0.87%		(0.26%)	(0.67%)	0.49%	0.27%	(0.11%)	0.27%	(0.24%)

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 6
Supporting Schedule — Average Square Feet Occupancy

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	16,651.67	18,316.83	19,982.00	19,982.00	19,982.00	19,982.00	14,986.50	19,982.00	19,982.00
Caring People Alliance	220	7,252.00	4/04	3/11	7,252.00	5,439.00	7,252.00	7,252.00	7,252.00	7,252.00	5,439.00	7,252.00	7,252.00
WB Mason	230	7,993.00	12/07	12/17	7,993.00	7,993.00	7,993.00	7,993.00	7,993.00	7,993.00	7,993.00	7,993.00	5,994.75
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	1,422.00	1,896.00	1,896.00	1,896.00	1,896.00	1,896.00	1,422.00	1,896.00	1,896.00
Relief of Widows and Ch	303	1,165.00	3/03	5/15	1,165.00	1,165.00	1,165.00	1,165.00	1,165.00	873.75	1,165.00	1,165.00	1,165.00
Contemporary Staffing S	307	1,500.00	12/06	11/10	1,375.00	1,250.00	1,500.00	1,500.00	1,500.00	1,500.00	1,125.00	1,500.00	1,500.00
AIMCO Regional Office	330	4,186.00	1/07	12/14	4,186.00	4,186.00	4,186.00	4,186.00	4,186.00	3,139.50	4,186.00	4,186.00	4,186.00
Equitrac Corporation	340	3,052.00	11/07	1/13	3,052.00	3,052.00	3,052.00	2,289.00	3,052.00	3,052.00	3,052.00	3,052.00	2,289.00
Michael Kleeman	350	3,505.00	7/06	6/10	2,628.75	3,505.00	3,505.00	3,505.00	3,505.00	2,628.75	3,505.00	3,505.00	3,505.00
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	3,287.00	2,465.25	3,287.00	3,287.00	3,287.00	3,287.00	2,465.25	3,287.00	3,287.00
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	1,217.00	1,217.00	1,217.00	1,217.00	912.75	1,217.00	1,217.00	1,217.00	1,217.00
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	1,191.00	1,588.00	1,588.00	1,588.00	1,588.00	1,191.00	1,588.00	1,588.00	1,588.00
Bayada Nurses	444	2,609.00	7/08	8/13	2,609.00	2,609.00	2,609.00	1,956.75	2,609.00	2,609.00	2,609.00	2,609.00	2,391.58
AIMCO Resident Lounge	452	1,399.00	12/09	11/21	1,399.00	1,399.00	1,399.00	1,399.00	1,399.00	1,399.00	1,399.00	1,399.00	1,399.00
AIMCO Maintenance Room	454	966.00	12/09	11/21	966.00	966.00	966.00	966.00	966.00	966.00	966.00	966.00	966.00
SOMA	460	3,598.00	11/09	10/14	3,598.00	3,598.00	3,598.00	3,598.00	2,998.33	3,298.17	3,598.00	3,598.00	3,598.00
Robert Cole PC	465	572.00	4/08	3/11	572.00	429.00	572.00	572.00	572.00	572.00	429.00	572.00	572.00
Public House Investment	475	646.00	7/08	3/13	646.00	646.00	646.00	484.50	646.00	646.00	646.00	646.00	484.50
Public House Investment	480	1,475.00	4/08	3/13	1,475.00	1,475.00	1,475.00	1,106.25	1,475.00	1,475.00	1,475.00	1,475.00	1,106.25
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11	3,800.00	2,850.00	3,800.00	3,800.00	3,800.00	3,800.00	2,850.00	3,800.00	3,800.00
K Shoe Repair	1803	186.00	12/08	1/14	186.00	186.00	186.00	186.00	139.50	186.00	186.00	186.00	186.00
Hot Tamales	1805	1,414.00	10/03	1/19	1,414.00	1,414.00	1,414.00	1,414.00	1,414.00	1,414.00	1,414.00	1,414.00	1,414.00
Trumark Financial Credi	1811	3,766.00	1/08	12/17	3,766.00	3,766.00	3,766.00	3,766.00	3,766.00	3,766.00	3,766.00	3,766.00	2,824.50
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21	2,005.00	2,005.00	2,005.00	2,005.00	2,005.00	2,005.00	2,005.00	2,005.00	2,005.00
City Nails	1823	1,085.00	4/03	3/10	813.75	1,085.00	1,085.00	1,085.00	1,085.00	813.75	1,085.00	1,085.00	1,085.00
Vacant Retail	1825		10/10	9/15	723.75	2,895.00	2,895.00	2,895.00	2,895.00	2,171.25	2,895.00	2,895.00	2,895.00
Subway	1827	898.00	4/05	3/10	898.00	898.00	898.00	898.00	898.00	673.50	898.00	898.00	898.00
JFK Dental	1829	2,588.00	8/05	6/10	1,941.00	2,588.00	2,588.00	2,588.00	2,588.00	1,941.00	2,588.00	2,588.00	2,588.00
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	1,195.00	1,195.00	1,195.00	1,195.00	1,195.00	1,195.00	1,195.00	1,195.00	1,095.42
7-Eleven Store	1833	3,042.00	12/06	11/11	3,042.00	2,788.50	2,535.00	3,042.00	3,042.00	3,042.00	3,042.00	2,281.50	3,042.00
Central Parking	Garage	1.00	9/08	8/13	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Vacant Space	Qtr 2		6/10	5/15	1,314.51	2,253.45	2,253.45	2,253.45	2,253.45	1,690.09	2,253.45	2,253.45	2,253.45
Vacant Space	Qtr 3		9/10	8/15	751.15	2,253.46	2,253.46	2,253.46	2,253.46	1,690.10	2,253.46	2,253.46	2,253.46
Vacant Space	Qtr 4		12/10	11/15	187.79	2,253.45	2,253.45	2,253.45	2,253.45	2,065.66	1,877.88	2,253.45	2,253.45
Vacant Space	Qtr 5		3/11	2/16		1,877.88	2,253.46	2,253.46	2,253.46	2,253.46	1,690.10	2,253.46	2,253.46
Vacant Space	Qtr 6		6/11	5/16		1,314.51	2,253.45	2,253.45	2,253.45	2,253.45	1,690.09	2,253.45	2,253.45
Vacant Space	Qtr 7		9/11	8/16		751.15	2,253.46	2,253.46	2,253.46	2,253.46	1,690.10	2,253.46	2,253.46
Vacant Space	Qtr 8		12/11	11/16		187.79	2,253.45	2,253.45	2,253.45	2,253.45	2,065.66	1,877.88	2,253.45
Vacant Space	Qtr 9		3/12	2/17			1,877.88	2,253.46	2,253.46	2,253.46	2,253.46	1,690.10	2,253.46
Vacant Space	Qtr 10		6/12	5/17			1,314.51	2,253.45	2,253.45	2,253.45	2,253.45	1,690.09	2,253.45
Vacant Space	Qtr 11		9/12	8/17			751.15	2,253.46	2,253.46	2,253.46	2,253.46	1,690.10	2,253.46
Vacant Space	Qtr 12		12/12	11/17			187.79	2,253.45	2,253.45	2,253.45	2,253.45	2,065.66	1,877.88

Total Amount Per Year		87,868.00			84,724.37	95,758.27	110,161.51	113,605.50	114,600.58	109,459.16	103,725.31	112,537.06	110,625.43

Average Percent Occupancy					73.32%	82.87%	95.34%	98.32%	99.18%	94.73%	89.77%	97.39%	95.74%

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 7
Supporting Schedule — Average Square Feet Occupancy

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	19,982.00	19,982.00
Caring People Alliance	220	7,252.00	4/04	3/11	7,252.00	7,252.00
WB Mason	230	7,993.00	12/07	12/17	7,993.00	7,993.00
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	1,896.00	1,896.00
Relief of Widows and Ch	303	1,165.00	3/03	5/15	1,165.00	873.75
Contemporary Staffing S	307	1,500.00	12/06	11/10	1,500.00	1,500.00
AIMCO Regional Office	330	4,186.00	1/07	12/14	4,186.00	3,139.50
Equitrac Corporation	340	3,052.00	11/07	1/13	3,052.00	3,052.00
Michael Kleeman	350	3,505.00	7/06	6/10	3,505.00	3,505.00
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	3,287.00	3,287.00
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	912.75	1,217.00
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	1,588.00	1,588.00
Bayada Nurses	444	2,609.00	7/08	8/13	2,174.17	2,609.00
AIMCO Resident Lounge	452	1,399.00	12/09	11/21	1,399.00	1,399.00
AIMCO Maintenance Room	454	966.00	12/09	11/21	966.00	966.00
SOMA	460	3,598.00	11/09	10/14	3,598.00	2,698.50
Robert Cole PC	465	572.00	4/08	3/11	572.00	572.00
Public House Investment	475	646.00	7/08	3/13	646.00	646.00
Public House Investment	480	1,475.00	4/08	3/13	1,475.00	1,475.00
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11	3,800.00	3,800.00
K Shoe Repair	1803	186.00	12/08	1/14	139.50	186.00
Hot Tamales	1805	1,414.00	10/03	1/19	1,060.50	1,414.00
Trumark Financial Credi	1811	3,766.00	1/08	12/17	3,766.00	3,766.00
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21	2,005.00	2,005.00
City Nails	1823	1,085.00	4/03	3/10	1,085.00	813.75
Vacant Retail	1825		10/10	9/15	2,895.00	2,895.00
Subway	1827	898.00	4/05	3/10	898.00	673.50
JFK Dental	1829	2,588.00	8/05	6/10	2,588.00	2,588.00
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	995.83	1,195.00
7-Eleven Store	1833	3,042.00	12/06	11/11	3,042.00	3,042.00
Central Parking	Garage	1.00	9/08	8/13	1.00	1.00
Vacant Space	Qtr 2		6/10	5/15	2,253.45	1,690.09
Vacant Space	Qtr 3		9/10	8/15	2,253.46	2,065.67
Vacant Space	Qtr 4		12/10	11/15	2,253.45	2,253.45
Vacant Space	Qtr 5		3/11	2/16	2,253.46	2,253.46
Vacant Space	Qtr 6		6/11	5/16	2,253.45	2,253.45
Vacant Space	Qtr 7		9/11	8/16	2,253.46	2,253.46
Vacant Space	Qtr 8		12/11	11/16	2,253.45	2,253.45
Vacant Space	Qtr 9		3/12	2/17	2,253.46	2,253.46
Vacant Space	Qtr 10		6/12	5/17	2,253.45	2,253.45
Vacant Space	Qtr 11		9/12	8/17	2,253.46	2,253.46
Vacant Space	Qtr 12		12/12	11/17	2,253.45	2,253.45

Total Amount Per Year		87,868.00			114,212.75	112,066.85

Average Percent Occupancy					98.84%	96.98%

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 8
Supporting Schedule — Scheduled Base Rental Revenue

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	252,606	233,123	349,685	349,685	349,685	349,685	198,049	405,381	405,381
Caring People Alliance	220	7,252.00	4/04	3/11	125,883	63,428	126,910	126,910	126,910	126,910	63,455	147,123	147,123
WB Mason	230	7,993.00	12/07	12/17	132,102	136,014	139,926	143,838	147,750	151,671	155,586	159,498	86,016
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	23,625	24,885	33,180	33,180	33,180	33,180	19,232	38,465	38,465
Relief of Widows and Ch	303	1,165.00	3/03	5/15	20,727	21,310	21,892	22,475	23,057	11,621	22,946	22,946	22,946
Contemporary Staffing S	307	1,500.00	12/06	11/10	22,847	15,313	26,250	26,250	26,250	26,250	14,519	30,431	30,431
AIMCO Regional Office	330	4,186.00	1/07	12/14	37,452	37,452	37,452	37,452	37,452	41,225	82,449	82,449	82,449
Equitrac Corporation	340	3,052.00	11/07	1/13	52,857	54,322	55,797	28,269	56,663	56,663	56,663	56,663	29,835
Michael Kleeman	350	3,505.00	7/06	6/10	23,958	61,337	61,337	61,337	61,337	46,003	53,330	71,107	71,107
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	52,632	28,761	57,522	57,522	57,522	57,522	31,052	66,684	66,684
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	24,289	24,898	25,506	26,896	11,948	23,272	23,272	23,272	23,272
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	10,590	27,790	27,790	27,790	27,790	20,842	24,162	32,216	32,216
Bayada Nurses	444	2,609.00	7/08	8/13	50,520	50,520	50,520	33,680	40,365	48,438	48,438	48,438	44,402
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14	58,018	60,416	61,916	66,113	56,968	47,245	70,868	70,868	70,868
Robert Cole PC	465	572.00	4/08	3/11	10,776	5,214	10,010	10,010	10,010	10,010	5,005	11,604	11,604
Public House Investment	475	646.00	7/08	3/13	11,952	11,952	11,952	5,986	11,993	11,993	11,993	11,993	5,997
Public House Investment	480	1,475.00	4/08	3/13	26,592	26,592	26,592	13,494	27,384	27,384	27,384	27,384	13,692
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11	123,780	62,370	104,500	114,000	114,000	114,000	85,500	90,748	136,122
K Shoe Repair	1803	186.00	12/08	1/14	6,000	6,000	6,000	6,000	2,532	6,097	6,097	6,097	6,097
Hot Tamales	1805	1,414.00	10/03	1/19	36,972	36,972	36,972	36,972	36,972	36,972	36,972	36,972	36,972
Trumark Financial Credi	1811	3,766.00	1/08	12/17	149,796	151,944	154,080	156,216	158,364	160,500	162,636	164,784	57,896
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10	12,007	32,550	32,550	32,550	32,550	16,275	33,582	36,635	36,635
Vacant Retail	1825		10/10	9/15	21,713	86,850	86,850	86,850	86,850	65,138	67,122	100,683	100,683
Subway	1827	898.00	4/05	3/10	16,895	26,940	26,940	26,940	26,940	11,789	30,321	30,321	30,321
JFK Dental	1829	2,588.00	8/05	6/10	25,626	71,170	77,640	77,640	77,640	58,230	60,004	90,006	90,006
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	34,056	34,056	34,056	34,056	34,056	34,056	34,056	34,056	31,218
7-Eleven Store	1833	3,042.00	12/06	11/11	104,458	97,185	46,999	93,998	93,998	93,998	93,998	42,909	108,969
Central Parking	Garage	1.00	9/08	8/13	217,044	222,470	228,032	230,654	228,359	228,359	228,359	228,359	228,359
Vacant Space	Qtr 2		6/10	5/15	13,145	39,435	39,435	39,435	39,435	20,130	44,385	44,385	44,385
Vacant Space	Qtr 3		9/10	8/15	3,286	39,436	39,436	39,436	39,436	26,290	36,988	44,385	44,385
Vacant Space	Qtr 4		12/10	11/15		32,863	39,435	39,435	39,435	36,149	26,668	45,716	45,716
Vacant Space	Qtr 5		3/11	2/16		23,004	39,436	39,436	39,436	39,436	21,811	45,717	45,717
Vacant Space	Qtr 6		6/11	5/16		13,145	39,435	39,435	39,435	39,435	20,241	45,716	45,716
Vacant Space	Qtr 7		9/11	8/16		3,286	39,436	39,436	39,436	39,436	26,290	38,097	45,717
Vacant Space	Qtr 8		12/11	11/16			32,863	39,435	39,435	39,435	36,149	27,468	47,088
Vacant Space	Qtr 9		3/12	2/17			23,694	40,619	40,619	40,619	40,619	22,466	47,088
Vacant Space	Qtr 10		6/12	5/17			13,539	40,618	40,618	40,618	40,618	20,848	47,088
Vacant Space	Qtr 11		9/12	8/17			3,385	40,619	40,619	40,619	40,619	27,079	39,240
Vacant Space	Qtr 12		12/12	11/17				33,849	40,618	40,618	40,618	37,234	28,292

Total Amount Per Year		87,868.00			1,702,204	1,863,003	2,268,950	2,398,516	2,437,047	2,318,113	2,122,056	2,567,203	2,526,198

Weighted Average Per SqFt					14.73	16.12	19.64	20.76	21.09	20.06	18.36	22.22	21.86

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 9
Supporting Schedule — Scheduled Base Rental Revenue

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	405,381	405,381	3,704,042
Caring People Alliance	220	7,252.00	4/04	3/11	147,123	147,123	1,348,898
WB Mason	230	7,993.00	12/07	12/17	172,032	172,032	1,596,465
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	38,465	38,465	354,322
Relief of Widows and Ch	303	1,165.00	3/03	5/15	22,946	15,298	228,164
Contemporary Staffing S	307	1,500.00	12/06	11/10	30,431	30,431	279,403
AIMCO Regional Office	330	4,186.00	1/07	12/14	82,449	44,508	602,789
Equitrac Corporation	340	3,052.00	11/07	1/13	65,688	65,688	579,108
Michael Kleeman	350	3,505.00	7/06	6/10	71,107	71,107	653,067
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	66,684	66,684	609,269
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	12,254	26,979	245,858
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	32,216	32,216	295,618
Bayada Nurses	444	2,609.00	7/08	8/13	33,739	57,838	506,898
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14	70,868	40,137	674,285
Robert Cole PC	465	572.00	4/08	3/11	11,604	11,604	107,451
Public House Investment	475	646.00	7/08	3/13	13,904	13,904	123,619
Public House Investment	480	1,475.00	4/08	3/13	31,746	31,746	279,990
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11	136,122	136,122	1,217,264
K Shoe Repair	1803	186.00	12/08	1/14	2,622	7,069	60,611
Hot Tamales	1805	1,414.00	10/03	1/19	20,993	53,736	407,477
Trumark Financial Credi	1811	3,766.00	1/08	12/17	138,951	138,951	1,594,118
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10	36,635	27,476	329,445
Vacant Retail	1825		10/10	9/15	100,683	100,683	904,105
Subway	1827	898.00	4/05	3/10	30,321	15,161	272,889
JFK Dental	1829	2,588.00	8/05	6/10	90,006	90,006	807,974
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	22,707	45,414	371,787
7-Eleven Store	1833	3,042.00	12/06	11/11	108,969	108,969	994,450
Central Parking	Garage	1.00	9/08	8/13	228,359	228,359	2,496,713
Vacant Space	Qtr 2		6/10	5/15	44,385	29,590	398,145
Vacant Space	Qtr 3		9/10	8/15	44,385	40,686	398,149
Vacant Space	Qtr 4		12/10	11/15	45,716	45,716	396,849
Vacant Space	Qtr 5		3/11	2/16	45,717	45,717	385,427
Vacant Space	Qtr 6		6/11	5/16	45,716	45,716	373,990
Vacant Space	Qtr 7		9/11	8/16	45,717	45,717	362,568
Vacant Space	Qtr 8		12/11	11/16	47,088	47,088	356,049
Vacant Space	Qtr 9		3/12	2/17	47,088	47,088	349,900
Vacant Space	Qtr 10		6/12	5/17	47,088	47,088	338,123
Vacant Space	Qtr 11		9/12	8/17	47,088	47,088	326,356
Vacant Space	Qtr 12		12/12	11/17	48,501	48,501	318,231

Total Amount Per Year		87,868.00			2,733,494	2,713,082	25,649,866

Weighted Average Per SqFt					23.66	23.48

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 10
Supporting Schedule — Base Rent Abatements

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10		87,421					101,345
Caring People Alliance	220	7,252.00	4/04	3/11		31,727					36,781
WB Mason	230	7,993.00	12/07	12/17									43,008
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10		8,295					9,616
Relief of Widows and Ch	303	1,165.00	3/03	5/15						5,737
Contemporary Staffing S	307	1,500.00	12/06	11/10		6,563					7,608
AIMCO Regional Office	330	4,186.00	1/07	12/14						20,612
Equitrac Corporation	340	3,052.00	11/07	1/13				14,166					16,422
Michael Kleeman	350	3,505.00	7/06	6/10	15,334						17,777
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10		14,381					16,671
Cornerstone Consultantm	424A	1,217.00	1/09	1/14					5,818
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	6,947						8,054
Bayada Nurses	444	2,609.00	7/08	8/13				4,037	8,073
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14						17,717
Robert Cole PC	465	572.00	4/08	3/11		2,502					2,901
Public House Investment	475	646.00	7/08	3/13				2,998					3,476
Public House Investment	480	1,475.00	4/08	3/13				6,846					7,937
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11		28,500	9,500					45,374
K Shoe Repair	1803	186.00	12/08	1/14					2,032
Hot Tamales	1805	1,414.00	10/03	1/19
Trumark Financial Credi	1811	3,766.00	1/08	12/17									46,317
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10	10,850					9,159	3,053
Vacant Retail	1825		10/10	9/15							33,561
Subway	1827	898.00	4/05	3/10	8,980					10,107
JFK Dental	1829	2,588.00	8/05	6/10	19,410	6,470					30,002
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18
7-Eleven Store	1833	3,042.00	12/06	11/11			31,333					36,323
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15	9,859					11,096
Vacant Space	Qtr 3		9/10	8/15	9,859					3,699	7,398
Vacant Space	Qtr 4		12/10	11/15	3,286	6,573					11,429
Vacant Space	Qtr 5		3/11	2/16		9,859					11,429
Vacant Space	Qtr 6		6/11	5/16		9,859					11,429
Vacant Space	Qtr 7		9/11	8/16		9,859					3,810	7,619
Vacant Space	Qtr 8		12/11	11/16		3,286	6,573					11,772
Vacant Space	Qtr 9		3/12	2/17			10,155					11,772
Vacant Space	Qtr 10		6/12	5/17			10,155					11,772
Vacant Space	Qtr 11		9/12	8/17			10,155					3,924	7,848
Vacant Space	Qtr 12		12/12	11/17			3,385	6,770					12,125

Total Amount Per Year		87,868.00			84,525	225,295	81,256	34,817	15,923	78,127	312,864	128,556	137,133

Weighted Average Per SqFt					0.73	1.95	0.70	0.30	0.14	0.68	2.71	1.11	1.19

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 11
Supporting Schedule — Base Rent Abatements

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10			188,766
Caring People Alliance	220	7,252.00	4/04	3/11			68,508
WB Mason	230	7,993.00	12/07	12/17			43,008
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10			17,911
Relief of Widows and Ch	303	1,165.00	3/03	5/15		2,217	7,954
Contemporary Staffing S	307	1,500.00	12/06	11/10			14,171
AIMCO Regional Office	330	4,186.00	1/07	12/14		23,895	44,507
Equitrac Corporation	340	3,052.00	11/07	1/13			30,588
Michael Kleeman	350	3,505.00	7/06	6/10			33,111
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10			31,052
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	6,745		12,563
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10			15,001
Bayada Nurses	444	2,609.00	7/08	8/13	14,459		26,569
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14		20,539	38,256
Robert Cole PC	465	572.00	4/08	3/11			5,403
Public House Investment	475	646.00	7/08	3/13			6,474
Public House Investment	480	1,475.00	4/08	3/13			14,783
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11			83,374
K Shoe Repair	1803	186.00	12/08	1/14	2,356		4,388
Hot Tamales	1805	1,414.00	10/03	1/19	17,912		17,912
Trumark Financial Credi	1811	3,766.00	1/08	12/17			46,317
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10			23,062
Vacant Retail	1825		10/10	9/15			33,561
Subway	1827	898.00	4/05	3/10		8,788	27,875
JFK Dental	1829	2,588.00	8/05	6/10			55,882
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	15,138		15,138
7-Eleven Store	1833	3,042.00	12/06	11/11			67,656
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15		4,288	25,243
Vacant Space	Qtr 3		9/10	8/15			20,956
Vacant Space	Qtr 4		12/10	11/15			21,288
Vacant Space	Qtr 5		3/11	2/16			21,288
Vacant Space	Qtr 6		6/11	5/16			21,288
Vacant Space	Qtr 7		9/11	8/16			21,288
Vacant Space	Qtr 8		12/11	11/16			21,631
Vacant Space	Qtr 9		3/12	2/17			21,927
Vacant Space	Qtr 10		6/12	5/17			21,927
Vacant Space	Qtr 11		9/12	8/17			21,927
Vacant Space	Qtr 12		12/12	11/17			22,280

Total Amount Per Year		87,868.00			56,610	59,727	1,214,833

Weighted Average Per SqFt					0.49	0.52

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 12
Supporting Schedule — Absorption & Turnover Vacancy

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	58,281	29,140					101,345
Caring People Alliance	220	7,252.00	4/04	3/11		31,728					36,781
WB Mason	230	7,993.00	12/07	12/17									43,008
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	8,295						9,616
Relief of Widows and Ch	303	1,165.00	3/03	5/15						5,737
Contemporary Staffing S	307	1,500.00	12/06	11/10	2,188	4,375					7,608
AIMCO Regional Office	330	4,186.00	1/07	12/14						20,612
Equitrac Corporation	340	3,052.00	11/07	1/13				14,166					16,422
Michael Kleeman	350	3,505.00	7/06	6/10	15,334					17,259
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10		14,381					16,671
Cornerstone Consultantm	424A	1,217.00	1/09	1/14					5,818
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	6,948					7,819
Bayada Nurses	444	2,609.00	7/08	8/13				12,110					4,679
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14					11,467	5,906
Robert Cole PC	465	572.00	4/08	3/11		2,502					2,901
Public House Investment	475	646.00	7/08	3/13				2,998					3,476
Public House Investment	480	1,475.00	4/08	3/13				6,846					7,937
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11		28,500					33,039
K Shoe Repair	1803	186.00	12/08	1/14					1,524
Hot Tamales	1805	1,414.00	10/03	1/19
Trumark Financial Credi	1811	3,766.00	1/08	12/17									34,738
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10	8,138					9,159
Vacant Retail	1825		10/10	9/15						24,438
Subway	1827	898.00	4/05	3/10						7,580
JFK Dental	1829	2,588.00	8/05	6/10	19,410					21,846
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18									3,674
7-Eleven Store	1833	3,042.00	12/06	11/11		7,605	15,666					27,242
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15	16,431					11,096
Vacant Space	Qtr 3		9/10	8/15	26,290					11,096
Vacant Space	Qtr 4		12/10	11/15	36,149					3,699	7,619
Vacant Space	Qtr 5		3/11	2/16	39,436	6,573					11,429
Vacant Space	Qtr 6		6/11	5/16	39,435	16,431					11,429
Vacant Space	Qtr 7		9/11	8/16	39,436	26,290					11,429
Vacant Space	Qtr 8		12/11	11/16	39,435	36,149					3,810	7,848
Vacant Space	Qtr 9		3/12	2/17	39,436	39,436	6,770					11,772
Vacant Space	Qtr 10		6/12	5/17	39,435	39,435	16,924					11,772
Vacant Space	Qtr 11		9/12	8/17	39,436	39,436	27,079					11,772
Vacant Space	Qtr 12		12/12	11/17	39,435	39,435	37,234					3,924	8,083

Total Amount Per Year		87,868.00			512,948	361,416	103,673	36,120	18,809	146,247	253,677	74,330	122,017

Weighted Average Per SqFt					4.44	3.13	0.90	0.31	0.16	1.27	2.20	0.64	1.06

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 13
Supporting Schedule — Absorption & Turnover Vacancy

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10			188,766
Caring People Alliance	220	7,252.00	4/04	3/11			68,509
WB Mason	230	7,993.00	12/07	12/17			43,008
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10			17,911
Relief of Widows and Ch	303	1,165.00	3/03	5/15		6,650	12,387
Contemporary Staffing S	307	1,500.00	12/06	11/10			14,171
AIMCO Regional Office	330	4,186.00	1/07	12/14		23,895	44,507
Equitrac Corporation	340	3,052.00	11/07	1/13			30,588
Michael Kleeman	350	3,505.00	7/06	6/10			32,593
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10			31,052
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	6,745		12,563
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10			14,767
Bayada Nurses	444	2,609.00	7/08	8/13	9,640		26,429
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14		20,539	37,912
Robert Cole PC	465	572.00	4/08	3/11			5,403
Public House Investment	475	646.00	7/08	3/13			6,474
Public House Investment	480	1,475.00	4/08	3/13			14,783
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11			61,539
K Shoe Repair	1803	186.00	12/08	1/14	1,767		3,291
Hot Tamales	1805	1,414.00	10/03	1/19	13,434		13,434
Trumark Financial Credi	1811	3,766.00	1/08	12/17			34,738
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10		10,618	27,915
Vacant Retail	1825		10/10	9/15			24,438
Subway	1827	898.00	4/05	3/10		8,788	16,368
JFK Dental	1829	2,588.00	8/05	6/10			41,256
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	7,569		11,243
7-Eleven Store	1833	3,042.00	12/06	11/11			50,513
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15		12,864	40,391
Vacant Space	Qtr 3		9/10	8/15		4,288	41,674
Vacant Space	Qtr 4		12/10	11/15			47,467
Vacant Space	Qtr 5		3/11	2/16			57,438
Vacant Space	Qtr 6		6/11	5/16			67,295
Vacant Space	Qtr 7		9/11	8/16			77,155
Vacant Space	Qtr 8		12/11	11/16			87,242
Vacant Space	Qtr 9		3/12	2/17			97,414
Vacant Space	Qtr 10		6/12	5/17			107,566
Vacant Space	Qtr 11		9/12	8/17			117,723
Vacant Space	Qtr 12		12/12	11/17			128,111

Total Amount Per Year		87,868.00			39,155	87,642	1,756,034

Weighted Average Per SqFt					0.34	0.76

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 14
Supporting Schedule — Base Rental Step Revenue

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10			9,158	19,149	29,140	39,131	3,330	6,661	16,652
Caring People Alliance	220	7,252.00	4/04	3/11			1,813	5,439	9,065	12,691	7,252	906	4,532
WB Mason	230	7,993.00	12/07	12/17
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10			948	1,896	2,844	3,792		711	1,659
Relief of Widows and Ch	303	1,165.00	3/03	5/15							194	777	1,359
Contemporary Staffing S	307	1,500.00	12/06	11/10			625	1,375	2,125	2,875	500	438	1,188
AIMCO Regional Office	330	4,186.00	1/07	12/14							1,570	3,663	5,756
Equitrac Corporation	340	3,052.00	11/07	1/13					1,017	2,543	4,069	5,595	2,035
Michael Kleeman	350	3,505.00	7/06	6/10		438	2,191	3,943	5,696	5,257		1,752	3,505
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10			1,233	2,876	4,520	6,163	1,643	822	2,465
Cornerstone Consultantm	424A	1,217.00	1/09	1/14						406	1,014	1,623	2,231
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10		198	992	1,786	2,580	2,382		794	1,588
Bayada Nurses	444	2,609.00	7/08	8/13	1,957	3,261	4,566	3,479	109	1,413	2,718	4,022	4,783
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14							1,649	3,448	5,247
Robert Cole PC	465	572.00	4/08	3/11			143	429	715	1,001	572	71	357
Public House Investment	475	646.00	7/08	3/13					161	484	807	1,130	646
Public House Investment	480	1,475.00	4/08	3/13					369	1,106	1,844	2,581	1,475
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11
K Shoe Repair	1803	186.00	12/08	1/14
Hot Tamales	1805	1,414.00	10/03	1/19
Trumark Financial Credi	1811	3,766.00	1/08	12/17
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10
Vacant Retail	1825		10/10	9/15
Subway	1827	898.00	4/05	3/10
JFK Dental	1829	2,588.00	8/05	6/10
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18
7-Eleven Store	1833	3,042.00	12/06	11/11
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15		657	1,784	2,911	4,037	1,878	376	1,502	2,629
Vacant Space	Qtr 3		9/10	8/15		376	1,502	2,629	3,756	3,005	94	1,221	2,347
Vacant Space	Qtr 4		12/10	11/15		94	1,221	2,347	3,474	4,131		939	2,066
Vacant Space	Qtr 5		3/11	2/16			939	2,066	3,192	4,319	751	657	1,784
Vacant Space	Qtr 6		6/11	5/16			657	1,784	2,911	4,037	1,878	376	1,502
Vacant Space	Qtr 7		9/11	8/16			376	1,502	2,629	3,756	3,005	94	1,221
Vacant Space	Qtr 8		12/11	11/16			94	1,221	2,347	3,474	4,131		939
Vacant Space	Qtr 9		3/12	2/17				939	2,066	3,192	4,319	751	657
Vacant Space	Qtr 10		6/12	5/17				657	1,784	2,911	4,037	1,878	376
Vacant Space	Qtr 11		9/12	8/17				376	1,502	2,629	3,756	3,005	94
Vacant Space	Qtr 12		12/12	11/17				94	1,221	2,347	3,474	4,131

Total Amount Per Year		87,868.00			1,957	5,024	28,242	56,898	87,260	114,923	52,983	49,548	69,093

Weighted Average Per SqFt					0.02	0.04	0.24	0.49	0.76	0.99	0.46	0.43	0.60

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 15
Supporting Schedule — Base Rental Step Revenue

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	26,643	36,634	186,498
Caring People Alliance	220	7,252.00	4/04	3/11	8,158	11,784	61,640
WB Mason	230	7,993.00	12/07	12/17	2,997	6,994	9,991
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	2,607	3,555	18,012
Relief of Widows and Ch	303	1,165.00	3/03	5/15	1,942	1,553	5,825
Contemporary Staffing S	307	1,500.00	12/06	11/10	1,938	2,688	13,752
AIMCO Regional Office	330	4,186.00	1/07	12/14	7,849	2,093	20,931
Equitrac Corporation	340	3,052.00	11/07	1/13	636	2,162	18,057
Michael Kleeman	350	3,505.00	7/06	6/10	5,258	7,010	35,050
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	4,109	5,752	29,583
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	811	254	6,339
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	2,382	3,176	15,878
Bayada Nurses	444	2,609.00	7/08	8/13		1,087	27,395
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14	7,046	600	17,990
Robert Cole PC	465	572.00	4/08	3/11	643	929	4,860
Public House Investment	475	646.00	7/08	3/13	81	404	3,713
Public House Investment	480	1,475.00	4/08	3/13	184	922	8,481
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11
K Shoe Repair	1803	186.00	12/08	1/14
Hot Tamales	1805	1,414.00	10/03	1/19
Trumark Financial Credi	1811	3,766.00	1/08	12/17
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10
Vacant Retail	1825		10/10	9/15
Subway	1827	898.00	4/05	3/10
JFK Dental	1829	2,588.00	8/05	6/10
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18
7-Eleven Store	1833	3,042.00	12/06	11/11
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15	3,756	3,005	22,535
Vacant Space	Qtr 3		9/10	8/15	3,474	4,131	22,535
Vacant Space	Qtr 4		12/10	11/15	3,192	4,319	21,783
Vacant Space	Qtr 5		3/11	2/16	2,911	4,037	20,656
Vacant Space	Qtr 6		6/11	5/16	2,629	3,756	19,530
Vacant Space	Qtr 7		9/11	8/16	2,347	3,474	18,404
Vacant Space	Qtr 8		12/11	11/16	2,066	3,192	17,464
Vacant Space	Qtr 9		3/12	2/17	1,784	2,911	16,619
Vacant Space	Qtr 10		6/12	5/17	1,502	2,629	15,774
Vacant Space	Qtr 11		9/12	8/17	1,221	2,347	14,930
Vacant Space	Qtr 12		12/12	11/17	939	2,066	14,272

Total Amount Per Year		87,868.00			99,105	123,464	688,497

Weighted Average Per SqFt					0.86	1.07

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio :
Date : 3/3/10 Time : 11:15 am Ref# : ARL Page : 16
Supporting Schedule — CPI & Other Adjustment Revenue

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10
Caring People Alliance	220	7,252.00	4/04	3/11
WB Mason	230	7,993.00	12/07	12/17
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10
Relief of Widows and Ch	303	1,165.00	3/03	5/15
Contemporary Staffing S	307	1,500.00	12/06	11/10
AIMCO Regional Office	330	4,186.00	1/07	12/14
Equitrac Corporation	340	3,052.00	11/07	1/13
Michael Kleeman	350	3,505.00	7/06	6/10
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10
Cornerstone Consultantm	424A	1,217.00	1/09	1/14
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10
Bayada Nurses	444	2,609.00	7/08	8/13
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14
Robert Cole PC	465	572.00	4/08	3/11
Public House Investment	475	646.00	7/08	3/13
Public House Investment	480	1,475.00	4/08	3/13
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11			855	4,301	7,850	11,505	10,731		4,084
K Shoe Repair	1803	186.00	12/08	1/14						122	309	501	699
Hot Tamales	1805	1,414.00	10/03	1/19	277	1,395	2,546	3,731	4,952	6,210	7,506	8,840	10,214
Trumark Financial Credi	1811	3,766.00	1/08	12/17
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10		488	1,479	2,500	3,552	2,043	275	1,382	2,523
Vacant Retail	1825		10/10	9/15		651	3,276	5,980	8,765	8,175		3,020	6,132
Subway	1827	898.00	4/05	3/10		606	1,433	2,284	3,160	845	455	1,378	2,329
JFK Dental	1829	2,588.00	8/05	6/10		582	2,929	5,346	7,836	7,308		2,700	5,481
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	85	1,109	2,164	3,251	4,370	5,523	6,710	7,933	8,328
7-Eleven Store	1833	3,042.00	12/06	11/11				2,350	5,240	8,218	11,284	1,966	1,907
Central Parking	Garage	1.00	9/08	8/13					2,284	9,203	16,330	23,670	31,231
Vacant Space	Qtr 2		6/10	5/15
Vacant Space	Qtr 3		9/10	8/15
Vacant Space	Qtr 4		12/10	11/15
Vacant Space	Qtr 5		3/11	2/16
Vacant Space	Qtr 6		6/11	5/16
Vacant Space	Qtr 7		9/11	8/16
Vacant Space	Qtr 8		12/11	11/16
Vacant Space	Qtr 9		3/12	2/17
Vacant Space	Qtr 10		6/12	5/17
Vacant Space	Qtr 11		9/12	8/17
Vacant Space	Qtr 12		12/12	11/17

Total Amount Per Year		87,868.00			362	4,831	14,682	29,743	48,009	59,152	53,600	51,390	72,928

Weighted Average Per SqFt						0.04	0.13	0.26	0.42	0.51	0.46	0.44	0.63

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio :
Date : 3/3/10 Time : 11:16 am Ref# : ARL Page : 17
Supporting Schedule — CPI & Other Adjustment Revenue

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10
Caring People Alliance	220	7,252.00	4/04	3/11
WB Mason	230	7,993.00	12/07	12/17
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10
Relief of Widows and Ch	303	1,165.00	3/03	5/15
Contemporary Staffing S	307	1,500.00	12/06	11/10
AIMCO Regional Office	330	4,186.00	1/07	12/14
Equitrac Corporation	340	3,052.00	11/07	1/13
Michael Kleeman	350	3,505.00	7/06	6/10
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10
Cornerstone Consultantm	424A	1,217.00	1/09	1/14
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10
Bayada Nurses	444	2,609.00	7/08	8/13
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14
Robert Cole PC	465	572.00	4/08	3/11
Public House Investment	475	646.00	7/08	3/13
Public House Investment	480	1,475.00	4/08	3/13
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11	8,290	12,622	60,238
K Shoe Repair	1803	186.00	12/08	1/14	255	88	1,974
Hot Tamales	1805	1,414.00	10/03	1/19	939	1,075	47,685
Trumark Financial Credi	1811	3,766.00	1/08	12/17	3,126	7,389	10,515
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10	3,697	3,449	21,388
Vacant Retail	1825		10/10	9/15	9,336	12,637	57,972
Subway	1827	898.00	4/05	3/10	3,309	1,903	17,702
JFK Dental	1829	2,588.00	8/05	6/10	8,346	11,297	51,825
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18		1,135	40,608
7-Eleven Store	1833	3,042.00	12/06	11/11	5,233	8,659	44,857
Central Parking	Garage	1.00	9/08	8/13	39,019	47,040	168,777
Vacant Space	Qtr 2		6/10	5/15
Vacant Space	Qtr 3		9/10	8/15
Vacant Space	Qtr 4		12/10	11/15
Vacant Space	Qtr 5		3/11	2/16
Vacant Space	Qtr 6		6/11	5/16
Vacant Space	Qtr 7		9/11	8/16
Vacant Space	Qtr 8		12/11	11/16
Vacant Space	Qtr 9		3/12	2/17
Vacant Space	Qtr 10		6/12	5/17
Vacant Space	Qtr 11		9/12	8/17
Vacant Space	Qtr 12		12/12	11/17

Total Amount Per Year		87,868.00			81,550	107,294	523,541

Weighted Average Per SqFt					0.71	0.93

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio :
Date : 3/3/10 Time : 11:16 am Ref# : ARL Page : 18
Supporting Schedule — Expense Reimbursement Revenue

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	18,317	20,753	30,712	37,363	44,010	50,627	22,123	34,859	42,080
Caring People Alliance	220	7,252.00	4/04	3/11	7,977	6,162	11,146	13,561	15,972	18,373	12,455	12,652	15,273
WB Mason	230	7,993.00	12/07	12/17	8,792	9,056	9,328	9,608	11,150	13,796	15,750	19,197	8,353
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	13,918	2,148	2,915	3,545	4,176	4,806	1,868	3,306	3,992
Relief of Widows and Ch	303	1,165.00	3/03	5/15	1,282	1,665	2,136	2,524	2,911	1,868	1,769	2,273	2,695
Contemporary Staffing S	307	1,500.00	12/06	11/10	3,832	1,416	2,304	2,805	3,304	3,801	1,845	2,617	3,160
AIMCO Regional Office	330	4,186.00	1/07	12/14	4,605	4,743	4,885	5,032	5,183	4,003	6,362	8,167	9,680
Equitrac Corporation	340	3,052.00	11/07	1/13	3,357	3,458	3,562	2,751	4,683	5,694	6,442	7,757	4,725
Michael Kleeman	350	3,505.00	7/06	6/10	4,972	5,008	6,425	7,590	8,758	7,437	4,604	6,116	7,380
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	9,159	2,793	5,052	6,146	7,239	8,328	4,442	5,734	6,922
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	1,339	1,379	1,420	1,536	1,166	1,909	2,207	2,732	3,171
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	1,310	2,269	2,910	3,439	3,968	3,370	2,086	2,771	3,346
Bayada Nurses	444	2,609.00	7/08	8/13	2,870	2,956	3,045	2,352	4,002	4,867	5,508	6,632	6,943
AIMCO Resident Lounge	452	1,399.00	12/09	11/21	1,539	1,585	1,633	1,682	1,732	1,784	1,838	1,893	1,949
AIMCO Maintenance Room	454	966.00	12/09	11/21	1,063	1,094	1,127	1,161	1,196	1,232	1,269	1,307	1,346
SOMA	460	3,598.00	11/09	10/14	3,958	4,077	4,199	4,542	4,781	4,206	5,469	7,019	8,320
Robert Cole PC	465	572.00	4/08	3/11	629	486	880	1,069	1,258	1,450	982	997	1,205
Public House Investment	475	646.00	7/08	3/13	711	732	754	582	994	1,205	1,362	1,642	1,162
Public House Investment	480	1,475.00	4/08	3/13	1,623	1,671	1,721	1,330	2,263	2,752	3,113	3,748	2,656
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11	4,180	3,229	4,616	4,936	5,265	5,604	4,465	5,141	5,511
K Shoe Repair	1803	186.00	12/08	1/14	205	211	217	236	178	247	264	282	300
Hot Tamales	1805	1,414.00	10/03	1/19	1,555	1,602	1,650	1,700	1,751	1,803	1,857	1,913	1,970
Trumark Financial Credi	1811	3,766.00	1/08	12/17	4,143	4,267	4,395	4,527	4,839	6,085	7,006	8,631	3,936
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21	2,206	2,272	2,340	2,410	2,482	2,557	2,633	2,712	2,794
City Nails	1823	1,085.00	4/03	3/10	895	1,279	1,368	1,459	1,553	1,172	1,483	1,587	1,692
Vacant Retail	1825		10/10	9/15	796	4,136	5,304	6,270	7,233	6,145	3,802	4,077	4,359
Subway	1827	898.00	4/05	3/10	988	1,059	1,133	1,207	1,286	914	1,227	1,312	1,400
JFK Dental	1829	2,588.00	8/05	6/10	5,610	3,052	3,263	3,481	3,705	2,952	3,399	3,644	3,896
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	1,315	1,354	1,395	1,436	1,479	1,524	1,570	1,617	1,526
7-Eleven Store	1833	3,042.00	12/06	11/11	3,346	3,159	2,958	3,806	4,070	4,341	4,621	3,219	4,412
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15		741	1,652	2,403	3,151	2,581	3,425	4,397	5,210
Vacant Space	Qtr 3		9/10	8/15		741	1,652	2,403	3,151	2,839	3,425	4,397	5,210
Vacant Space	Qtr 4		12/10	11/15		741	1,652	2,403	3,151	3,574	2,467	3,931	4,745
Vacant Space	Qtr 5		3/11	2/16			910	1,661	2,409	3,157	2,345	3,931	4,745
Vacant Space	Qtr 6		6/11	5/16			910	1,661	2,409	3,156	2,531	3,931	4,745
Vacant Space	Qtr 7		9/11	8/16			910	1,661	2,409	3,157	2,718	3,931	4,745
Vacant Space	Qtr 8		12/11	11/16			910	1,661	2,409	3,156	3,400	2,541	3,864
Vacant Space	Qtr 9		3/12	2/17				749	1,500	2,247	2,798	2,405	3,864
Vacant Space	Qtr 10		6/12	5/17				749	1,500	2,246	2,798	2,585	3,864
Vacant Space	Qtr 11		9/12	8/17				749	1,500	2,247	2,798	2,767	3,864
Vacant Space	Qtr 12		12/12	11/17				749	1,500	2,246	2,798	3,454	2,617

Total Amount Per Year		87,868.00			116,492	101,294	133,389	156,935	187,676	205,458	165,324	203,824	213,627

Weighted Average Per SqFt					1.01	0.88	1.15	1.36	1.62	1.78	1.43	1.76	1.85

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:16 am Ref# : ARL Page : 19
Supporting Schedule — Expense Reimbursement Revenue

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10	50,276	58,097	409,217
Caring People Alliance	220	7,252.00	4/04	3/11	18,246	21,084	152,901
WB Mason	230	7,993.00	12/07	12/17	14,416	17,545	136,991
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10	4,770	5,513	50,957
Relief of Widows and Ch	303	1,165.00	3/03	5/15	3,171	2,564	24,858
Contemporary Staffing S	307	1,500.00	12/06	11/10	3,774	4,360	33,218
AIMCO Regional Office	330	4,186.00	1/07	12/14	11,395	6,353	70,408
Equitrac Corporation	340	3,052.00	11/07	1/13	5,504	6,698	54,631
Michael Kleeman	350	3,505.00	7/06	6/10	8,819	10,192	77,301
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10	8,271	9,556	73,642
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	1,952	2,223	21,034
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	3,996	4,618	34,083
Bayada Nurses	444	2,609.00	7/08	8/13	3,120	4,767	47,062
AIMCO Resident Lounge	452	1,399.00	12/09	11/21	2,008	2,068	19,711
AIMCO Maintenance Room	454	966.00	12/09	11/21	1,386	1,428	13,609
SOMA	460	3,598.00	11/09	10/14	9,795	4,479	60,845
Robert Cole PC	465	572.00	4/08	3/11	1,437	1,665	12,058
Public House Investment	475	646.00	7/08	3/13	1,166	1,420	11,730
Public House Investment	480	1,475.00	4/08	3/13	2,660	3,239	26,776
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11	5,893	6,287	55,127
K Shoe Repair	1803	186.00	12/08	1/14	217	286	2,643
Hot Tamales	1805	1,414.00	10/03	1/19	1,522	2,175	19,498
Trumark Financial Credi	1811	3,766.00	1/08	12/17	5,626	6,015	59,470
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21	2,878	2,964	28,248
City Nails	1823	1,085.00	4/03	3/10	1,801	1,435	15,724
Vacant Retail	1825		10/10	9/15	4,650	4,950	51,722
Subway	1827	898.00	4/05	3/10	1,490	1,124	13,140
JFK Dental	1829	2,588.00	8/05	6/10	4,157	4,424	41,583
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	1,429	1,839	16,484
7-Eleven Store	1833	3,042.00	12/06	11/11	4,718	5,033	43,683
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15	6,134	4,955	34,649
Vacant Space	Qtr 3		9/10	8/15	6,134	6,433	36,385
Vacant Space	Qtr 4		12/10	11/15	5,669	6,553	34,886
Vacant Space	Qtr 5		3/11	2/16	5,669	6,553	31,380
Vacant Space	Qtr 6		6/11	5/16	5,669	6,553	31,565
Vacant Space	Qtr 7		9/11	8/16	5,669	6,553	31,753
Vacant Space	Qtr 8		12/11	11/16	4,788	5,671	28,400
Vacant Space	Qtr 9		3/12	2/17	4,788	5,671	24,022
Vacant Space	Qtr 10		6/12	5/17	4,788	5,671	24,201
Vacant Space	Qtr 11		9/12	8/17	4,788	5,671	24,384
Vacant Space	Qtr 12		12/12	11/17	4,064	4,946	22,374

Total Amount Per Year		87,868.00			248,703	269,631	2,002,353

Weighted Average Per SqFt					2.15	2.33

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:16 am Ref# : ARL Page : 20
Supporting Schedule — Tenant Improvements

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10		246,978					286,315
Caring People Alliance	220	7,252.00	4/04	3/11		89,635					103,911
WB Mason	230	7,993.00	12/07	12/17									121,504
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10		23,435					27,167
Relief of Widows and Ch	303	1,165.00	3/03	5/15						16,207
Contemporary Staffing S	307	1,500.00	12/06	11/10		18,540					21,493
AIMCO Regional Office	330	4,186.00	1/07	12/14						58,233
Equitrac Corporation	340	3,052.00	11/07	1/13				40,020					46,394
Michael Kleeman	350	3,505.00	7/06	6/10	42,060						50,222
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10		40,627					47,098
Cornerstone Consultantm	424A	1,217.00	1/09	1/14					16,437
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	19,056						22,754
Bayada Nurses	444	2,609.00	7/08	8/13				34,211
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14						50,053
Robert Cole PC	465	572.00	4/08	3/11		7,070					8,196
Public House Investment	475	646.00	7/08	3/13				8,471					9,820
Public House Investment	480	1,475.00	4/08	3/13				19,341					22,422
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11		54,600						65,196
K Shoe Repair	1803	186.00	12/08	1/14					2,920
Hot Tamales	1805	1,414.00	10/03	1/19
Trumark Financial Credi	1811	3,766.00	1/08	12/17									66,551
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10	15,136					17,546
Vacant Retail	1825		10/10	9/15	72,375						48,222
Subway	1827	898.00	4/05	3/10	7,184					14,522
JFK Dental	1829	2,588.00	8/05	6/10	36,103						43,108
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18
7-Eleven Store	1833	3,042.00	12/06	11/11			45,020					52,191
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15	56,336					31,348
Vacant Space	Qtr 3		9/10	8/15	56,337					31,349
Vacant Space	Qtr 4		12/10	11/15	56,336						32,289
Vacant Space	Qtr 5		3/11	2/16		58,027					32,289
Vacant Space	Qtr 6		6/11	5/16		58,026					32,289
Vacant Space	Qtr 7		9/11	8/16		58,027					32,289
Vacant Space	Qtr 8		12/11	11/16		58,026						33,258
Vacant Space	Qtr 9		3/12	2/17			59,767					33,258
Vacant Space	Qtr 10		6/12	5/17			59,767					33,258
Vacant Space	Qtr 11		9/12	8/17			59,767					33,258
Vacant Space	Qtr 12		12/12	11/17			59,767						34,255

Total Amount Per Year		87,868.00			360,923	712,991	284,088	102,043	19,357	219,258	787,642	250,419	300,946

Weighted Average Per SqFt					3.12	6.17	2.46	0.88	0.17	1.90	6.82	2.17	2.60

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:16 am Ref# : ARL Page : 21
Supporting Schedule — Tenant Improvements

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10			533,293
Caring People Alliance	220	7,252.00	4/04	3/11			193,546
WB Mason	230	7,993.00	12/07	12/17			121,504
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10			50,602
Relief of Widows and Ch	303	1,165.00	3/03	5/15		18,788	34,995
Contemporary Staffing S	307	1,500.00	12/06	11/10			40,033
AIMCO Regional Office	330	4,186.00	1/07	12/14		67,508	125,741
Equitrac Corporation	340	3,052.00	11/07	1/13			86,414
Michael Kleeman	350	3,505.00	7/06	6/10			92,282
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10			87,725
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	19,055		35,492
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10			41,810
Bayada Nurses	444	2,609.00	7/08	8/13	40,850		75,061
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14		58,025	108,078
Robert Cole PC	465	572.00	4/08	3/11			15,266
Public House Investment	475	646.00	7/08	3/13			18,291
Public House Investment	480	1,475.00	4/08	3/13			41,763
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11			119,796
K Shoe Repair	1803	186.00	12/08	1/14	3,385		6,305
Hot Tamales	1805	1,414.00	10/03	1/19	25,737		25,737
Trumark Financial Credi	1811	3,766.00	1/08	12/17			66,551
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10			32,682
Vacant Retail	1825		10/10	9/15			120,597
Subway	1827	898.00	4/05	3/10		16,835	38,541
JFK Dental	1829	2,588.00	8/05	6/10			79,211
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	21,751		21,751
7-Eleven Store	1833	3,042.00	12/06	11/11			97,211
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15		36,341	124,025
Vacant Space	Qtr 3		9/10	8/15			87,686
Vacant Space	Qtr 4		12/10	11/15			88,625
Vacant Space	Qtr 5		3/11	2/16			90,316
Vacant Space	Qtr 6		6/11	5/16			90,315
Vacant Space	Qtr 7		9/11	8/16			90,316
Vacant Space	Qtr 8		12/11	11/16			91,284
Vacant Space	Qtr 9		3/12	2/17			93,025
Vacant Space	Qtr 10		6/12	5/17			93,025
Vacant Space	Qtr 11		9/12	8/17			93,025
Vacant Space	Qtr 12		12/12	11/17			94,022

Total Amount Per Year		87,868.00			110,778	197,497	3,345,942

Weighted Average Per SqFt					0.96	1.71

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:16 am Ref# : ARL Page : 22
Supporting Schedule — Leasing Commissions

		Month One	Lease	First	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9
For the Years Ending		Occupied Area	Start	Expiration	Dec-2010	Dec-2011	Dec-2012	Dec-2013	Dec-2014	Dec-2015	Dec-2016	Dec-2017	Dec-2018
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10		71,317					82,031
Caring People Alliance	220	7,252.00	4/04	3/11		25,883					29,771
WB Mason	230	7,993.00	12/07	12/17									34,713
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10		6,767					7,784
Relief of Widows and Ch	303	1,165.00	3/03	5/15						4,650
Contemporary Staffing S	307	1,500.00	12/06	11/10		5,354					6,158
AIMCO Regional Office	330	4,186.00	1/07	12/14						16,709
Equitrac Corporation	340	3,052.00	11/07	1/13				11,519					13,255
Michael Kleeman	350	3,505.00	7/06	6/10	12,510						14,389
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10		11,732					13,494
Cornerstone Consultantm	424A	1,217.00	1/09	1/14					4,723
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10	5,668						6,519
Bayada Nurses	444	2,609.00	7/08	8/13				9,847
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14						14,362
Robert Cole PC	465	572.00	4/08	3/11		2,042					2,348
Public House Investment	475	646.00	7/08	3/13				2,438					2,806
Public House Investment	480	1,475.00	4/08	3/13				5,567					6,406
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11		21,546						25,727
K Shoe Repair	1803	186.00	12/08	1/14					1,152
Hot Tamales	1805	1,414.00	10/03	1/19
Trumark Financial Credi	1811	3,766.00	1/08	12/17									26,262
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10	6,152					6,924
Vacant Retail	1825		10/10	9/15	26,055						19,029
Subway	1827	898.00	4/05	3/10	3,772					5,731
JFK Dental	1829	2,588.00	8/05	6/10	14,674						17,011
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18
7-Eleven Store	1833	3,042.00	12/06	11/11			17,766					20,595
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15	11,915					8,995
Vacant Space	Qtr 3		9/10	8/15	11,915					8,995
Vacant Space	Qtr 4		12/10	11/15	11,915						9,251
Vacant Space	Qtr 5		3/11	2/16		11,915					9,251
Vacant Space	Qtr 6		6/11	5/16		11,915					9,251
Vacant Space	Qtr 7		9/11	8/16		11,915					9,251
Vacant Space	Qtr 8		12/11	11/16		11,915						9,515
Vacant Space	Qtr 9		3/12	2/17			12,252					9,515
Vacant Space	Qtr 10		6/12	5/17			12,252					9,515
Vacant Space	Qtr 11		9/12	8/17			12,252					9,515
Vacant Space	Qtr 12		12/12	11/17			12,252						9,787

Total Amount Per Year		87,868.00			104,576	192,301	66,774	29,371	5,875	66,366	235,538	84,382	93,229

Weighted Average Per SqFt					0.91	1.66	0.58	0.25	0.05	0.57	2.04	0.73	0.81

The Sterling Commercial 1801 JFK Boulevard Philadelphia, PA	Software : ARGUS Ver. 14.0.2 File : The Sterling Commercial (1) Property Type : Office & Retail Portfolio : Date : 3/3/10 Time : 11:16 am Ref# : ARL Page : 23
Supporting Schedule — Leasing Commissions

		Month One	Lease	First	Year 10	Year 11
For the Years Ending		Occupied Area	Start	Expiration	Dec-2019	Dec-2020	Total
Tenant	Suite
Devereux Foundation	200	19,982.00	11/03	10/10			153,348
Caring People Alliance	220	7,252.00	4/04	3/11			55,654
WB Mason	230	7,993.00	12/07	12/17			34,713
Mid Atlantic Mortgage	301	1,896.00	10/07	9/10			14,551
Relief of Widows and Ch	303	1,165.00	3/03	5/15		5,353	10,003
Contemporary Staffing S	307	1,500.00	12/06	11/10			11,512
AIMCO Regional Office	330	4,186.00	1/07	12/14		19,235	35,944
Equitrac Corporation	340	3,052.00	11/07	1/13			24,774
Michael Kleeman	350	3,505.00	7/06	6/10			26,899
Wainstein, Yanks & Cohe	400	3,287.00	4/03	12/10			25,226
Cornerstone Consultantm	424A	1,217.00	1/09	1/14	5,437		10,160
Joel Oshtry, Esq.	433	1,588.00	1/03	6/10			12,187
Bayada Nurses	444	2,609.00	7/08	8/13	11,655		21,502
AIMCO Resident Lounge	452	1,399.00	12/09	11/21
AIMCO Maintenance Room	454	966.00	12/09	11/21
SOMA	460	3,598.00	11/09	10/14		16,533	30,895
Robert Cole PC	465	572.00	4/08	3/11			4,390
Public House Investment	475	646.00	7/08	3/13			5,244
Public House Investment	480	1,475.00	4/08	3/13			11,973
Hwa Yuan Restaurant	1801	3,800.00	7/06	6/11			47,273
K Shoe Repair	1803	186.00	12/08	1/14	1,336		2,488
Hot Tamales	1805	1,414.00	10/03	1/19	10,156		10,156
Trumark Financial Credi	1811	3,766.00	1/08	12/17			26,262
AIMCO Leasing Storefron	1821	2,005.00	1/10	12/21
City Nails	1823	1,085.00	4/03	3/10			13,076
Vacant Retail	1825		10/10	9/15			45,084
Subway	1827	898.00	4/05	3/10		6,643	16,146
JFK Dental	1829	2,588.00	8/05	6/10			31,685
Young’s Tailor and Clea	1831	1,195.00	12/08	11/18	8,583		8,583
7-Eleven Store	1833	3,042.00	12/06	11/11			38,361
Central Parking	Garage	1.00	9/08	8/13
Vacant Space	Qtr 2		6/10	5/15		10,355	31,265
Vacant Space	Qtr 3		9/10	8/15			20,910
Vacant Space	Qtr 4		12/10	11/15			21,166
Vacant Space	Qtr 5		3/11	2/16			21,166
Vacant Space	Qtr 6		6/11	5/16			21,166
Vacant Space	Qtr 7		9/11	8/16			21,166
Vacant Space	Qtr 8		12/11	11/16			21,430
Vacant Space	Qtr 9		3/12	2/17			21,767
Vacant Space	Qtr 10		6/12	5/17			21,767
Vacant Space	Qtr 11		9/12	8/17			21,767
Vacant Space	Qtr 12		12/12	11/17			22,039

Total Amount Per Year		87,868.00			37,167	58,119	973,698

Weighted Average Per SqFt					0.32	0.50

The Sterling Philadelphia, Pennsylvania	February 22, 2010 Addenda
APPRAISER QUALIFICATIONS
COGENT Realty Advisors, LLC

The Sterling Philadelphia, Pennsylvania	February 22, 2010 Addenda
STEVEN J. GOLDBERG, MAI, CCIM
MANAGING PARTNER
STEVEN J. GOLDBERG is the Managing Partner of Cogent Realty Advisors, LLC. His responsibilities include staff supervision, appraisal management, maintaining product quality, marketing and client development. In his current capacity, Mr. Goldberg oversees all valuation assignments involving real estate assets located in the Southwest region.
Mr. Goldberg has over 24 years of nationwide experience in real estate valuation, investment analysis and evaluation consultation. He has performed appraisals throughout the United States and has extensive experience in most markets situated in the Southwest and Southeast regions of the country. Mr. Goldberg’s particular area of expertise is in the appraisal and analysis of multifamily apartment projects. In addition to his expertise in the multifamily market, Mr. Goldberg has extensive experience in the appraisal of other income-producing properties including office buildings, retail properties, lodging facilities, industrial properties and mixed-use projects.
Mr. Goldberg has performed marketability, consultation and feasibility reports, has served as an expert witness and has testified in various state and federal courts. These activities have been performed on behalf of real estate investors, life insurance companies, pension funds, investment banking firms, foreign and domestic financial institutions, mortgage bankers, conduit lenders, real estate advisors, law firms and governmental agencies.
Mr. Goldberg received his Bachelor of Business Administration Degree from the University of Texas in Austin, with major concentrations in both Finance and Real Estate/Urban Land Economics. He is a designated member of the Appraisal Institute and the Commercial Investment Real Estate Institute having been awarded the MAI designation in 1989 and the CCIM designation in 1994. He has attended numerous continuing education courses and has completed the requirements under the continuing education program of the Appraisal Institute.
Mr. Goldberg is state certified as a General Real Estate Appraiser in Texas. He is also a licensed Real Estate Broker in the State of Texas. He is affiliated with the North Texas Commercial Association of Realtors, International Council of Shopping Centers and Mortgage Bankers Association.
COGENT Realty Advisors, LLC

The Sterling Philadelphia, Pennsylvania	February 22, 2010 Addenda
ROBERT T. DON, AICP
SENIOR APPRAISER
ROBERT T. DON, Senior Appraiser with Cogent Realty Advisors, LLC, has a strong background in real estate valuation, management, marketing, and consulting. He has 15 years of national experience within the real estate industry. As a real estate appraiser, Mr. Don has been engaged to perform valuation studies on a variety of complex commercial properties including mixed use developments, regional malls, marinas, and other special-use properties. He has significant valuation experience in most national markets.
Mr. Don has worked as an urban planning consultant and asset and marketing manager since 1977. He was manager of land development projects for several large real estate investment companies in Dallas, Texas. In this capacity, Mr. Don was responsible for the marketing and sale of large planned developments and the management of a diverse real estate portfolio. From 1978 to 1983, Mr. Don worked as a land use manager with the nation’s largest land owner, International Paper Company. In this capacity, he instituted a company-wide program for land use decisions, was a review appraiser, planner, and land manager of timberlands, plants, and facilities. In addition to these responsibilities, he became a specialist in timberland analysis and was the real estate manager for 1.2 million acres in the southeastern United States.
Between 1997 and 1978, Mr. Don worked as an urban planning consultant with Gruen Associates, Inc., a national architectural and engineering firm in New York City. During this time, he was consulting planner on diverse projects including expansion of the Metropolitan Museum of Modern Art; light-rail transit planning for Buffalo, New York; HUD new town planning for Flower Mound, Texas; feasibility studies for the reuse of the former Penn Central Railroad properties; and community impacts of industrial facility and military base closing.
Mr. Don received his Bachelor Degree of Urban Planning and Design from the University of Cincinnati in 1997. Since then, he has completed graduate work at the Real Estate Institute of New York University and appraisal course work at the Appraisal Institute. He has lectured extensively at universities throughout the United States and has authored articles on land use planning and real estate subjects. Mr. Don is both a licensed real estate broker and State Certified general appraiser in the State of Texas. He is a member of the American Planning Association. Mr. Don is a candidate for his MAI designation with the Appraisal Institute. In addition to extensive real estate course work, he has successfully completed certain requirements towards the MAI designation.
COGENT Realty Advisors, LLC